                                                FILED PURSUANT TO RULE 424(b)(3)
                                                   REGISTRATION NUMBER 333-51751

                              EPL PRO-LONG, INC.
                         245 Fischer Avenue, Suite A-1
                         COSTA MESA, CALIFORNIA  92626


                                                            August 21, 1998

Dear Shareholder:

     You are cordially invited to attend a special meeting of shareholders ("Special Meeting") of EPL Pro-Long, Inc., a California corporation ("EPL"), to be held at 6:00 p.m. local time on September 29, 1998 at the Atrium Hotel (formerly The Airporter), located at 18700 MacArthur Blvd., Irvine, California 92612.

     At the Special Meeting, you will be asked to consider and vote upon, and give your written consent to, a proposal (i) to approve the Agreement and Plan of Reorganization (the "Agreement") dated as of February 5, 1998, as amended June 29, 1998, between Prolong International Corporation ("PIC") and EPL, pursuant to which PIC will acquire substantially all of the assets and assume certain of the liabilities of EPL (the "Acquisition") and (ii) to approve a Plan of Dissolution (the "EPL Plan of Dissolution") to be effective immediately upon consummation of the Acquisition, pursuant to which EPL will be liquidated and dissolved (the "Dissolution" and, together with the Acquisition, the "Transaction"). Copies of the Agreement and EPL Plan of Dissolution are set forth in the accompanying Proxy Statement/Prospectus as Annex A and Annex B, respectively.

     The proposed Transaction requires certain regulatory approvals and the approval of the principal terms of the Agreement by the holders of a majority of the outstanding shares of the common stock of EPL (the "EPL Common Stock"), in addition to the satisfaction of other conditions. Shareholders who comply with certain requirements (described in the Proxy Statement/Prospectus under "THE TRANSACTION - Dissenters' Rights" and in Annex D to the Proxy Statement/Prospectus) may be entitled to dissenters' rights with respect to their shares. More detailed information about the Agreement and other matters relating to the Transaction and the Special Meeting are included in the accompanying Proxy Statement/Prospectus. You are urged to carefully review the Proxy Statement/Prospectus.

The Transaction
---------------

     Pursuant to the Agreement, as consideration for the Acquisition, PIC will issue and deliver to EPL an aggregate of approximately two million nine hundred ninety-three thousand thirty-five (2,993,035) shares of the common stock of PIC (the "PIC Common Stock"). Assuming that the Transaction is consummated, each shareholder of EPL will be entitled to receive in the Dissolution approximately one (1) share of PIC Common Stock for every two (2) shares of EPL Common Stock held by such shareholder (provided that certain shareholders will receive from EPL cash in lieu of any fractional share of PIC Common Stock such shareholder is otherwise entitled to receive). Management of EPL believes that the consideration to be paid by PIC pursuant to the terms of the Agreement is fair, from a financial point of view, to EPL's shareholders.

THERE WILL BE RESTRICTIONS ON THE ABILITY OF EACH EPL SHAREHOLDER WHO RECEIVES SHARES OF PIC COMMON STOCK TO SELL SUCH SHARES OF PIC COMMON STOCK FOLLOWING CONSUMMATION OF THE TRANSACTION, WHICH RESTRICTIONS ARE DISCUSSED BELOW AND IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

     Substantially all the assets of EPL are to be sold to PIC pursuant to the Agreement. In addition, substantially all the liabilities of EPL, including trade payables, will be assumed by PIC pursuant to the Agreement.

     The Transaction is intended to qualify as a tax-free reorganization under Sections 368(a)(1)(C) and (a)(2)(G) of the Internal Revenue Code of 1986, as amended (the "Code"). In order for the Transaction to qualify as a tax-free reorganization, among other things, EPL must be liquidated and dissolved pursuant to the EPL Plan of Dissolution. The EPL Plan of Dissolution provides for (i) the sale to PIC of substantially all of the assets of EPL, (ii) the payment of certain liabilities (which will occur at the closing of the Acquisition with respect to items such as the payment of transactional expenses and all other amounts which are then due), and (iii) a liquidating distribution to the EPL shareholders of the PIC Common Stock to be received by EPL pursuant to the Agreement.

     Assuming that the Transaction qualifies as a tax-free reorganization under the Code, the shareholders of EPL will not recognize taxable gain or loss upon receipt of shares of PIC Common Stock.

Resale Restrictions On PIC Common Stock
---------------------------------------

     There are two important restrictions on the ability of the EPL shareholders to realize immediately the value of the PIC Common Stock which they will receive in the Dissolution:

          First, if the Transaction is approved by a majority of the shares of EPL Common Stock, each shareholder of EPL is agreeing that all PIC Common Stock to be received by EPL in connection with the Acquisition and by each EPL shareholder in the Dissolution shall be subject to the transfer restriction set forth as Exhibit D to the Agreement which is set forth as Annex A to the Proxy Statement/Prospectus (the "Transfer Restriction"). All PIC Common Stock shall be issued with a restrictive legend referencing the Transfer Restriction. The Transfer Restriction provides that, for a period of 365 days following the date of the Closing (as defined in the Agreement), each shareholder of EPL will not, without the prior written consent of PIC, directly or indirectly:

          [S]ell, offer to sell, solicit an offer to sell, contract or grant any option or warrant to sell (including, without limitation, any short sale), register, pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise transfer or dispose of any shares of the capital stock of PIC, options or warrants to acquire shares of the capital stock of PIC, securities exchangeable or exercisable for or convertible into shares of the capital stock of PIC or any rights to purchase or acquire capital stock of PIC or enter into any hedging transaction that is likely to result in a transfer of capital stock of PIC currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by such shareholder, including capital stock which may be deemed to be beneficially owned by such shareholder in accordance with the rules and regulations of the Securities and Exchange Commission, otherwise than (i) as a bona fide gift or gifts, including, without limitation, transfers to beneficiaries or trusts for estate planning purposes, provided the donee or donees thereof agree in writing to be bound by the terms of this restriction and deliver a copy of such donee's assumption to PIC, or (ii) as a distribution to affiliates of such shareholder, if any, provided that distributees thereof agree in writing to be bound by the terms of this restriction and deliver a copy of such distributee's assumption to PIC, or publicly announce such shareholder's intention to do any of the foregoing.

          Second, for two years after consummation of the Acquisition, shares of PIC Common Stock distributed to shareholders of EPL who may be deemed affiliates of EPL (which generally includes directors, executive officers and 10% shareholders of EPL) may only be sold (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), (ii) pursuant to Rule 144 under the Securities Act in accordance with the volume and manner of sale restrictions set forth therein or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act.

Other Liabilities Of EPL Shareholders
-------------------------------------

     The shareholders of EPL may have certain residual liabilities after the Transaction. Shareholders of EPL may be liable under California state law to the remaining unsatisfied creditors of EPL, if any, following EPL's liquidation and dissolution. Such liabilities are limited to the value of the property each shareholder receives in connection with the Dissolution. These liabilities are explained in the accompanying Proxy Statement/Prospectus.

AS YOU CONSIDER YOUR VOTE ON THE TRANSACTION, PLEASE KEEP IN MIND THAT EPL HAS BEEN REPRESENTED IN THE NEGOTIATION OF THE ACQUISITION AND THE PREPARATION OF DOCUMENTS RELATING TO THE ACQUISITION AND THE DISSOLUTION BY THE LAW FIRM OF GARY C. WYKIDAL & ASSOCIATES. PIC HAS BEEN REPRESENTED IN THE NEGOTIATION OF THE ACQUISITION AND THE PREPARATION OF DOCUMENTS RELATING TO THE ACQUISITION BY THE LAW FIRM OF STRADLING YOCCA CARLSON & RAUTH. NEITHER OF THE FOREGOING LAW FIRMS HAS REPRESENTED THE INTERESTS OF ANY OF THE SHAREHOLDERS OF EPL WITH RESPECT TO THE TRANSACTION OR THE RIGHTS, LIABILITIES AND OBLIGATIONS OF ANY OF THE SHAREHOLDERS OF EPL ARISING FROM THE TRANSACTION OR THE FEDERAL OR STATE TAX CONSEQUENCES THEREOF AND, THEREFORE, EACH SHAREHOLDER IS ENCOURAGED TO RETAIN THEIR OWN COUNSEL AND/OR OBTAIN INDEPENDENT

TAX AND FINANCIAL ADVICE. IN THE EVENT OF A DISPUTE OR CLAIM ARISING UNDER THE AGREEMENT OR OTHERWISE IN CONNECTION WITH THE TRANSACTION, NEITHER GARY C. WYKIDAL & ASSOCIATES, NOR STRADLING YOCCA CARLSON & RAUTH WOULD REPRESENT ANY OF THE SHAREHOLDERS OF EPL AND ANY SUCH SHAREHOLDER WOULD NEED TO RETAIN SEPARATE COUNSEL.

     Enclosed are a (i) Notice of Special Meeting, (ii) Proxy
Statement/Prospectus and (iii) form of proxy for the Special Meeting. The Proxy Statement/Prospectus describes in more detail the Transaction, including a description of the conditions to consummation of the Transaction and the effects of the Acquisition on the rights of the EPL shareholders.

     The affirmative vote and written consent of the holders of a majority of the outstanding shares of EPL Common Stock entitled to vote at the Special Meeting is required to approve the Transaction. The Board of Directors of EPL has determined that the Transaction is in the best interests of EPL and its shareholders and, accordingly, has unanimously approved the Transaction and unanimously recommends that you vote FOR approval of the Transaction.

     It is important that your shares be represented at the Special Meeting, either in person or by proxy. Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy and return it in the enclosed postage pre-paid envelope. Your proxy will be revocable by filing with the Secretary a written revocation or a proxy bearing a later date at any time prior to the time it is voted, or by attending the Special Meeting and voting in person. Your prompt cooperation will be greatly appreciated.

     I look forward to seeing you at the Special Meeting.

                                        Sincerely,


                                         /s/ MICHAEL R. DAVIS
                                        ----------------------------------------
                                        Michael R. Davis, President

                              EPL PRO-LONG, INC.
                         245 Fischer Avenue, Suite A-1
                         COSTA MESA, CALIFORNIA  92626
                                  __________

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                         To be Held September 29, 1998
                                  __________


To the Shareholders of EPL Pro-Long, Inc.:

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of EPL Pro-Long, Inc. ("EPL") will be held at the Atrium Hotel (formerly The Airporter), located at 18700 MacArthur Blvd., Irvine, California 92612, at 6:00 p.m., local time on September 29, 1998 for the following purposes:

     1.  The Transaction.  To consider, vote upon and give written consent to a
         ---------------
proposal (i) to approve the Agreement and Plan of Reorganization (the "Agreement") dated as of February 5, 1998, as amended June 29, 1998, between Prolong International Corporation ("PIC") and EPL, pursuant to which PIC will acquire substantially all of the assets and assume certain liabilities of EPL (the "Acquisition") and (ii) to approve a Plan of Dissolution of EPL (the "EPL Plan of Dissolution") to be effective immediately after consummation of the Acquisition, pursuant to which EPL will be liquidated and dissolved (the "Dissolution" and, together with the Acquisition, the "Transaction"). A copy of the Agreement is set forth in Annex A to the accompanying Proxy Statement/Prospectus. A copy of the EPL Plan of Dissolution, which provides the terms for the Dissolution, is set forth in Annex B to the accompanying Proxy Statement/Prospectus.

     2.  Other Business.  To transact such other business as may properly come
         --------------
before the Special Meeting or any adjournments or postponements thereof.

     Only shareholders of record at the close of business on July 1, 1998 (the "Record Date") are entitled to receive notice of and to vote at the Special Meeting or any adjournment thereof. Holders of common stock, no par value per share, of EPL ("EPL Common Stock") held of record at the close of business on the Record Date are entitled to one vote per share on each matter considered and voted on at the Special Meeting. The affirmative vote and written consent of the holders of a majority of the outstanding EPL Common Stock entitled to vote at the Special Meeting is required to approve the Transaction. A list of shareholders as of the Record Date will be open for examination during the Special Meeting.

THE BOARD OF DIRECTORS OF EPL HAS DETERMINED THAT THE TRANSACTION IS IN THE BEST INTERESTS OF EPL AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS OF EPL UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE TRANSACTION.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              /s/ LOIS M. MILLER
                              ----------------------------------
                              Lois M. Miller, Secretary


August 21, 1998


PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. UNLESS OTHERWISE INSTRUCTED, EACH VALID PROXY CARD RETURNED THAT IS NOT REVOKED WILL BE VOTED "AGAINST" APPROVAL OF THE TRANSACTION AND, IN THE DISCRETION OF THE PROXY HOLDER, VOTED "FOR" ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING.

                              EPL PRO-LONG, INC.

                                PROXY STATEMENT
                                  __________

                                  PROSPECTUS

                       PROLONG INTERNATIONAL CORPORATION

                                 COMMON STOCK
                         (PAR VALUE $0.001 PER SHARE)

     This Proxy Statement/Prospectus (this "Proxy Statement/Prospectus") is being furnished to shareholders of EPL Pro-Long, Inc., a California corporation ("EPL"), in connection with the solicitation of proxies by the Board of Directors of EPL for use at a special meeting of shareholders to be held at 6:00 p.m., local time on September 29, 1998, at the Atrium Hotel (formerly The Airporter), located at 18700 MacArthur Blvd., Irvine, California 92612, and at any adjournment thereof (the "EPL Special Meeting"). The purpose of the EPL Special Meeting is to consider and vote upon a proposal to (i) approve the Agreement and Plan of Reorganization (the "Agreement") dated as of February 5, 1998, as amended June 29, 1998, between Prolong International Corporation ("PIC") and EPL, pursuant to which PIC will acquire substantially all of the assets and assume certain of the liabilities of EPL (the "Acquisition") and to
(ii) approve a Plan of Dissolution of EPL (the "EPL Plan of Dissolution") to be effective immediately after consummation of the Acquisition, pursuant to which EPL will be liquidated and dissolved (the "Dissolution" and, together with the Acquisition, the "Transaction"). A copy of the Agreement is set forth in Annex A to this Proxy Statement/Prospectus. A copy of the EPL Plan of Dissolution, which provides the terms for the Dissolution, is set forth in Annex B to this Proxy Statement/Prospectus. This Proxy Statement/Prospectus and the form of proxy for the Special Meeting will be first sent to shareholders of EPL on or about August 21, 1998. The expenses of soliciting proxies for the EPL Special Meeting will be borne by EPL. EPL intends to solicit shareholders of record by mail, telephone or personal contact.

     This Proxy Statement/Prospectus also constitutes the prospectus of Pic relating to the issuance of shares of common stock, par value $0.001 per share, of Pic ("Pic Common Stock") to EPL pursuant to the terms of the Agreement. PIC has filed a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering the shares of PIC Common Stock to be issued pursuant to the Agreement.

SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY SHAREHOLDERS WITH RESPECT TO THE ACQUISITION.

THE SHARES OF PIC COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE ACQUISITION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Proxy Statement/prospectus is August 21, 1998.

                             AVAILABLE INFORMATION

     PIC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison, 14th Floor, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

     This Proxy Statement/Prospectus constitutes a part of the Registration Statement, which has been filed by PIC with the Commission under the Securities Act. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information relating to PIC and the PIC Common Stock offered hereby, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates. Statements contained in this Proxy Statement/Prospectus concerning the provisions of certain documents filed as exhibits to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such document filed as an exhibit to the Registration Statement.


     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     All information contained herein with respect to PIC and its subsidiaries has been supplied by PIC, and all information with respect to EPL has been supplied by EPL.

                               TABLE OF CONTENTS

                                                                              Page
SUMMARY.....................................................................     1
     Parties to the Acquisition.............................................     1
     EPL Special Meeting....................................................     2
     PIC Corporate Action...................................................     2
     The Acquisition........................................................     2
     Opinion of EPL's Financial Advisor.....................................     4
     Interests of Certain Persons in the Transaction........................     4
     The Dissolution........................................................     4
     Governmental Approvals Required........................................     4
     Federal Income Tax Consequences........................................     4
     Accounting Treatment...................................................     5
     Dissenters' Rights.....................................................     5
     Comparison of Shareholder Rights.......................................     5
     Comparative Market Value...............................................     6
     Unaudited Pro Forma Combined Financial Data............................     7
     Comparative Per Share Information......................................     8

RISK FACTORS................................................................     9
     Federal Income Tax Risks Relating to the Transaction...................     9
     Managing Growth........................................................    10
     Need to Raise Capital for Growth.......................................    10
     Historic Reliance on Direct Response Sales.............................    10
     Dependence on Key Management Personnel.................................    11
     Risk of Product Liability..............................................    11
     Competition............................................................    11
     Market Volatility......................................................    12
     Costs of Components....................................................    12
     Limited Operating History..............................................    12
     Dependence on Third Party Supply Relationships.........................    13
     Product Concentration..................................................    13
     Risk of Declining Selling Prices.......................................    13
     Dependence on International Sales for Future Growth....................    14
     Environmental Compliance...............................................    14
     Control by Management and Existing Stockholders........................    15
     Risks Associated With Potential "Year 2000" Problems of Third Parties..    15
     Effects of Preferred Stock on the Rights of Common Stock...............    15
     Residual Liability.....................................................    16

EPL SPECIAL MEETING.........................................................    17
     Time, Date, Place and Purpose..........................................    17
     Record Date and Shares Entitled to Vote................................    17
     Recommendation of EPL Board of Directors...............................    17
     Proxies................................................................    17

THE TRANSACTION.............................................................    19
     General................................................................    19
     Terms of the Agreement.................................................    19
     The Dissolution........................................................    21
     Reasons for the Transaction............................................    22
     Description Of PIC's Securities To Be Registered.......................    23
     Regulatory Approvals...................................................    23

     Interests of Certain Persons in the Transaction........................    23
     Accounting Treatment...................................................    24
     Federal Income Tax Consequences........................................    24
     Opinion of EPL's Financial Advisor.....................................    26
     Dissenters' Rights.....................................................    34
     Resales of PIC Common Stock............................................    35

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.................    37

BUSINESS OF PIC.............................................................    43
     General................................................................    43
     Products...............................................................    43
     Current Markets for Prolong's Products.................................    47
     Future Markets for Prolong's Products..................................    48
     Geographic Markets.....................................................    49
     Marketing and Distribution of the Products.............................    50
     Competition............................................................    51
     Production.............................................................    52
     Customers..............................................................    53
     Intellectual Property..................................................    53
     Royalty Agreements.....................................................    54
     Employees..............................................................    54

PROPERTIES OF PIC...........................................................    55

LEGAL PROCEEDINGS INVOLVING PIC.............................................    55

MARKET PRICE OF AND DIVIDENDS ON PIC'S COMMON EQUITY........................    56

COMMON STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPLE
  STOCKHOLDERS OF PIC.......................................................    57

DIRECTORS AND EXECUTIVE OFFICERS OF PIC.....................................    59

EXECUTIVE COMPENSATION......................................................    61

PIC BOARD REPORT ON EXECUTIVE COMPENSATION..................................    66

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................    68

SELECTED FINANCIAL DATA - PIC...............................................    69

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS OF PIC................................    70

BUSINESS OF EPL.............................................................    76

MARKET PRICE OF AND DIVIDENDS ON EPL'S COMMON EQUITY........................    76

COMMON STOCK OWNERSHIP BY MANAGEMENT AND
  PRINCIPLE SHAREHOLDERS OF EPL.............................................    77

SELECTED FINANCIAL DATA - EPL...............................................    78

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS OF EPL..................................   79

CERTAIN DIFFERENCES IN THE RIGHTS OF PIC AND EPL SHAREHOLDERS................   82
  Authorized Capital Stock...................................................   82
  Removal of Directors.......................................................   82
  Annual Meetings............................................................   83
  Notice of Nominations......................................................   83
  Special Meetings...........................................................   83
  Proxies....................................................................   84
  Quorum.....................................................................   84
  Voting Rights..............................................................   84
  Amendment of Articles of Incorporation and Bylaws..........................   85
  Exculpation and Indemnification............................................   85
  Dissolution................................................................   86

EXPERTS......................................................................   87

LEGAL MATTERS................................................................   87

STOCKHOLDER PROPOSALS........................................................   87

ANNEX A -- AGREEMENT AND PLAN OF REORGANIZATION..............................   A-1

ANNEX B -- EPL PLAN OF DISSOLUTION...........................................   B-1

ANNEX C -- FAIRNESS OPINION OF NORTH AMERICAN CAPITAL PARTNERS...............   C-1

ANNEX D -- CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW
DISSENTERS' RIGHTS...........................................................   D-1

INDEX TO FINANCIAL STATEMENTS................................................   F-1

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto included in this Proxy Statement/Prospectus. The Agreement is set forth in Annex A to this Proxy Statement/Prospectus and reference is hereby made thereto for a complete description of the terms of the Acquisition. The EPL Plan of Dissolution is set forth in Annex B to this Proxy Statement/Prospectus, and reference is hereby made thereto for a complete description of the Dissolution. Shareholders of EPL are urged to read carefully this Proxy Statement/Prospectus and the attached Annexes in their entirety, and in particular the section entitled "Risk Factors."

PARTIES TO THE ACQUISITION

     PIC. PIC is a Nevada corporation that was incorporated on August 24, 1981 as Giguere Industries, Incorporated ("Giguere"). On September 14, 1981, Giguere consummated a merger with Medical International, Inc., a Utah corporation, pursuant to which Giguere was the surviving entity. Prior to the merger with Giguere, Medical International, Inc. had completed an offering of its common stock which was exempt from registration under the Securities Act by reason of Regulation A thereunder. All of the outstanding shares of Medical International, Inc. common stock were exchanged for shares of Giguere as part of the plan of merger. Subsequent to the merger, Giguere conducted operations for several years until it liquidated its assets in order to satisfy its creditors and discontinued operations in 1987. Giguere was inactive and held no significant assets from 1987 to June 21, 1995.

     On June 21, 1995, Giguere acquired all of the outstanding common stock of Prolong Super Lubricants, Inc., a Nevada corporation ("PSL"), in a share exchange with PSL's then existing shareholders (the "Reorganization") and changed its name from Giguere to Prolong International Corporation. Since the Reorganization, PIC has changed its focus from being a company without operations, a business or significant assets, to that of a holding company for its wholly-owned operating subsidiary, PSL. PIC, through PSL (referred to collectively in the operational context with PIC as "Prolong"), is engaged in the manufacture, sale and worldwide distribution of a line of high performance lubrication products which are based on a patented extreme pressure lubricant additive for use in metal lubrication, commonly referred to as anti-friction metal treatment ("AFMT"). PSL currently holds an exclusive, worldwide license to manufacture, sell and distribute lubrication products based on AFMT and to use the "Prolong" name. This license was acquired from EPL in 1993.

     PIC Common Stock is traded on the American Stock Exchange (the "AMEX") under the symbol "PRL." PIC's principal executive offices are located at 6 Thomas, Irvine, California, 92618, and its telephone number is (949) 587-2700.

     EPL. EPL is a California corporation that was incorporated on July 27, 1988. EPL owns an AFMT patent. EPL licenses the right to use the AFMT formula and the "Prolong" name exclusively to PSL. Aside from actions taken with respect to its patent ownership, such as receiving royalty payments from PSL, EPL conducts no significant business activities.

     EPL Common Stock has no established public trading market. EPL's principal executive offices are located at 245 Fischer Avenue, Suite A-1, Costa Mesa, California 92626, and its telephone number is (949) 751-8505.

EPL SPECIAL MEETING


     Time, Place and Date. The EPL Special Meeting will be held on September 29, 1998, at 6:00 p.m., local time, at the Atrium Hotel (formerly The Airporter), located at 18700 MacArthur Blvd., Irvine, California 92612.

     Purpose of the EPL Special Meeting. At the EPL Special Meeting, shareholders will consider and vote upon a proposal to approve the Transaction and transact such other business as may properly come before the EPL Special Meeting. See "EPL SPECIAL MEETING."

     Record Date; Votes Required; Security Ownership of Management. Only shareholders of record at the close of business on July 1, 1998 are entitled to notice of and to vote at the EPL Special Meeting (the "Record Date"). As of the close of business on the Record Date, there were six million six hundred eighty-six thousand seventy (6,686,070) shares of EPL Common Stock issued and outstanding held by approximately two hundred ninety-one (291) holders of record. Holders of EPL Common Stock on the Record Date are entitled to one vote per share on each matter considered and voted on at the EPL Special Meeting.
The affirmative vote and written consent of the holders of a majority of the outstanding shares of EPL Common Stock entitled to vote at the EPL Special Meeting is required to approve the Transaction. As of the Record Date, directors and executive officers of EPL beneficially owned in the aggregate three million nine hundred two thousand five hundred thirty-five (3,902,535) shares of EPL Common Stock (or approximately 58% of the issued and outstanding EPL Common Stock). Each of the directors and executive officers of EPL has advised EPL that he intends to vote his shares of EPL Common Stock to approve the Transaction.

     Recommendation of the EPL Board of Directors. The Board of Directors of EPL (the "EPL Board") has determined that the Transaction is in the best interests of EPL and its shareholders and has unanimously approved the Transaction. Accordingly, the EPL Board unanimously recommends that the shareholders of EPL vote FOR approval of the Transaction. In deciding to approve the Transaction, the EPL Board considered a number of factors. See "THE TRANSACTION -- Reasons for the Transaction."

     Proxies. The proxy accompanying this Proxy Statement/Prospectus is solicited on behalf of the EPL Board for use at the EPL Special Meeting. All shares of EPL Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted against approval of the Transaction and, in the discretion of the proxy holder, voted for any other matter which may properly come before the EPL Special Meeting.

PIC CORPORATE ACTION

     The Board of Directors of PIC (the "PIC Board") has unanimously determined that the Acquisition is in the best interests of PIC and its stockholders and has approved the Acquisition. The stockholders of PIC are not required to take any action in connection with the Acquisition.

THE ACQUISITION

     General. The Agreement provides that PIC will purchase substantially all of the assets (the "Assets") and assume certain of the liabilities of EPL (the "Assumed Liabilities") and, in consideration thereof, issue and deliver to EPL at the closing of the Acquisition (the "Closing") one certificate representing two million nine hundred ninety-three thousand thirty-five (2,993,035) shares of PIC Common Stock. The Transaction is intended to qualify as a tax-free reorganization under Sections 368(a)(1)(C) and
(a)(2)(G) of the Internal Revenue Code of 1986, as amended (the "Code") and, accordingly, EPL will be required to consummate the Dissolution following consummation of the Acquisition. Pursuant to the Dissolution, EPL will distribute all of its assets, including the shares of PIC Common Stock issued to EPL pursuant to the Agreement, to its shareholders. See "THE TRANSACTION -- The Dissolution."

     Conditions to the Acquisition. Consummation of the Acquisition is subject to various conditions, including, among others, (a) the approval of the Transaction by the requisite vote of the holders of EPL Common Stock and (b) the effectiveness of the Registration Statement of which this Proxy Statement/ Prospectus is a part. See "THE TRANSACTION -- Terms of the Agreement
Conditions to Each Party's Obligation to Effect the Acquisition; -- Conditions to PIC's Obligation to Effect the Acquisition; -- Conditions to EPL's Obligation to Effect the Acquisition."

     Amendment. The Agreement may be amended by mutual agreement of the parties thereto. Any amendment to the Agreement must be in writing and signed by the parties to the Agreement.

     Termination. The Agreement may be terminated at any time prior to the date of the Closing (the "Closing Date") (a) by mutual agreement of EPL and PIC or
(b) by PIC or EPL if the Closing has not occurred on or before 5:00 p.m. Pacific Standard Time on December 31, 1998.

     Fees and Expenses. EPL will bear all federal, state and local income taxes and franchise taxes arising in connection with the transactions contemplated by the Agreement, if any. All other costs and expenses, including legal and accounting fees, will be borne by the party incurring such costs and expenses. See "THE TRANSACTION -- Terms of the Agreement -- Fees and Expenses."

     Indemnification. Under the Agreement, EPL has agreed to indemnify PIC for losses resulting from (a) the breach of any warranty or any inaccuracy of any representation made by EPL or (b) the breach of any covenant or agreement made by EPL pursuant to the Agreement or any ancillary documents thereto. PIC has agreed in the Agreement to indemnify EPL for losses relating to (a) the breach of any warranty or any inaccuracy of any representation made by PIC or (b) the breach of any covenant or agreement made by PIC pursuant to the Agreement or any ancillary documents thereto. With certain exceptions, EPL will not be liable to PIC for indemnification except to the extent that such party's indemnifiable losses exceed an individual indemnification deductible of twenty-five thousand dollars ($25,000) in amount unless and until the total of all claims and liabilities covered by indemnification under the Agreement exceeds the aggregate indemnification deductible of one hundred fifty thousand dollars ($150,000). In addition, the liability of EPL for indemnification of PIC shall be limited to an aggregate amount equal to the value of the PIC Common Stock issued to EPL pursuant to the Agreement. See "THE TRANSACTION -- Terms of the Agreement -- Indemnification."

OPINION OF EPL'S FINANCIAL ADVISOR

     North American Capital Partners ("NACP") has delivered its written opinion to the EPL Board of Directors to the effect that as of April 27, 1998, the date of such opinion, the terms of the Acquisition are fair, from a financial point of view, to the holders of EPL Common Stock. A copy of the NACP's opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by NACP, is attached as Annex C to this Proxy Statement/Prospectus. Shareholders of EPL are urged to read the written opinion carefully and in its entirety. See "THE TRANSACTION -- Opinion of EPL's Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     In considering the Transaction contemplated by the Agreement, shareholders of EPL should be aware that Gary C. Wykidal, legal counsel to EPL in connection with the Transaction, is also a shareholder of EPL. See "THE TRANSACTION -- Interests of Certain Persons in the Transaction."


THE DISSOLUTION

     The Transaction is intended to qualify as a tax-free reorganization under Sections 368(a)(1)(C) and (a)(2)(G) of the Code. In order to qualify, among other things, "substantially all of the properties" of EPL must be transferred to PIC and EPL must be liquidated and dissolved. Therefore, the Dissolution pursuant to the EPL Plan of Dissolution is an integral part of the Transaction. See "THE TRANSACTION -- The Dissolution."

GOVERNMENT APPROVALS REQUIRED

     Other than the filing with the Commission of the Registration Statement and this Proxy Statement/Prospectus and compliance with applicable state securities laws and regulations, PIC and EPL are not aware of any federal, state or foreign regulatory requirements that must be complied with or approvals that must be obtained in connection with the Transaction.

FEDERAL INCOME TAX CONSEQUENCES

     The Transaction is intended to qualify as a tax-free reorganization under Sections 368(a)(1)(C) and (a)(2)(G) of the Code. If the Transaction does so qualify, neither EPL nor the shareholders of EPL will recognize taxable gain or loss upon the receipt of shares of PIC Common Stock in connection with the Acquisition or Dissolution, respectively. EPL, however, will recognize gain in the Dissolution upon the sale or distribution of any appreciated assets that are not acquired by PIC in the Acquisition. Furthermore, the shareholders of EPL will recognize gain in the Dissolution in an amount equal to the lesser of (i) the fair market value of the property other than PIC Common Stock (including any cash payment in lieu of a fractional share of PIC Common Stock) distributed to him or her and (ii) the gain realized by the shareholders in the Transaction. See "THE TRANSACTION -- Federal Income Tax Consequences."

ACCOUNTING TREATMENT

     For financial accounting purposes, the Acquisition will be accounted for by PIC using the purchase method of accounting in accordance with generally accepted accounting principles. See "THE TRANSACTION -- Accounting Treatment."

DISSENTERS' RIGHTS

     Under Chapter 13 of the California Corporations Code ("Chapter 13"), the full text of which is attached to this Proxy Statement/Prospectus as Annex D, holders of record of EPL Common Stock are entitled to dissenters' rights in connection with the Transaction. If the Transaction is approved by the EPL shareholders and consummated, any EPL shareholder who did not vote to approve the Transaction, subject to compliance with certain procedures, has rights as a dissenting shareholder to have his or her shares purchased at fair market value. The amount of cash to which any EPL shareholder who perfects dissenters' rights may become entitled to receive may be more or less than the value of the PIC Common Stock provided in the Agreement. The required procedures must be followed exactly or dissenters' rights, if available, may be forfeited. For a summary of these rights see "THE TRANSACTION -- Dissenters' Rights." Pursuant to the terms of the Agreement, if greater than 5% of all shares of EPL Common Stock outstanding immediately prior to the date of the Closing demand that EPL purchase their respective shares under Chapter 13, PIC has the right to terminate the Agreement.


COMPARISON OF SHAREHOLDER RIGHTS

     The rights of EPL's shareholders currently are determined by reference to the California Corporations Code (the "CCC"), EPL's Articles of Incorporation, as amended to date (the "EPL Articles") and Bylaws (the "EPL Bylaws").
Following the Transaction, EPL shareholders will become shareholders of PIC, and their rights as shareholders will be determined by the Nevada General Corporation Law (the "NGCL"), PIC's Articles of Incorporation, as amended to date (the "PIC Articles") and Bylaws (the "PIC Bylaws"). See "CERTAIN DIFFERENCES IN THE RIGHTS OF PIC AND EPL SHAREHOLDERS."

COMPARATIVE MARKET VALUE


     PIC Common Stock is currently trading on the AMEX under the symbol "PRL." There is no established public trading market for EPL Common Stock. The following table sets forth the closing prices per share of PIC Common Stock and the equivalent per share prices of EPL Common Stock on February 10, 1998, the last trading day preceding the public announcement of the proposed Transaction and on August 19, 1998, the latest practicable trading day before the printing of this Proxy Statement/Prospectus. EPL shareholders are advised to obtain current market quotations for PIC Common Stock prior to making any decision with respect to the Transaction. See "MARKET PRICE OF AND DIVIDENDS ON PIC'S COMMON EQUITY," "MARKET PRICE OF AND DIVIDENDS ON EPL'S COMMON EQUITY."


                           PIC              EPL             EPL
                      Common Stock     COMMON STOCK    EQUIVALENT(1)
                     ---------------  ---------------  -------------
February 10, 1998           $2.81(2)     N/A(3)             $1.41
August 19, 1998             $2.13(4)     N/A(3)             $1.06

_________________
(1) Represents the equivalent of one share of EPL Common Stock calculated by multiplying the closing sales price per share of PIC Common Stock on such date by the implied exchange ratio of PIC Common Stock for EPL Common Stock, which is 1:2.
(2) Represents the per share price as quoted on the OTC Bulletin Board prior to PIC's listing on the AMEX.
(3) Historical closing price information for shares of EPL Common Stock is not available because there is no public trading market for EPL Common Stock.
(4)  Represents the per share price as quoted on the AMEX on the date indicated

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following summary Unaudited Pro Forma Combined Financial Data should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and related notes included elsewhere in this Proxy Statement/Prospectus. This pro forma financial information should not be regarded as indicative of the results of operations or financial condition of PIC for any future period or at any future date. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS."


                                                                     SIX MONTHS
                                                                       ENDED          YEAR ENDED
                                                                      JUNE 30,        DECEMBER 31,
                                                                        1998             1997
                                                                  ----------------  ----------------
Statement of Operations Data
  Net revenues..................................................       $19,248,570       $29,846,795
  Net income....................................................         1,617,706         2,368,759
  Net income per common share:
     Basic......................................................       $      0.06       $      0.08
     Diluted....................................................       $      0.06       $      0.08
  Weighted average number of common shares outstanding:
     Basic......................................................        28,457,535        28,501,070
     Diluted....................................................        28,820,160        28,683,809
Balance Sheet Data
  Total assets..................................................       $24,809,383       $20,001,738
  Total liabilities.............................................         5,932,429         4,456,814
  Total stockholders' equity....................................        18,876,954        15,544,924

COMPARATIVE PER SHARE INFORMATION

     The following table sets forth certain per share data of PIC and EPL on both historical and pro forma combined bases (giving effect to the Acquisition using the purchase method of accounting) and certain information on equivalent pro forma combined basis for each share of EPL Common Stock. The following information should be read in conjunction with and is qualified by reference to the selected financial data, consolidated financial statements and accompanying notes of PIC and EPL. The pro forma combined financial information is not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the period presented and should not be construed as representative of future operations. Comparative per share information regarding PIC's and EPL's respective cash dividends has been omitted as neither company has paid any cash dividends in the past.

                                                                           PER SHARE OF COMMON STOCK
                                                                     -------------------------------------
                                                                           INCOME (1)      BOOK VALUE (2)
                                                                     --------------------  ---------------
                                                                      Basic     Diluted    Basic   Diluted
                                                                     --------  ----------  ------  -------
PIC - Historical
 Six months ended June 30, 1998....................................   $ 0.07      $ 0.07    $0.45    $0.44
 Year ended December 31, 1997..................................       $ 0.08      $ 0.08    $0.38    $0.38
PIC - Pro Forma Combined
 Six months ended June 30, 1998....................................   $ 0.06      $ 0.06    $0.66    $0.65
 Year ended December 31, 1997..................................       $ 0.08      $ 0.08    $0.55    $0.54
EPL - Historical (3)
 Two months ended June 30, 1998.........................              $(0.01)     $(0.01)   $0.07    $0.07
 Year ended April 30, 1998.........................................   $ 0.08      $ 0.08    $0.07    $0.07
EPL - Equivalent Pro Forma Combined (4)
 Six months ended June 30, 1998....................................   $ 0.03      $ 0.03    $0.33    $0.33
 Year ended December 31, 1997..................................       $ 0.04      $ 0.04    $0.27    $0.27

------------------------
(1) Pro Forma combined income represents income from continuing operations as if the Acquisition had been consummated on January 1, 1997.


(2) Basic historical book value per share information for PIC and EPL as of the end of each period presented is computed by dividing historical stockholders' equity for each respective company by the number of shares of PIC Common Stock and EPL Common Stock, as the case may be, outstanding at the end of each period presented, excluding common stock equivalents. Diluted historical book value per share information for PIC and EPL includes common stock equivalents in the calculation. Basic pro forma combined book value per share information as of June 30, 1998 and December 31, 1997, respectively, is computed by dividing pro forma stockholders' equity by the number of shares of PIC Common Stock outstanding as of such date, excluding common stock equivalents, plus the shares of PIC Common Stock to be issued in the Acquisition. Diluted pro forma combined book value per share information includes common stock equivalents in the calculation.

(3) EPL historical per share information is computed on the basis of 5,986,070 outstanding shares of EPL Common Stock, which gives effect to the surrender for cancellation of 700,000 shares of EPL Common Stock by Michael R. Davis in connection with the Acquisition.

(4) Equivalent pro forma per share information for EPL is determined by multiplying PIC's pro forma per share information by the implied exchange ratio of PIC Common Stock for EPL Common Stock, which is 1:2.

                                 RISK FACTORS

     In addition to the other information in this Proxy Statement/Prospectus, the following factors should be carefully considered by EPL shareholders in evaluating the proposed Transaction and the shares of PIC Common Stock to be issued pursuant to the Agreement. This Proxy Statement/Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve certain risks and uncertainties. Discussions containing such forward-looking statements may be found in the material set forth under "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - PIC" and in this Proxy Statement/Prospectus generally. PIC's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the following risk factors and appearing elsewhere in this Proxy Statement/Prospectus. These forward-looking statements are made as of the date of this Proxy Statement/Prospectus and PIC assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

FEDERAL INCOME TAX RISKS RELATING TO THE TRANSACTION

     There are material income tax risks associated with the Transaction. Neither EPL nor PIC has obtained a ruling from the Internal Revenue Service (the "IRS") as to whether the Transaction qualifies as a tax-free reorganization under Sections 368(a)(1)(C) and (a)(2)(G) of the Code (a "C-Reorganization"), or with respect to any other tax matter regarding the Transaction, and no such ruling will be sought or obtained from the IRS. EPL and PIC have received an opinion of Gary C. Wykidal & Associates, counsel to EPL, to the effect that the Transaction qualifies as a C-Reorganization for federal income tax purposes and as to certain other matters. Such opinion of counsel is qualified in certain significant respects and will not be binding on the IRS. Accordingly, there can be no assurance that the Transaction will not at some later date be found not to qualify as a C-Reorganization, in which case both EPL and the shareholders of EPL will incur taxable gains upon the receipt of PIC Common Stock. Moreover, the opinion of counsel is based on current law and administrative regulations, which could change without notice and with retroactive effect. There can be no assurance that the IRS will allow, on audit, the Transaction to be treated as a C-Reorganization. If the C-Reorganization is disallowed by the IRS and such disallowance is upheld by the courts, corresponding adjustments will be made in the federal income tax returns of EPL and its shareholders for their affected taxable years, with the result that both EPL and its shareholders will incur additional taxes, interest and other costs, and possibly penalties. In addition, audit of EPL's federal income tax returns may result in an examination and audit of the individual shareholders' returns that would not otherwise occur.

     Even if the Transaction qualifies as a C-Reorganization for federal income tax purposes, EPL shareholders may be required to recognize gain for federal income tax purposes upon the distribution by EPL of any assets (other than shares of PIC Common Stock) to its shareholders. Management of EPL believes that gain is unlikely to be recognized pursuant to the above because the net value of assets so distributed in each case is likely to be zero or de minimis. There can be no assurance, however, that the actual value of any assets so distributed will be in accordance with EPL management's belief or that the IRS will not take the position that such distributed assets have a significant net value and that EPL shareholders are required to recognize taxable gain. See "THE TRANSACTION -- Federal Income Tax Consequences."

MANAGING GROWTH

     PIC currently contemplates a period of rapid growth that will place a significant strain on its financial, management and other resources. PIC's ability to manage its growth effectively, should it occur, will require it to continue to improve its operational, financial and management information systems and to attract, train, motivate, manage and retain key employees. If PIC's executives are unable to manage growth effectively, PIC's business, operating results, financial position and cash flows could be adversely affected. See "BUSINESS OF PIC."

NEED TO RAISE CAPITAL FOR GROWTH

     Although PIC does not have plans to raise additional capital in the next twelve months, PIC does expect that its capital requirements will increase significantly in the future. There can be no assurance that PIC will be successful in meeting such capital requirements on satisfactory terms, if at all. PIC's capital requirements will depend on numerous factors, including the progress of Prolong's product development programs, the rate of growth of Prolong's business, the commercial success of Prolong's products and the availability of cash from other sources, notably, operations. PIC may seek additional funds through debt or equity financing. Issuance of additional equity securities by PIC could result in substantial dilution to its present or future stockholders. If adequate funds are not available on acceptable terms, PIC will be required to delay or scale back Prolong's product development and the manufacture of Prolong's current products. Any inability to fund its capital requirements would have a material adverse effect on PIC's business, operating results, financial position and cash flows. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PIC."

HISTORIC RELIANCE ON DIRECT RESPONSE SALES

     Approximately 77.7% ($12,287,000) of PIC's revenues in 1996 and 49.4% ($14,758,000) of PIC's revenues in 1997 have been generated from sales in direct response to Prolong's 30 minute television commercial. Prolong's plans for future growth contemplate the expansion of sales to retail, industrial/commercial and international customers. To date, sales to such customers have constituted only a limited portion of PIC's revenues. Prolong typically consummates sales to retail, industrial/commercial and the international markets through independent distributors. Prolong anticipates that it will be required to significantly expand its distributor network in order to achieve its planned growth in both of these sectors. There can be no assurance that Prolong will be successful in locating and engaging qualified distributors for its products, either in the United States or abroad, or that it will be successful in increasing its sales in the retail, industrial/commercial and international markets. See "BUSINESS OF PIC -- Geographic Markets; -- Marketing and Distribution of the Products; -- Customers; MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PIC."

DEPENDENCE ON KEY MANAGEMENT PERSONNEL

     PIC's success depends, in large part, upon the contributions, experience and expertise of its key management personnel. None of PIC's personnel is subject to an employment agreement with PIC. PIC maintains a key-man life insurance policy in the amount of $2,000,000 on the life of Elton Alderman, President of PIC. There can be no assurance, however, that PIC's key-man insurance is adequate. In addition, PIC's success will depend upon its ability to attract and retain additional highly qualified management personnel. The loss of the services of any key management personnel or the inability to attract and retain such management personnel could have a material adverse effect on PIC's business, operating results, financial position and cash flows. See "DIRECTORS AND EXECUTIVE OFFICERS OF PIC."

RISK OF PRODUCT LIABILITY

     The nature of Prolong's business exposes it to risk from product liability claims. PIC currently maintains product liability insurance in the amount of $11,000,000 per occurrence and $12,000,000 in the aggregate, per annum. Product liability coverage is becoming increasingly expensive and there can be no assurance that PIC's current coverage will be adequate to cover future product liability claims. PIC does not have any current plans to increase coverages under its product liability insurance but intends to reevaluate such determination from time to time in the future. Any losses that PIC may suffer from future liability claims, and the effect that any product liability litigation may have upon the reputation and marketability of Prolong's products, may have a material adverse effect on PIC's business, operating results, financial position and cash flows. See "BUSINESS OF PIC -- Products; LEGAL PROCEEDINGS INVOLVING PIC."

COMPETITION

     The market for Prolong's products is highly competitive and is expected to be increasingly competitive in the future. Prolong's principal competitors include other providers of specialized lubrication products, such as First Brands (STP) and Quaker State (Slick 50), both of which market engine oil treatments. Prolong's competitors also include major oil companies such as Shell Oil Company, Castrol, Pennzoil, and other companies who manufacture lubrication products, such as WD40 Corp. Further, Prolong believes that major oil companies not presently offering products that compete directly with those offered by Prolong may enter its markets in the future. Increased competition could result in price reductions, reduced gross margins, and a loss of market share, any of which could have a material adverse effect on PIC's business, operating results, financial position and cash flows. In addition, many of Prolong's competitors have significantly greater financial, technical, product development, marketing and other resources and greater market recognition than Prolong. Several of Prolong's competitors also currently have, or may develop or acquire, substantial customer bases in the automotive and other related industries. As a result of these factors, Prolong's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than Prolong. Additionally, other dealers and distributors may offer similar lubrication products at prices below those offered by Prolong, appealing to the price-sensitive segment of the market. While Prolong believes that the prices for its lubrication products are competitive for the level of quality obtained by the customer, Prolong relies on its brand name recognition and reputation for selling quality products supported by strong customer service. There can be no assurance that Prolong will be able to compete successfully against current and future competitors or that competitive pressures faced by Prolong will not materially adversely effect PIC's business, operating results, financial position and cash flows. See "BUSINESS OF PIC -- Competition."

MARKET VOLATILITY

     The market prices of PIC Common Stock have been, and in the future could be, subject to wide fluctuations in response to variations in quarterly operating results of PIC and its customers and competitors, changes in management, announcements of technological innovations or new product developments by PIC or its competitors, changes in analysts' estimates of PIC's financial performance, changes in the lubricant industry standards, legislative or regulatory changes, general industry trends, worldwide economic and financial conditions and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations which have often been unrelated to the operating performance of a particular company. These broad market fluctuations and other factors may adversely affect the market price of PIC Common Stock. See "MARKET PRICE OF AND DIVIDENDS ON PIC'S COMMON EQUITY."

COSTS OF COMPONENTS

     Prolong depends upon its suppliers for the supply of the primary components for its AFMT formula. Such components are subject to significant price volatility beyond the control or influence of Prolong. Prices for the components of the quality sought by Prolong are dependent on the origin, supply and demand at the time of purchase. Prices can be affected by multiple factors in the producing countries, including weather and political and economic conditions. Additionally, petroleum products, which comprise AFMT, have been affected in the past, and may be affected in the future, by the actions of certain organizations and associations, such as the Organization of Petroleum Exporting Countries ("OPEC"), that have historically attempted to establish price controls on petroleum products through agreements establishing export quotas or restricting petroleum supplies worldwide. No assurance can be given that OPEC (or others) will not succeed in raising the price of petroleum components or that, in such event, Prolong will be able or choose to maintain its gross margins by quickly raising its prices without affecting demand. Increases in the prices for the components, whether due to the failure of its suppliers to perform, conditions affecting the component-producing countries, or otherwise, could have a material adverse effect on PIC's business, operating results, financial position and cash flows. See "BUSINESS OF PIC -- Production."

LIMITED OPERATING HISTORY

     PIC, under its current management, has been an independent operating company only since June 1995. Prior to such time, PIC had become dormant, without significant assets or operations for approximately 8 years. There can be no assurance that PIC will be successful in continuing to expand its operations and access markets so as to continue its growth.

     From the Reorganization through December 1995, PIC generated revenues of approximately $391,000 and incurred operating losses of approximately $416,000. Since such time, PIC has been successful in generating net income from its operations. There can be no assurance that PIC will continue to be successful in generating net income from operations in the future. See "BUSINESS OF PIC -- General."

DEPENDENCE ON THIRD PARTY SUPPLY RELATIONSHIPS

     To date, Prolong has been able to obtain adequate supplies of the components required for its AFMT formula from its existing sources to meet its current manufacturing schedule. Prolong does not foresee any shortages of supply in the near future. However, Prolong has recently increased production and plans further increases to meet increases in demand. These increases could eventually place a strain on the production capacity of its existing suppliers. While Prolong is working actively with each of its suppliers to increase production of the components, there can be no assurance that each supplier will be able to increase its production in time to satisfy Prolong's increasing requirements or that alternative suppliers will be able to meet any such deficiency on an ongoing basis. If Prolong is unable to obtain sufficient quantities of the components, or if such components do not meet Prolong's quality standards, delays or reductions in product shipments may result which would have a material adverse effect on PIC's business, operating results, financial position and cash flows. See "BUSINESS OF PIC -- Production."

PRODUCT CONCENTRATION

     PIC derives substantially all of its net revenues from sales of Prolong's AFMT-based products, and these products are expected to continue to account for most, if not all, of PIC's net revenue in the foreseeable future. Because of this concentration of revenue in one product line, namely lubricants, a decline in demand for, or in the prices of, Prolong's AFMT-based products as a result of competition, technological advances or otherwise, could have a material adverse effect on PIC's business, operating results, financial position and cash flows. Prolong has recently expanded its product line and intends to continue such expansion in the future, but there can be no assurance that these new AFMT-based products introduced by Prolong will receive widespread acceptance. See "BUSINESS OF PIC -- Products."

RISK OF DECLINING SELLING PRICES

     Prolong may experience declining average sales prices for its products. Specialty lubricant suppliers have come under increasing price pressure from competitors and consumers, which in turn could result in downward pricing pressure on Prolong's products. In addition, average sales prices are affected by price discounts negotiated for large volume purchases by certain customers. To offset the potential for declining average sales prices, Prolong believes that in the near term it must achieve manufacturing cost reductions, and in the longer term Prolong must develop new AFMT-based products that can be manufactured at lower cost or sold at higher average sales prices. If, however, Prolong is unable to achieve such cost reductions or product diversification, Prolong's gross margins could decline, and such decline could have a material adverse effect on PIC's business, operating results, financial position and cash flows. See "BUSINESS OF PIC -- Competition."

DEPENDENCE ON INTERNATIONAL SALES FOR FUTURE GROWTH

     International sales comprised 10.3% and 3.5% of PIC's revenues in 1996 and 1997, respectively, resulting in approximately 34.0% and 5.0% of PIC's net income, respectively. Prolong intends to expand its international sales in the future, which will require significant management attention and financial resources. In order to expand worldwide sales, Prolong must establish additional marketing and sales operations, hire additional personnel and recruit additional distributors internationally. To the extent that Prolong is unable to do so effectively, Prolong's growth is likely to be limited and PIC's business, operating results, financial position and cash flows could be materially adversely affected. In addition, as Prolong expands its international operations, a portion of the revenues generated from such international sales may be subject to taxation by such jurisdictions at rates higher than those to which Prolong is subject to in the United States.
Prolong's worldwide sales are currently denominated in United States dollars.
An increase in the value of the United States dollar relative to foreign currencies would make Prolong's products more expensive and, therefore, potentially less competitive in those markets. Additional risks inherent in Prolong's worldwide business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, costs of localizing products in foreign countries, longer accounts receivable payment cycles, difficulties in operations management, potentially adverse tax consequences, including restrictions on the repatriation of earnings, and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have a material adverse effect on Prolong's future international sales and, consequently, PIC's overall business, operating results, financial position and cash flows. See "BUSINESS OF PIC -- Geographic Markets."

ENVIRONMENTAL COMPLIANCE

     Federal, state and local regulations impose various controls on the storage, handling, discharge and disposal of substances used in Prolong's manufacturing process and on the facilities leased by Prolong. Prolong has registered its fuel conditioners with the United States Environmental Protection Agency ("EPA"). Such EPA registrations have no term but require Prolong to notify the EPA of any changes in the chemical composition of such conditioners or other information contained in such registration. Prolong is not aware of any additional governmental approvals required for its products nor does Prolong know of any existing or probable governmental regulations which would have any material adverse effect on its current business. Because Prolong does not manufacture or store any significant quantity of its products, direct costs of compliance with environmental laws have been nominal and have had no material effect on its business. Prolong has attempted to minimize its economic risk from violations by its manufacturers or bottlers by qualifying alternate sources of such services. Prolong believes that its activities and those of its contract manufacturers conform to present governmental regulations applicable to each such entities' operations. Additionally, Prolong believes that its current facilities conform to present governmental regulations relating to environmental, land use, public utility utilization and fire code matters.
There can be no assurance that such governmental regulations will not in the future impose additional process requirements upon Prolong or restrict Prolong's ability to expand its operations. The adoption of such measures or any failure by Prolong to comply with the applicable environmental and land use regulations or to restrict the discharge of hazardous substances could subject Prolong to future liability or could cause its operations or those of its contract manufacturers to be curtailed, relocated or suspended. See "BUSINESS OF PIC -- Production."

CONTROL BY MANAGEMENT AND EXISTING STOCKHOLDERS


     As of August 7, 1998, the present directors, executive officers and principal stockholders of PIC beneficially own, in the aggregate, approximately 42.7% of the outstanding PIC Common Stock. These stockholders, acting together, will have the ability to exert significant influence on the election of PIC's directors and most other stockholders' actions and, as a result, direct PIC's affairs and business. Such concentration may have the effect of delaying or preventing certain actions that can be taken by PIC including, but not limited to, a change in control of PIC. See "COMMON STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPLE STOCKHOLDERS OF PIC."

RISKS ASSOCIATED WITH POTENTIAL "YEAR 2000" PROBLEMS OF THIRD PARTIES

     It is possible that the currently installed computer systems, software products or other business systems of PIC's suppliers, manufacturers, distributors or customers, working either alone or in conjunction with other software or systems, will not accept input of, store, manipulate and output dates in the year 2000 or thereafter without error or interruption (commonly known as the "Year 2000 Problem"). PIC's business systems, including its computer systems, are not subject to the Year 2000 Problem; however, PIC is querying its suppliers, manufacturers, distributors and customers as to their progress in identifying and addressing problems that their computer systems may face in correctly processing date information as the year 2000 approaches and is reached. However, there can be no assurance that PIC will identify all such Year 2000 Problems in the computer systems of its suppliers, manufacturers, distributors or customers in advance of their occurrence or that they will be able to successfully rectify any problems that are discovered. The expenses of PIC's efforts to identify and address such problems, or the expenses or liabilities to which PIC may become subject as a result of such problems, are not expected to have a material adverse effect on PIC's business, operating results, financial position and cash flows. In addition, the purchasing patterns of existing and potential customers may be affected by the Year 2000 Problem, which could cause fluctuations in PIC's sales volumes.

EFFECTS OF PREFERRED STOCK ON THE RIGHTS OF COMMON STOCK

     PIC's Board of Directors is authorized to issue, without stockholder approval, up to 50,000,000 shares of Preferred Stock with voting, conversion and other rights and preferences that may be superior to those of the PIC Common Stock and that could adversely effect the voting power or other rights of the holders of PIC Common Stock. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of PIC, which may not be in the best interests of certain of its stockholders. PIC has no present plans to issue shares of Preferred Stock. However, there is no assurance that the issuance of Preferred Stock will not have a material adverse effect on the market value of PIC Common Stock in the future. See "MARKET PRICE OF AND DIVIDENDS ON PIC'S COMMON EQUITY."

RESIDUAL LIABILITY

     The shareholders of EPL may have certain residual liabilities after the Transaction. The shareholders of EPL may be liable under Section 2009 of the California Corporations Code to the remaining unsatisfied creditors of EPL, if any, following the Dissolution. Under Section 2009, suit may be brought in the name of EPL to enforce any outstanding debts or liabilities against any or all of the EPL shareholders by any one or more unsatisfied creditors of EPL. The EPL shareholders may be required to return their respective ratable shares of the amount needed to pay the debts and liabilities of EPL pursuant to Section 2009. The liability of an EPL shareholder under Section 2009 is limited to the value of the property each shareholder receives in connection with the Dissolution. See "THE TRANSACTION."

                              EPL SPECIAL MEETING

     This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies from shareholders of EPL by the EPL Board for use at the EPL Special Meeting. At the EPL Special Meeting, shareholders of EPL will consider, vote upon and give their written consent to a proposal to approve the Transaction and transact such other business as may properly come before the EPL Special Meeting.

TIME, DATE AND PLACE


     The EPL Special Meeting will be held at 6:00 p.m., local time, on, September 29, 1998, at the Atrium Hotel (formerly The Airporter), located at 18700 MacArthur Blvd., Irvine, California 92612.

RECORD DATE AND SHARES ENTITLED TO VOTE

     Only shareholders of record as of the close of business on the Record Date are entitled to receive notice of and to vote at the EPL Special Meeting. As of the close of business on the Record Date, there were six million six hundred eighty-six thousand seventy (6,686,070) shares of EPL Common Stock issued and outstanding held by two hundred ninety-one (291) holders of record. Holders of EPL Common Stock on the Record Date are entitled to one vote per share on each matter considered and voted on at the EPL Special Meeting.

     The presence in person or by proxy of the holders of a majority of the shares of EPL Common Stock issued and outstanding on the Record Date is necessary to constitute a quorum at the EPL Special Meeting. The affirmative vote of the holders of a majority of the EPL Common Stock entitled to vote at the EPL Special Meeting is necessary to approve the Transaction. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the EPL Special Meeting. Abstentions with respect to the proposal to approve the Transaction will count as votes against such proposal at the EPL Special Meeting.

     As of the Record Date, directors and executive officers of EPL beneficially owned in the aggregate three million nine hundred two thousand five hundred thirty-five (3,902,535) shares of EPL Common Stock (or approximately 58% of the issued and outstanding EPL Common Stock). Each of the directors and executive officers of EPL has advised EPL that he intends to vote his or her shares of EPL Common Stock to approve the Transaction.

RECOMMENDATION OF THE EPL BOARD OF DIRECTORS

     The EPL Board has determined that the Transaction is in the best interests of EPL and its shareholders and has unanimously approved the Transaction. Accordingly, the EPL Board unanimously recommends that the shareholders of EPL vote FOR approval of the Transaction.

PROXIES

     The proxy accompanying this Proxy Statement/Prospectus is solicited on behalf of the EPL Board for use at the EPL Special Meeting. All shares of EPL Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted against approval of the Transaction and, in the discretion of the proxy holder, voted for any other matter which may properly come before the EPL Special Meeting.

     An EPL shareholder who has given a proxy may revoke it at any time prior to its exercise at the EPL Special Meeting by (i) giving written notice of revocation to the Secretary of EPL, (ii) properly submitting to EPL a duly executed proxy bearing a later date, or (iii) voting in person at the EPL Special Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to EPL as follows:
EPL Pro-Long, Inc., 245 Fischer Avenue, Suite A-1, Costa Mesa, California
92626, Attention: Michael R. Davis, President. A proxy appointment will not be revoked by death or supervening incapacity of the shareholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with EPL's Secretary or other person responsible for tabulating votes on behalf of EPL.

     All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement/Prospectus, will be borne by EPL. In addition to solicitation by use of the mails, proxies may be solicited by directors and officers of EPL in person or by telephone, telegram, facsimile transmission or other means of communication. Such directors and officers will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                                THE TRANSACTION

     The following is a summary of the material features of the proposed Transaction. This description does not purport to be complete and is qualified in its entirety by reference to the Annexes hereto, including the Agreement, a copy of which is set forth in Annex A to this Proxy Statement/Prospectus and incorporated herein by reference, and the EPL Plan of Dissolution, a copy of which is set forth in Annex B to this Proxy Statement/Prospectus and incorporated herein by reference. All EPL shareholders are urged to read the Annexes in their entirety.

GENERAL

     The Agreement provides that PIC will purchase the Assets and assume the Assumed Liabilities and, in consideration thereof, issue and deliver to EPL at the Closing (as defined in the Agreement) one certificate representing two million nine hundred ninety-three thousand thirty-five (2,993,035) shares of PIC Common Stock. The Transaction is intended to qualify as a tax-free reorganization under Sections 368(a)(1)(C) and (a)(2)(G) of the Code and, accordingly, EPL will be required to consummate the Dissolution following consummation of the Acquisition. Pursuant to the Dissolution, EPL will distribute all of its assets, including the shares of PIC Common Stock issued to EPL pursuant to the Agreement, to its shareholders.

TERMS OF THE AGREEMENT

     Consideration. On the Closing Date PIC shall deliver to EPL one certificate representing two million nine hundred ninety-three thousand thirty-five (2,993,035) shares of PIC Common Stock.

     Conditions to Each Party's Obligation to Effect the Acquisition. The obligations of EPL and PIC to consummate the Acquisition shall be subject to the fulfillment at or prior to the Closing of certain conditions, including: (a) there shall be no suit, investigation, action or proceeding challenging the transactions contemplated by the Agreement; (b) the Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect nor any proceedings for such purpose or under the proxy rules shall be pending, and all applicable state securities laws shall have been complied with, and no stop order suspending the effectiveness of any qualification or registration of the PIC Common Stock under such state securities laws shall be issued and pending or threatened by the authorities of any such state; and (c) the Closing of the Transaction contemplated by the Agreement shall have taken place on or before December 31, 1998.

     Conditions to PIC's Obligation to Effect the Acquisition. The obligations of PIC under the Agreement are further subject to the satisfaction at or prior to Closing of certain additional conditions, including: (a) the Purchased Assets (as defined in the Agreement) shall be free and clear of all liens and encumbrances, except liens and encumbrances specifically disclosed on the schedules thereto and specifically assumed by PIC; (b) the representations and warranties of EPL in the Agreement and the EPL Ancillary Documents (as defined in the Agreement) shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date and EPL shall have performed and complied with all covenants, obligations and conditions of the Agreement required to be performed and complied with by it;
(c) EPL shall have delivered to PIC the opinion of its legal counsel addressed to PIC on and as of the Closing Date with respect to certain corporate matters;
(d) the Transaction shall have been duly authorized by the shareholders of EPL;
(e) PIC shall be provided with an officer's certificate executed by the President of EPL as to certain factual matters; (f) by voting in favor of the Transaction, the EPL shareholders shall have agreed that the PIC Common Stock to be received at the Closing shall be subject to the transfer restriction in the form attached thereto as Exhibit D (the "Transfer Restriction"); (g) EPL shall have furnished PIC with a certificate executed by the Secretary of EPL with respect to certain corporate matters; (h) EPL shall have delivered to PIC tax clearance certificates with respect to EPL issued by the appropriate tax authorities of the State of California, with dates reasonably close to the Closing Date; (i) except as disclosed to PIC in the schedules or exhibits to the Agreement, no material adverse condition shall exist with respect to the financial condition, assets, properties, goodwill, earnings or business of EPL; (j) all requisite corporate and other action in order to consummate the transactions contemplated by the Agreement shall have been taken by EPL and its shareholders; (k) EPL shall have received consents and waivers of rights to terminate or modify rights or obligations of EPL from any person from whom such consent or waiver is required under any material instrument or agreement being assumed by PIC, or who, as a result of the Agreement, would have such rights to terminate or modify such instruments or agreements either by the terms of any material contract, lease or agreement, or as a matter of law; (l) the consummation of the transactions contemplated by the Agreement shall not violate any applicable federal or state securities law with respect to the offering and the issuance of the PIC Common Stock; (m) EPL and PSL shall have entered into an Amendment to Exclusive License Agreement, amending the terms of the Exclusive License Agreement dated November 10, 1993, by and between EPL and PSL; (n) EPL shall not have received notice of an adverse judgment regarding the outcome of the litigation set forth in
Schedule 6.13 attached thereto; (o) the aggregate number of shares of EPL Common Stock owned by EPL shareholders that have demanded that EPL purchase their shares under Chapter 13 shall not constitute more than 5% of all shares of EPL Common Stock outstanding immediately prior to the Closing Date; (p) EPL shall have furnished PIC with a termination statement duly executed by Edward E. Jay that fully releases his security interest in any properties of EPL; and (q) EPL and Michael R. Davis, President of EPL, shall have entered into a Cancellation Agreement, in the form attached thereto as Exhibit F, that provides for the cancellation of seven hundred thousand (700,000) shares of EPL Common Stock held by Michael R. Davis in consideration for PIC entering into the Agreement.

     Conditions to EPL's Obligation to Effect the Acquisition. The obligations of EPL under the Agreement are further subject to the satisfaction at or prior to the Closing of certain additional conditions, including: (a) the representations and warranties of PIC in the Agreement and the PIC Ancillary Documents (as defined in the Agreement) shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date and that PIC shall have performed and complied in all material respects with all covenants, obligations and conditions of the Agreement required to be performed and complied with by it; (b) PIC shall have delivered to EPL the opinion of its legal counsel, addressed to EPL, on and as of the Closing Date with respect to certain corporate matters; and (c) EPL shall be provided with an officer's certificate executed by the President of PIC as to certain factual matters.

     Amendment. The Agreement may be amended by mutual agreement of the parties thereto. Any amendment to the Agreement must be in writing and signed by the parties to the Agreement.

     Termination. Either party shall be entitled to terminate the Agreement at any time after December 31, 1998 if by that date the conditions precedent to the terminating party's obligations to proceed to the Closing set forth above have not been satisfied or properly waived. In the event of such termination, other than due to a breach or default of a party, the Agreement shall terminate and neither party shall have any liability to the other under the Agreement, except for PIC's and EPL's obligations of confidentiality. In the event of such termination due to breach or default of either party, the nonbreaching party shall have all rights and remedies available at law or in equity.

     Fees and Expenses. EPL will bear 100% of any federal, state and local income taxes and franchise taxes arising in connection with the Transaction. All other costs and expenses will be borne by the party incurring such costs and expenses.

     Indemnification. Under the Agreement, and subject to the limitations listed below, prior to the liquidation of EPL's assets pursuant to the EPL Plan of Dissolution EPL is required to defend, indemnify and hold PIC, its officers, directors, employees and Affiliated Persons (as defined in the Agreement) from and against any and all losses, claims, judgments, liabilities, demands, charges, suits, penalties, costs or expenses, including court costs and attorneys' fees ("Claims and Liabilities") with respect to or arising from (a) the breach of any warranty or any inaccuracy of any representation made by EPL; or (b) the breach of any covenant or agreement made by EPL in the Agreement or the EPL Ancillary Documents.

     Anything to the contrary notwithstanding, (i) the obligation of EPL shall be limited solely to the agreements, representations or warranties made by EPL;
(ii) PIC shall not be indemnified and held harmless in respect of any Claims and Liabilities which are covered by insurance owned by EPL and assigned to PIC to the extent that any net loss is reduced by such insurance; (iii) PIC shall not be indemnified and held harmless in respect of any liability or claim that does not exceed an individual indemnification deductible of twenty-five thousand dollars ($25,000) in amount unless and until the total of all Claims and Liabilities covered by indemnification under this section exceeds the aggregate indemnification deductible of one hundred fifty thousand dollars ($150,000), at which point all Claims and Liabilities (including amounts less than twenty-five thousand dollars ($25,000)) are covered; and (iv) the liability of EPL shall be limited to an aggregate amount equal to the value of the PIC Common Stock received by EPL.

     Under the Agreement, PIC is required to defend, indemnify and hold harmless EPL, its officers, directors, employees and shareholders against and in respect to all claims and liabilities with respect to or arising from (a) the breach of any warranty or any inaccuracy of any representation made by PIC; or (b) the breach of any covenant or agreement made by PIC in the Agreement or the PIC Ancillary Documents.

THE DISSOLUTION

     The Transaction is intended to qualify as a tax-free reorganization under Sections 368(a)(1)(C) and (a)(2)(G) of the Code. In order to so qualify, among other things, "substantially all of the properties" of EPL must be transferred to PIC and EPL must be liquidated and dissolved in pursuance of the plan of reorganization. Therefore, the Dissolution pursuant to the EPL Plan of Dissolution is an integral part of the Transaction.


     The EPL Plan of Dissolution provides for (i) the sale and liquidation of EPL's assets, (ii) payment of certain liabilities (which will occur at the closing of the Acquisition with respect to such items as payment of transactional expenses, and all other amounts which are then due) and (iii) a liquidating distribution to the EPL shareholders of the PIC Common Stock to be received by EPL pursuant to the Agreement and any other EPL assets not acquired by PIC. Liquidating distributions to

EPL's shareholders and formal dissolution under applicable corporate statutes will occur as soon as possible, and in any event within six (6) months of the Closing.

REASONS FOR THE TRANSACTION

     EPL. EPL was organized in 1988 under the laws of the State of California for the purpose of acquiring, developing and marketing lubricants and formulations to create a wide variety of lubricant products with superior friction fighting characteristics. From its inception until mid-1993, EPL, using the tradename Prolong, developed a number of high performance lubrication products based on a patented extreme pressure lubricant additive for use in metal lubrication commonly referred to as anti-friction metal treatment. During this time, EPL incurred substantial organizational and research and development costs associated with the development of its products, and also incurred substantial legal fees arising from civil litigation brought by EPL against certain of its shareholders.

     In an effort to protect the investments of the shareholders of EPL, EPL licensed the use of the Prolong name and other proprietary technology to PSL in November 1993 pursuant to an exclusive licensing arrangement with PSL (hereinafter the "License Agreement"). The License Agreement provides for a three and one-half percent (3.5%) royalty to be paid to EPL by PSL on gross revenue derived by PSL using the Prolong name and proprietary technology. The License Agreement provides that it shall remain in effect so long as PSL does not commit a material breach thereunder.

     In early 1997, discussions between EPL and PIC (PSL's parent corporation) began relating to the sale of the assets of EPL to PIC. The EPL Board considered PIC's interest in acquiring EPL and EPL's prospects as an independent entity. The EPL Board noted that PIC had available to it substantial capital resources to continue the development and marketing of EPL's performance lubrication products. Commencing in approximately November 1997, representatives of EPL and PIC negotiated a proposed form of acquisition agreement. On January 12, 1998, the EPL Board met and reviewed, among other things, a draft form of acquisition agreement between PIC and EPL. In addition, the executives of PIC provided the EPL Board with financial information about PIC including stock price information. During this period of discussions and negotiations between EPL and PIC, neither company considered any merger, acquisition or joint venture opportunities with others in the lubricant products industry.

     At a meeting of the EPL Board on January 12, 1998, the EPL Board discussed the merits and fairness of the Transaction. The EPL Board determined that the Transaction was in the best interests of the shareholders of EPL and voted to approve the Transaction. In making its determination, the EPL Board considered a number of factors including the following (none of which was assigned any relative weight): (a) EPL's historical and projected results of operations and financial condition and business prospects; (b) PIC's historical results of operations and financial condition and business prospects; (c) the desirability of providing access to the public securities markets to EPL's shareholders; (d) the current trading price of PIC Common Stock and the risk that such trading price could drop prior to the consummation of the Transaction, thereby reducing the value of the consideration paid to EPL; and (e) the alternative of EPL retaining its assets and distributing its net income from royalties to its shareholders as dividends and the possibility that EPL and its shareholders could derive greater long-term value from such alternative.

BASED ON THE FOREGOING, THE EPL BOARD HAS DETERMINED THAT THE TRANSACTION IS IN THE BEST INTERESTS OF EPL AND ITS SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW. ACCORDINGLY, THE EPL BOARD UNANIMOUSLY RECOMMENDS THAT EPL'S SHAREHOLDERS VOTE "FOR" APPROVAL OF THE TRANSACTION.

     PIC. At a meeting of the PIC Board on January 12, 1998, the PIC Board discussed the merits of the Transaction. The PIC Board determined that the Transaction was in the best interests of the shareholders of PIC and voted unanimously to approve the Transaction. In making its determination, the PIC Board considered a number of factors including the following (none of which was assigned any relative weight): (a) the potential benefits of owning the AFMT patent, the "Prolong" name and other proprietary information which PIC currently licenses from EPL, including the opportunity to lower overall selling costs by eliminating the payment of royalties to EPL under the AFMT license agreement;
(b) the possibility that there will be future claims made by individuals or entities contesting the ownership or alleging infringement of the AFMT patent;
(c) the risk that the market value of PIC Common Stock could increase prior to the consummation of the Transaction, thereby increasing the value of the consideration paid to EPL; and (d) the potential appreciation in the market value of PIC Common Stock following the Closing of the Transaction.

DESCRIPTION OF PIC'S SECURITIES TO BE REGISTERED


    The capital stock which PIC is registering consists of 2,993,035 shares of PIC Common Stock, par value $0.001 per share. As of August 19, 1998, PIC had 25,464,500 shares of PIC Common Stock issued and outstanding.

     Each of the holders of record of PIC Common Stock is entitled to one (l) vote per share thereof in the election of PIC's directors and all other matters submitted to each such holder for a vote of stockholders; to share ratably in all dividends, when, as, and if declared by PIC's Board from funds legally available therefor; and to share ratably in all assets available for distribution to holders of record of capital stock upon liquidation or dissolution. There are no cumulative voting rights with respect to the election of PIC's directors, and no conversion rights or sinking fund provisions applicable to its capital stock.

REGULATORY APPROVALS

     Other than the filing with the Commission of the Registration Statement and this Proxy Statement/Prospectus and compliance with applicable state securities laws and regulations, PIC and EPL are not aware of any federal, state or foreign regulatory requirements that must be complied with or approvals that must be obtained in connection with the Transaction.

Interests of Certain Persons in the Transaction


     In considering the Transaction contemplated by the Agreement, shareholders of EPL should be aware that Gary C. Wykidal, legal counsel to EPL in connection with the Transaction, is also a shareholder of EPL. As of August 19, 1998, Mr. Wykidal held 50,000 shares of EPL Common Stock.

ACCOUNTING TREATMENT

     For financial reporting purposes, the Acquisition will be accounted for by PIC using the purchase method of accounting in accordance with generally accepted accounting principles. Accordingly, the purchase price will be allocated to the assets and liabilities of EPL acquired based on their estimated fair values as of the date on which the Acquisition is consummated with the excess of cost over the net assets acquired being allocated to goodwill.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material federal income tax consequences of the Transaction to EPL shareholders who are individuals and citizens and residents of the United States of America and who hold their shares of EPL Common Stock as capital assets. The discussion is based upon the Code, Treasury Regulations, rulings of the IRS and administrative and judicial decisions in effect as of the date hereof. All are subject to change and any such changes may have retroactive effect. Neither PIC nor EPL has requested the IRS to issue a ruling with respect to whether the Transaction qualifies as a reorganization under Sections 368(a)(1)(C) and (a)(2)(G) of the Code. Accordingly, the treatment of the Transaction as a C-Reorganization may be challenged by the IRS on audit. See "RISK FACTORS -- Federal Income Tax Risks Relating to the Transaction."

     Based upon the foregoing, and subject to the qualifications set forth therein, EPL and PIC have received an opinion from Gary C. Wykidal & Associates ("GCWA") stating, subject to significant conditions, assumptions and reservations, that the Transaction will qualify as a "reorganization" described by Sections 368(a)(1)(C) and (a)(2)(G) of the Code. GCWA's opinion was based on the following significant assumptions and representations, each of which serve as a condition to the validity of the opinion: (a) EPL will transfer to PIC (i) assets having a value of at least seventy percent (70%) of the fair market value of EPL's total assets, (ii) assets having a value of at least ninety percent (90%) of the fair market value of EPL's net assets, and (iii) assets having a net value of at least ninety percent (90%) of the fair market value of EPL's net assets; (b) none of the shares of PIC Common Stock issued to EPL will be given as consideration for services of any employee of EPL; (c) as soon as practicable after the receipt of the PIC Common Stock, EPL will distribute the PIC Common Stock on a pro rata basis to each EPL shareholder; and (d) following the Closing, EPL will cease to conduct business and dissolve. Further, GCWA's opinion is reserved to the extent that neither PIC nor EPL sought a ruling from the IRS with respect to the qualification of the Transaction as a reorganization under the Code and the IRS may challenge such characterization at a future date.

     Qualification of the Transaction as a "reorganization" will have the following consequences:

          1. EPL shareholders will not be required to recognize federal taxable income or gain with respect to the receipt of PIC Common Stock in exchange for the shares of EPL Common Stock surrendered. Further, EPL shareholders will not be entitled to deduct for federal income tax purposes any loss realized in the exchange.

          2. Upon the liquidation of EPL and the distribution of property other than PIC Common Stock (including any cash distributed in lieu of fractional shares of PIC Common Stock) to the EPL shareholders, each EPL shareholder will recognize income for federal income tax purposes in an amount equal to the lesser of (i) the fair market value of the property, including any cash distributed in lieu of fractional shares of stock but not including shares of PIC Common Stock, distributed to him or her, and (ii) the gain realized by the shareholder in the Transaction.

          3. The aggregate tax basis of the shares of PIC Common Stock received by the EPL shareholders in the Transaction will be the same as the aggregate tax basis of the EPL Common Stock surrendered in exchange therefore, decreased by the fair market value of any other property or money received in the Transaction and any loss recognized by the EPL shareholders in the Transaction, and increased by any gain recognized by the EPL shareholders in the Transaction.

          4. The holding period of the PIC Common Stock received by the EPL shareholders in the Transaction will include the period for which the EPL Common Stock surrendered in exchange therefor was held.

          5. EPL will not be required to recognize federal taxable income or gain with respect to the receipt of PIC Common Stock in exchange for substantially all of its assets. Further, EPL will not be entitled to deduct for federal income tax purposes any loss realized in the exchange.

          6. Upon the liquidation of EPL and the distribution of property other than PIC Common Stock to the EPL shareholders, EPL will recognize income for federal income tax purposes in an amount equal to the excess of the fair market value of the property over its adjusted tax basis.

     A successful IRS challenge to the reorganization status of the Transaction would result in the holders of EPL Common Stock recognizing gain or loss with respect to each share of EPL Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the date of the liquidating distribution, of the shares of PIC Common Stock received in exchange therefor. In such event, a shareholder's holding period for such stock would begin the day after the liquidating distribution. In addition, EPL would recognize gain or loss on the Transaction equal to the difference between EPL's basis in the assets transferred and the fair market value, as of the date of the Transaction, of the shares of PIC Common Stock received in exchange therefor.

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION AS TO WHETHER EPL SHAREHOLDERS SHOULD VOTE IN FAVOR OF THE TRANSACTION. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR EPL SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER FEDERAL INCOME TAX LAWS SUCH AS FINANCIAL INSTITUTIONS, TAX EXEMPT ENTITIES AND RETIREMENT PLANS AND DOES NOT ADDRESS ANY CONSEQUENCES ARISING UNDER THE TAX AND OTHER LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. EPL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTION TO THEM.

OPINION OF EPL'S FINANCIAL ADVISOR

     NACP has acted as financial advisor to EPL in connection with the Transaction. As part of its role as financial advisor to EPL, NACP was engaged to render to the EPL Board an opinion as to the fairness of the financial terms of the Acquisition to the shareholders of EPL. On April 27, 1998, NACP rendered a written opinion that, as of that date, and subject to certain assumptions, factors and limitations set forth in such opinion as described below, the financial terms of the Acquisition are fair to EPL's shareholders.

     THE FULL TEXT OF THE WRITTEN OPINION OF NACP, DATED APRIL 27, 1998, WHICH SETS FORTH ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY NACP, IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT/PROSPECTUS. NACP HAS CONSENTED TO THE USE OF ITS WRITTEN OPINION IN CONNECTION WITH THIS PROXY STATEMENT/PROSPECTUS. EPL SHAREHOLDERS ARE URGED TO READ SUCH WRITTEN OPINION CAREFULLY IN ITS ENTIRETY.

     No limitations were imposed by the EPL Board on the scope of NACP's investigation or the procedures to be followed by NACP in rendering its opinion. NACP was not requested to and did not make any recommendation to the EPL Board as to the form or amount of consideration to be offered to EPL in the Acquisition, which was determined through arm's-length negotiations between EPL and PIC. In arriving at its opinion, NACP did not ascribe a specific range of value to EPL, but made its determination as to the fairness, from a financial point of view, of the terms of the Acquisition on the basis of financial and comparative analyses described below. NACP's opinion is for the use and benefit of the EPL Board and does not constitute a recommendation to any EPL shareholder as to how such shareholder should vote with respect to the Transaction at the EPL Special Meeting. NACP was not requested to opine as to, and its opinion does not in any manner address, the underlying business decision of the EPL Board to proceed with or effect the Acquisition.

     In connection with its opinion, the scope of NACP's analysis included, but was not limited to, the following: (i) review of the Agreement and other related acquisition documents (collectively, the "Acquisition Agreements"); (ii) discussions with PIC and EPL's respective management regarding such corporation's history, structure, products, markets, competition and prospects for the future; (iii) examination of all available documentation relating to PIC and EPL, respectively, their assets, operations and financial results including PIC's audited financial statements and EPL's unaudited financial statements for the fiscal years ended December 31, 1995, 1996 and 1997, respectively, and PIC's 1997 Annual Report on Form 10-K; (iv) review of certain estimates of cost savings, synergistic and other combination benefits; (v) review of the pro forma financial impact of the Acquisition on each of PIC and EPL; (vi) review and comparison, with PIC and EPL, respectively, of certain publicly available financial information and stock market data of other similar publicly traded companies; (vii) review and comparison, with the Acquisition of the financial terms of certain recent acquisitions of similar companies; (ix) review and analysis of historical market prices and trading activity for shares of PIC Common Stock; and (x) preparation of such other studies, analyses, inquiries and investigations as NACP deemed appropriate.

     In evaluating the cost savings, synergistic and other combination benefits, NACP relied on the following analysis. EPL is a holding company which owns certain intellectual property. Its sole source of revenue is the royalty payment due from PIC which licenses its property, and there are virtually no operations or costs other than some very minor administrative and accounting functions. First, by combining the two entities, the combined company's cash flow will increase due to cessation of the 3.5% gross revenue royalty payment. This will provide better overall liquidity for the post-acquisition company. Second, there will be an elimination of some minor accounting and administrative fees, but which are less than $30,000 per year. Lastly, there are some intangible benefits to the post-acquisition company, although not quantifiable, by owning versus licensing the intellectual property. For example, the capital markets may more favorably perceive the post-acquisition company in that it is no longer vulnerable to an outside party for its core technology. That is, the post-acquisition company will no longer be subject to the possible default provisions contained within the License Agreement. Beyond this, there is a general perception that combining two entities creates a "cleaner" company that is easier to manage, finance, and which is more favorably perceived by outside investors.

     In arriving at its opinion, NACP relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed the accuracy and completeness thereof in all material respects. In that regard, NACP assumed, with the consent of EPL, that the financial forecasts prepared by EPL and PIC, including without limitation, the synergies resulting from the Acquisition, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of each company and that such forecasts will be realized in all material respects in the amounts and at the times contemplated thereby. NACP did not make an independent evaluation or appraisal of the assets and liabilities of EPL or PIC or any of their respective subsidiaries and NACP was not furnished with any such evaluation or appraisal. NACP's advisory services and opinion were provided for the information and assistance of the EPL Board in connection with its consideration of the Acquisition.

     NACP does not express any opinion as to the price at which the PIC Common Stock to be distributed to EPL's shareholders will trade if and when it is issued. The following is a summary of certain of the financial analyses used by NACP in connection with providing its written opinion.

     (1) Selected Companies Analysis. NACP reviewed certain financial information, ratios and public market multiples for two (2) publicly-traded corporations: WD-40 Company and Quaker Chemical Corporation (collectively, the "Selected Companies"). NACP conducted an extensive review of several companies operating in the lubricant industry, and the Selected Companies were chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to PIC's operations. NACP calculated and compared various financial multiples and ratios. With respect to the Selected Companies, NACP considered levered market capitalization (i.e., market value of common equity plus estimated market value of debt) as a multiple of latest trailing twelve month earnings before interest, taxes, depreciation and amortization ("EBITDA"), and trailing twelve month earnings before interest and taxes ("EBIT"). Furthermore, NACP considered stock price as a multiple of latest trailing twelve months earnings per share ("EPS") and stock price as a multiple of latest trailing twelve month gross cash flow. The levered market capitalizations were based on closing stock prices as of April 27, 1998 for both Selected Companies and balance sheet data as of February 28, 1998 (unaudited) for WD-40 Company and December 31, 1997 for Quaker Chemical Corporation. April 27, 1998 represented the most recent closing stock prices and February 28, 1998 and December 31, 1997 represented the most recent available balance sheet information for the Selected Companies at the time the analysis was performed. The EBITDA and EBIT multiples for each of the Selected Companies were based on NACP research as of April 27, 1998. The price/earnings ("P/E") multiples and price/gross cash flow multiples were based on stock prices as of April 27, 1998. NACP's analysis of the Selected Companies indicated levered market capitalization multiples of EBITDA ranging from 7.5x to 12.1x with a mean of 9.8x and market capitalization multiples of EBIT ranging from 10.5x to 12.8x with a mean of 11.7x. The analysis also indicated for the Selected Companies P/E multiples, which ranged from 13.8x to 20.5x with a mean of 17.5x, and price to gross cash flow multiples, which ranged from 8.8x to 18.6x with a mean of 13.7x. These multiples were then adjusted for differences and similarities between the companies and applied to the PIC pro forma results as of December 31, 1997. The analysis indicated a value range for the EPL share of post-Acquisition PIC (10.5%) of $5.3 million to $6.7 million with a mean of $6.0 million.

     (2) Selected Transactions Analysis. NACP analyzed certain information relating to two (2) transactions in the lubricant industry, or more specifically, to transactions falling within SIC codes 2992, 2911, 2899 and 2842 occurring over the past 36 months (listed by acquirer/target): (1) Milastar Corporation/New England Metal Treating, Inc. and, (2) Specialty Chemical Resources, Inc./Hysan Corporation (collectively, the "Selected Transactions"). The search yielded no companies with a primary SIC code of 2992 (i.e., establishments primarily engaged in blending, compounding, and refining lubricating oils and greases from purchased mineral, animal, and vegetable materials). The only SIC code that provided a match was that of SIC code 2899 (i.e., establishments primarily engaged in manufacturing miscellaneous chemical preparations...sizes, bluing, laundry sours, writing and stamp pad ink, industrial compounds...metal, oil, and water treating compounds, water treating compounds and chemical supplies for foundries). Based upon the criteria described within the analysis, and an evaluation of the companies, it was the judgement of NACP that the Selected Transaction companies were sufficiently dissimilar to the activities and financial characteristics of PIC so as to justify rejecting the approach.

     (3) Discounted Cash Flow Analysis of EPL. NACP was provided with a discounted cash flow analysis prepared by EPL's management wherein the present value of EPL's projected net free cash flow was determined by discounting those cash flows by a rate of return that was considered to be commensurate with the inherent risk within the business. NACP performed an independent review of this analysis and found that it assumed that EPL's sole source of revenue was expected to arise from the 3.5% royalty payment due from PIC under the terms of the license agreement. The analysis began by considering revenue projections for PIC through the year 2002 which were incorporated into an income statement projection over the same period. The projected income statement was normalized (i.e., adjusted for extraordinary and non-operating items) to represent the expected future net income after taxes and net free cash flow. The analysis calculated the net present value of the cash flows of EPL as of January 1, 1998 using discount rates from 21.1% to 27.1% based upon various assumptions underlying the forecast. The material assumptions underlying the optimistic forecast are that (i) PIC will complete and air its second infomercial during 1998, (ii) PIC will introduce new product lines in a timely manner, (iii) rapid expansion into foreign markets will be successful, and (iv) selling cycles for significant customers will decrease over time. The material assumptions underlying the conservative forecast are (i) delays in the second infomercial and product introductions, (ii) slow expansion into the foreign markets, and
(iii) constant or increasing selling cycles for significant customers. The discount rate was determined using the build-up method which incorporates the financial theory of the Capital Asset Pricing Model and is based upon determining a risk-free rate and adding to it various premia to reflect market and company specific risk. This rate is then incorporated into a weighted average cost of capital analysis and is contrast against expected internal rates of return for EPL as well as for other companies in the specialty lubricant industry. The terminal values of EPL were calculated at year-end 2002 using a capitalization rate which is the discount rate derived above minus an expected long-term growth rate of 5.0%. The terminal values were then discounted to present value as of January 1, 1998 using the discount rates above. This analysis indicated a range of values for EPL between $5.8 million and $6.7 million. NACP was informed that this analysis provided the basis for negotiating the Acquisition. NACP then performed an independent analysis of EPL's projected net free cash flow and found a similar range of values.

     (4) Discounted Cash Flow Analysis of Post-Acquisition PIC. NACP performed a discounted cash flow analysis of the pro forma projected net free cash flow of post-Acquisition PIC. The analysis began by using PIC's projections through the year 2002 for revenue, expense and balance sheet accounts as they would be "as if" the Acquisition had occurred. NACP calculated the net present value of the cash flows as of January 1, 1998 using discount rates between 18.0% and 22.0%. The basis for determining after-tax net income, net free cash flow and the discount rates followed the methodology outlined in the prior section. NACP calculated the terminal values based on a capitalization rate using a projected steady growth rate of 5.0%. The terminal values were then discounted to present value as of January 1. 1998 using the discount rates above. This analysis indicated a range of values from $5.97 million to $9.1 million with a mean value of $7.4 million for the 10.5% share of PIC which EPL's shareholders will own post-Acquisition.

     (5) Historical Trading Analysis of PIC Common Stock. NACP performed a review and analysis of the historical market prices and trading activity for the shares of PIC Common Stock on April 27, 1998, the date of NACP's written opinion, and over various periods within 30, 60, 90, and 180 days preceding such date. NACP found that PIC Common Stock is reported on the OTC Bulletin Board and is traded by approximately 12 market makers with little or no research coverage. As such, it is relatively volatile and is subject to regulations regarding trading in penny stocks (i.e., those securities trading for less than $5.00 per share). On April 27, 1998, PIC Common Stock closed at a price of $2.625 and over the 30-day period preceding that date ranged in price from $2.56 to $3.38 with a mean price of $2.96 and a standard deviation of $0.22. For the period from January 2, 1998, the first trading day of the year, to April 27, 1998, PIC Common Stock ranged in price from $2.00 to $4.63 with a mean price of $3.04 and a standard deviation of $0.67 per share. NACP then examined the securities to be issued to EPL in the Acquisition and found that at the closing of the Acquisition, one certificate representing two million nine hundred ninety-three thousand thirty-five (2,993,035) shares of PIC Common Stock, $0.001 par value per share ("New Shares") will be delivered to EPL. Additionally, the New Shares will be subject to a transfer restriction whereby all PIC Common Stock received by EPL's shareholders in the Dissolution may not be sold, distributed, or otherwise disposed of for a period of 365 days following the date of the Acquisition without the prior written consent of PIC. NACP considered the price of PIC Common Stock as of the date of the written opinion and over the 30 days immediately preceding that date to be most relevant to the analysis. Considering this information along with the number of New Shares to be distributed, the analysis indicated a range of values between $7.9 million and $8.9 million for the EPL share in PIC. NACP then applied a 30.0% discount based upon various studies to account for the 1 year restriction on resale. The analysis indicated an adjusted value range of $5.5 million to $6.2 million with a mean of $5.9 million.

     (6) Pro Forma Trading Analysis of PIC Common Stock. NACP performed a pro forma analysis of the financial impact of the Acquisition using earnings estimates for PIC prepared by its management for the fiscal year ending December 31, 1998. NACP compared the EPS of PIC Common Stock, on a stand-alone basis, to the EPS of the common stock of the combined companies on a pro forma basis and found no expected dilution. NACP performed this analysis based on an estimated P/E ratio of 25 times pro forma projected EPS of $0.19 per share to arrive at a price of

$4.75. The P/E ratio was determined based upon an analysis of comparable public companies adjusted for the similarities and differences between those companies and PIC. NACP then applied a 30.0% discount to reflect the 1 year holding period restriction. The analysis indicated an adjusted value of approximately $10 million for the EPL share in PIC.

EPL DOES NOT, AS A MATTER OF COURSE, MAKE PUBLIC FORECASTS AS TO FUTURE SALES, EARNINGS OR OTHER RESULTS. THE FOLLOWING SUMMARY PROJECTIONS WERE PREPARED BY NACP IN CONNECTION WITH THE RENDERING OF ITS WRITTEN OPINION AND ARE PROVIDED FOR ILLUSTRATIVE PURPOSES ONLY. SUCH SUMMARY PROJECTIONS ARE INHERENTLY UNCERTAIN AND, THOUGH CONSIDERED REASONABLE BY THE MANAGEMENT OF EPL AND PIC, RESPECTIVELY, AS OF THE DATE HEREOF, ARE SUBJECT TO A WIDE VARIETY OF SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT PROJECTED RESULTS ARE INDICATIVE OF THE FUTURE PERFORMANCE OR THAT ACTUAL RESULTS WILL NOT BE MATERIALLY HIGHER OR LOWER THAN THOSE FORECASTED. INCLUSION OF THE SUMMARY PROJECTIONS IN THIS PROXY STATEMENT/PROSPECTUS SHOULD NOT BE REGARDED AS A REPRESENTATION BY ANY PERSON THAT THE PROJECTED RESULTS WILL BE ACHIEVED. NEITHER PIC'S INDEPENDENT AUDITORS, NOR ANY OTHER INDEPENDENT ACCOUNTANTS OR FINANCIAL ADVISORS, HAVE COMPILED, EXAMINED, OR PERFORMED ANY PROCEDURES WITH RESPECT TO THE SUMMARY PROJECTIONS CONTAINED HEREIN, NOR HAVE THEY EXPRESSED ANY OPINION OR ANY FORM OF ASSURANCE ON SUCH INFORMATION OR ITS ACHIEVABILITY, AND ASSUME NO RESPONSIBILITY FOR, AND DISCLAIM ANY ASSOCIATION WITH, THE SUMMARY PROJECTIONS.

EPL- Valuation Scenario Analysis

------------------------------------------------------------------------------------------------------------
OPTIMISTIC FORECAST
                                                                                                   TERMINAL
                                             1998       1999        2000        2001        2002     YEAR
                                     -----------------------------------------------------------------------
Debt Free Net Cash Flow                  $746,152   $959,059  $1,231,640  $1,580,286  $2,025,877  $2,127,171
Terminal Growth Rate Value        5.0%                                                $9,625,208
Present Value Factor             27.1%     0.8870     0.6980      0.5493      0.4322      0.3401
                                        --------------------------------------------------------
Present Values                           $661,895   $669,467  $  676,536  $  683,070  $3,962,534

Sum of Present Values                                                                 $6,653,502
Less Interest Bearing Debt                                                            $      0.0
Indicated Equity Value                                                                $6,653,502
------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
CONSERVATIVE FORECAST
                                                                                                  TERMINAL
                                             1998       1999       2000        2001        2002     YEAR
                                        -------------------------------------------------------------------
Debt Free Net Cash Flow                  $746,152   $842,142   $963,132  $1,008,556  $1,056,367  $1,109,186
Terminal Growth Rate Value        5.0%                                               $6,889,354
Present Value Factor             21.1%     0.9087     0.7506     0.6199      0.5119      0.4228
                                        -------------------------------------------------------
Present Values                           $678,096   $663,611   $597,042  $  516,353  $3,359,451

Sum of Present Values                                                                $5,814,553
Less Interest Bearing Debt                                                           $      0.0
Indicated Equity Value                                                               $5,814,553
-----------------------------------------------------------------------------------------------------------

PIC - DISCOUNTED CASH FLOW ANALYSIS

                                                                                (In Thousands)
                                                                        FISCAL YEAR ENDING DECEMBER 31,
                                                  ---------------------------------------------------------------------
Assumptions/1/                         Pro Forma                                                                          TERMINAL
                                        1997(1)           1998         1999         2000          2001          2002      YEAR
-----------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT ASSUMPTIONS
Revenue Growth                               88.7%          50.0%        33.0%        25.0%         25.0%         15.0%         5.0%

Revenue                                $ 29,846.8     $ 44,770.2   $ 59,544.4   $ 74,430.4   $  93,038.1   $ 106,993.8   $112,343.5
Net Income (%)                                8.1%          11.2%        11.9%        12.0%         12.0%         12.1%        12.3%

Net Income /2/,/3/                     $  2,404.6     $  5,036.6   $  7,064.7   $  8,894.9   $  11,191.3   $  12,913.8   $ 13,818.2
WORKING CAPITAL ASSUMPTIONS/4/
Avg. Current Assets                    $ 11,327.9     $ 16,291.9   $ 22,965.1   $ 32,271.1   $  43,745.3   $  57,052.2   $ 31,949.8
Avg. Current Liabilities               $  3,043.3     $  4,155.6   $  4,532.1   $  5,530.5   $   6,702.7   $   7,737.7   $  4,012.0
Net Working Capital                    $  8,284.6     $ 12,136.3   $ 18,433.1   $ 26,740.8   $  37,042.7   $  49,314.6   $ 27,937.8
Change in Net Working Capital           ($4,550.7)     ($3,851.7)   ($6,296.8)   ($8,307.7)   ($10,301.9)   ($12,271.9)  $ 21,376.7
CAPITAL EXPENDITURE ASSUMPTIONS
Capital Expenditures                   $    200.0     $      0.0   $      0.0   $      0.0   $       0.0   $       0.0   $    100.0
Depreciation & Amortization            $    459.7     $    492.5   $    491.7   $    433.5   $     420.6   $     410.7   $    410.7
DISCOUNTED CASH FLOW ANALYSIS
Net Income                                            $  5,036.6   $  7,064.7   $  8,894.9   $  11,191.3   $  12,913.8   $ 13,818.2
plus: After-tax Interest Expense (2)                         0.0          0.0          0.0           0.0           0.0          0.0
plus: Depreciation & Amortization                          492.5        491.7        433.5         420.6         410.7        410.7
                                                   --------------------------------------------------------------------------------
GROSS CASH FLOW                                       $  5,529.1   $  7,556.4   $  9,328.3   $  11,611.9   $  13,324.5   $ 14,229.0
Dec./(Inc.) in Working Capital                         ($3,851.7)   ($6,296.8)   ($8,307.7)   ($10,301.9)   ($12,271.9)  $ 21,376.7
Dec./(Inc.) in Capex                                         0.0          0.0          0.0           0.0           0.0         (1.0)

                                                   --------------------------------------------------------------------------------
NET FREE CASH FLOW - DEBT FREE                        $  1,677.4   $  1,259.5   $  1,020.7   $   1,310.0   $   1,052.6   $ 35,604.7
Terminal Growth Rate/Value/5/                 5.0%                                                         $ 231,199.3
Present Value Factor/6/                      20.4%        0.8304       0.6896       0.5727        0.4756        0.3949
                                                   --------------------------------------------------------------------------------
Present Values                                        $  1,393.0   $    868.6   $    584.5   $     623.0   $  91,616.5
                                                   --------------------------------------------------------------------------------
Sum of Present Values                                                                                      $  95,085.7
Less: Interest Bearing Debt/7/                                                                             $       0.0
                                                                                                        --------------
Indicated Equity Value - Marketable, Minority Basis                                                        $  95,085.7
Less: Discount for Lack of Marketability                                                                          30.0%
ADJUSTED EQUITY VALUE - NON-MARKETABLE, MINORITY BASIS                                                     $  66,560.0
-------------------------------------                                                                   ==============

/1/ All data and assumptions provided by PIC management without further verification by NACP.
/2/ Reflects additional of after-tax interest expense; discounted cash flow analysis prepared on an invested capital, or debt-free basis.
/3/  Reflects combined state & federal tax rate of 40%.
/4/ Working capital assumption for years 2002 through terminal year have been developed as a percentage of sales based on historical rates.
/5/ Whereas sales growth is not expected to stabilize within the forecast period, we have assumed long-term growth of 5.0%.
/6/ Weighted average cost of capital of 20.4% assumes debt to equity ratio of 5%, cost of equity of 21.15%, cost of debt of 10.75% and tax rate of 40%.
/7/ PIC carries no interest bearing debt and is not expected to incur indebtedness during the forecast period. It is assumed that working capital & capital expenditures will be funded from gross cash flow as illustrated above.

ANALYSIS OF EPL PRO RATA SHARE
--------------------------------------------------------------------------------
Pro Forma Weighted Shares Outstanding                                  28,501.1
EPL Stockholders' Interest in PIC                                       2,993.0
EPL Percentage Interest in PIC                                             10.5%
Indicated Equity Value of PIC                                         $  66,560
                                                                      ---------
EPL Pro Rata Value in PIC - DCF Approach                              $   6,990
                                                                      =========
--------------------------------------------------------------------------------

     The term "Terminal Year," as used in the preceding summary projections, refers to the year immediately following those years which were forecast in detail. Whereas, for example, it is customary to prepare a five year forecast, the sixth year would be the Terminal Year. Typically, valuation analysts utilize a constant growth cash flow model (referred to sometimes as the Gordon Constant Growth Model) to estimate the value of all cash flows from the Terminal Year through perpetuity. The final value conclusion reflects the present value of all future cash flows through perpetuity.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying NACP's written opinion. In arriving at its fairness determination, NACP considered the results of all such analyses. NACP reaches a single conclusion as to fairness based on its experience and professional judgment and its analysis as a whole. NACP does not, as part of its process, isolate the various analyses and reach separate conclusions with respect thereto. No company or transaction used in the above analyses as a comparison is directly comparable to PIC or EPL, or the contemplated Transaction. The analyses were prepared solely for purposes of NACP providing its opinion to the EPL Board as to the fairness of the terms of the Acquisition, from a financial point of view, to the shareholders of EPL and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, the companies, NACP or any other person assumes no responsibility if future results are materially different from those forecast.

     THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE ANALYSIS PERFORMED BY NACP AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO NACP'S WRITTEN OPINION ATTACHED AS ANNEX C TO THIS PROXY STATEMENT/PROSPECTUS.

     NACP, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private financing transactions and valuations for estate, corporate and other purposes. NACP professionals are members of the American Society of Appraisers and the Association for Investment Management and Research. EPL selected NACP as its financial advisor based, in part, on NACP's substantial experience in transactions similar to the proposed Acquisition and the cost of rendering the opinion initially quoted by NACP. NACP is familiar with the automotive aftermarket having provided certain investment banking services to other companies within that industry.

     Pursuant to a letter agreement dated April 14, 1998, (the "Engagement Letter"), EPL engaged NACP to render an opinion as to whether the terms of the proposed Acquisition are fair, from a financial point of view, to the holders of EPL Common Stock. Pursuant to the terms of the Engagement Letter, EPL has agreed to pay NACP a fee and has agreed to reimburse NACP for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its attorneys, and to indemnify NACP against certain liabilities, including, certain liabilities under the U.S. federal securities laws. Such fee is payable irrespective of whether the Acquisition is consummated.

DISSENTERS' RIGHTS

     General. If the Transaction is approved and consummated, dissenters' rights will be available to holders of EPL Common Stock who exercise such rights in accordance with Chapter 13. THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST. Pursuant to the terms of the Agreement, if greater than 5% of all shares of EPL Common Stock outstanding immediately prior to the date of the Closing demand that EPL purchase their respective shares under Chapter 13, PIC has the right to terminate the Agreement.

     The information set forth below is a general summary of dissenters' rights and is qualified in its entirety by reference to Chapter 13, a copy of which is attached hereto as Annex D. EPL shareholders should read Annex D in its entirety for more complete information concerning dissenters' rights.

     Each holder of shares of EPL Common Stock which were outstanding as of the Record Date who follows the procedures set forth in Chapter 13 and who does not vote in favor of the proposal to approve the Agreement will be entitled to demand the purchase of such holder's shares of EPL Common Stock for a cash purchase price equal to the fair market value of such holder's shares, so long as demands for such payment are properly and timely filed by such EPL shareholders. The fair market value of shares of EPL Common Stock will be determined as of February 10, 1998, the day before the public announcement of the Agreement, excluding any appreciation or depreciation as a consequence of the proposed Transaction, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

     In order to be entitled to exercise dissenters' rights, a shareholder of EPL must not vote in favor of the Agreement and the Transaction contemplated thereby. Thus, any shareholder who wishes to dissent and executes and returns a proxy in the accompanying form must specify that such holder's shares are to be voted "AGAINST" or to "ABSTAIN" on the proposal to approve the Agreement and the Transaction. If the shareholder returns a proxy with instructions to vote "FOR" the proposal to approve the Agreement and the Transaction the shareholder will lose its dissenters' rights. Any proxies returned by EPL shareholders without voting instructions will be voted "AGAINST" the proposal to approve the Agreement and the Transaction.

     If the Agreement and Transaction are approved by the EPL shareholders at the EPL Special Meeting, EPL shall mail to each shareholder who did not vote to approve the Agreement and the Transaction a notice of approval of such Agreement and Transaction (the "Notice") within ten (10) days after the date of such approval, accompanied by copies of Sections 1300 through 1304 of the CCC. The Notice shall state the price determined by EPL to represent the fair market value of the dissenting shares as of February 10, 1998 and a brief description of the procedure to be followed if the shareholder desires to exercise his or her dissenters' rights. Such statement of fair market value constitutes an offer by EPL to purchase at the price stated any dissenting shares.

     A shareholder of EPL electing to exercise dissenters' rights must make written demand upon EPL for the purchase of dissenting shares and payment to such shareholder in cash of their fair market value within thirty (30) days following the mailing of the Notice. The demand should specify the number of shares held of record by such shareholder which the shareholder demands to be purchased and a statement of what the shareholder claims to be the fair market value of those shares as of February 10, 1998, the day before the announcement of the proposed Transaction. Such statement of the fair market value of the shares of EPL Common Stock constitutes an offer by the shareholder to sell the shares at that price.

     Within thirty (30) days after the date on which the Notice is mailed, the dissenting shareholder must surrender to EPL, at its principal office, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of EPL Common Stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

     If EPL and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of such agreement (set by law in California at 10% per annum). Subject to the restrictions imposed under the CCC on the ability of EPL to purchase its outstanding shares, payment of the fair market value of the dissenting shares shall be made within thirty (30) days after the amount thereof has been agreed upon or thirty (30) days after any statutory or contractual conditions to the Transaction have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

     If EPL denies that the shares surrendered are dissenting shares, or if EPL and the dissenting shareholder fail to agree upon a fair market value of such shares of EPL Common Stock, then the dissenting shareholder must, within six (6) months after the Notice is mailed, file a complaint in the superior court of the proper county requesting the court to make such determinations or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenter's rights will be lost. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value. Any such determination of the fair market value of any dissenting shares of EPL may be more than, less than or equal to the fair market value of the shares of EPL Common Stock as of the date of the EPL Special Meeting or as of the Closing of the Transaction.

     No dissenting shareholder who has elected to proceed under Chapter 13 may withdraw his or her dissent or demand for payment unless EPL consents to such withdrawal.

EPL'S SHAREHOLDERS WILL NOT HAVE DISSENTERS' RIGHTS UNLESS DEMANDS FOR PURCHASE AND PAYMENT ARE RECEIVED BY EPL ON OR PRIOR TO THE EXPIRATION OF THIRTY (30) DAYS FOLLOWING THE DATE OF THE MAILING OF THE NOTICE.

RESALES OF PIC COMMON STOCK

     There are important restrictions on the ability of the EPL shareholders to realize immediately the value of PIC Common Stock which they will receive in the Dissolution. IF THE TRANSACTION IS APPROVED BY A MAJORITY OF THE SHARES OF EPL COMMON STOCK, EACH SHAREHOLDER OF EPL IS AGREEING THAT ALL PIC COMMON STOCK TO BE RECEIVED BY EPL IN CONNECTION WITH THE ACQUISITION AND BY EACH EPL SHAREHOLDER IN THE DISSOLUTION SHALL BE SUBJECT TO THE TRANSFER RESTRICTION SET FORTH AS EXHIBIT D TO THE AGREEMENT WHICH IS SET FORTH AS ANNEX A TO THE PROXY STATEMENT/PROSPECTUS (THE "TRANSFER RESTRICTION"). All PIC Common Stock shall be issued with a restrictive legend referencing the Transfer Restriction. The Transfer Restriction provides that, for a period of 365 days following the date of the Closing (as defined in the Agreement), each shareholder of EPL will not, without the prior written consent of PIC, directly or indirectly:

     [S]ell, offer to sell, solicit an offer to sell, contract or grant any option or warrant to sell (including, without limitation, any short sale), register, pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise transfer or dispose of any shares of the capital stock of PIC, options or warrants to acquire shares of the capital stock of PIC, securities exchangeable or exercisable for or convertible into shares of the capital stock of PIC or any rights to purchase or acquire capital stock of PIC or enter into any hedging transaction that is likely to result in a transfer of capital stock of PIC currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by such shareholder, including capital stock which may be deemed to be beneficially owned by such shareholder in accordance with the rules and regulations of the Securities and Exchange Commission, otherwise than (i) as a bona fide gift or gifts, including, without limitation, transfers to beneficiaries or trusts for estate planning purposes, provided the donee or donees thereof agree in writing to be bound by the terms of this restriction and deliver a copy of such donee's assumption to PIC, or (ii) as a distribution to affiliates of such shareholder, if any, provided that distributees thereof agree in writing to be bound by the terms of this restriction and deliver a copy of such distributee's assumption to PIC, or publicly announce such shareholder's intention to do any of the foregoing.

     PIC has no present intent to waive such Transfer Restriction for EPL shareholders during the period of the Transfer Restriction. However, PIC reserves the right to grant consents on a case-by-case basis upon a bona fide demonstration by such requesting EPL shareholder of economic hardship and provided that the aggregate number of shares subject to requests for waiver of the Transfer Restriction would not have a material adverse effect on the trading volume of shares of PIC Common Stock.

     Subject to the one-year restriction on transferability imposed by the Transfer Restriction, shares of PIC Common Stock issued in connection with the Acquisition will be freely transferable under the Securities Act following the expiration of such one-year period, except for shares distributed to any shareholder in connection with the Dissolution who may be deemed to be an "affiliate" of EPL (which generally includes directors and executive officers of EPL, and beneficial owners of 10% or more of the EPL Common Stock) for purposes of Rule 145 under the Securities Act as of the date of the EPL Special Meeting. Such affiliates may not sell shares of PIC Common Stock received in connection with the Dissolution except (i) pursuant to an effective registration statement under the Securities Act, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, or (iii) pursuant to Rule 144 under the Securities Act in accordance with the volume and manner of sale restrictions set forth therein. PIC may place restrictive legends on certificates representing PIC Common Stock received by all persons for a period of one year following the Dissolution. PIC may place additional restrictive legends on certificates of PIC Common Stock received by all persons who are deemed to be "affiliates" of EPL under Rule 145. This Proxy Statement/Prospectus does not cover resales of PIC Common Stock.

                         UNAUDITED PRO FORMA COMBINED

                        CONDENSED FINANCIAL STATEMENTS

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Acquisition had been consummated, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma combined financial statements have been derived from the historical consolidated financial statements of PIC and EPL and give effect to the Acquisition of EPL by PIC under the purchase method of accounting.


     The unaudited pro forma combined balance sheet gives effect to the combination as if it had occurred on June 30, 1998 using the consolidated balance sheets of PIC and EPL as of June 30, 1998. The unaudited pro forma combined statements of operations give effect to the combination as if it had occurred on January 1, 1997 using the consolidated statements of operations of PIC for the six months ended June 30, 1998 and for the fiscal year ended December 31, 1997, respectively, and of EPL for the two months ended June 30, 1998, the year ended April 30, 1998 and the 4 months ended April 30, 1997, respectively.

     The pro forma adjustments are based on preliminary estimates, that are expected to be finalized by the end of the quarter in which the transaction is approved by regulatory authorities, available information and certain assumptions that management deems appropriate. Management does not anticipate any material differences between the estimates and final adjustments. The pro forma financial information does not purport to represent what the combined company's financial position or results of operations would actually have been if the Acquisition in fact had occurred on such date or to project the combined company's financial position or results of operations for any future period.
The unaudited pro forma combined financial statements should be read in conjunction with PIC's and EPL's consolidated financial statements and the notes thereto included elsewhere herein.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              As of June 30, 1998

                                                                                                           Pro Forma
                                      Prolong
                                  International                                         Acquisition
                                   Corporation             EPL Pro-Long, Inc.           Adjustments                  Combined
                              ------------------          --------------------       ------------------           -------------
Cash and cash equivalents            $ 2,377,620            $     6,120              $        0                     $ 2,383,740
Accounts receivable, net               5,257,834                204,152                       0                       5,461,986
Inventories                            3,859,682                      0                       0                       3,859,682
Prepaid expenses                       1,140,904                      0                       0                       1,140,904
Prepaid income taxes                     157,513                  4,484                       0                         161,997
Prepaid television time                  674,173                      0                       0                         674,173
Advances to employees                    262,232                      0                       0                         262,232
                                      ----------            -----------              ----------                     -----------
  Total current assets                13,729,958                214,756                       0                      13,944,714

Property and equipment, net            3,124,399                      0                       0                       3,124,399
Patents, trademarks,
 tradenames, etc.                              0                283,288               7,052,014 (1)(2)                7,335,302
Other assets                              66,355                      0                       0                          66,355
Deposits                                 338,613                      0                       0                         338,613
                                     -----------            -----------              ----------                     -----------
  Total assets                       $17,259,325            $   498,044              $7,052,014                     $24,809,383

Accounts payable                     $ 1,935,296            $   104,250              $        0                     $ 2,039,546
Accrued expenses                       1,451,723                      0                       0                       1,451,723
Income taxes payable                           9                      0                       0                               0
Loan Payable                              42,555                      0                       0                          42,555
Other current liabilities                      0                      0                       0                               0
Deferred income taxes                     23,693                      0                       0                          23,693
                                     -----------            -----------                --------                     -----------
  Total current liabilities            3,453,267                104,250                       0                       3,557,517

Loan payable                           2,374,912                      0                       0                       2,374,912

Common stock                              25,465                135,473                (132,480) (3)                     28,458
Additional paid-in capital             7,393,451              1,516,553               5,926,262  (3)(4)              14,836,266
Retained earnings (deficit)            4,012,230             (1,258,232)              1,258,232  (5)                  4,012,230
                                     -----------             ----------              ----------                     -----------
Total stockholders'  equity           11,431,146                393,794               7,052,014                      18,876,954
                                     -----------            -----------                --------                     -----------
  Total liabilities and
   stockholders' equity              $17,259,325            $   498,044              $7,052,014                     $24,809,383
                                     ===========            ===========                ========                     ===========

                   NOTES TO COMBINED CONDENSED BALANCE SHEET

(1) The purchase price of the net assets, as negotiated between the two independent parties, was determined by adding the value of the PIC Common Stock to be given up of $7,572,379 to the liabilities assumed less certain costs. The purchase price was then allocated to the tangible assets and liabilities and the residual amount was allocated to the patents, trademarks and other intangibles. NACP then provided a written fairness opinion on the Transaction. The unaudited estimated fair value of assets acquired and liabilities assumed is summarized as follows:


          Fair value of PIC Common Stock to be given up                       $ 7,572,379
          Fair value of liabilities assumed                                       104,250
          Other acquisition costs                                                 156,717
          Fair value of tangible and identifiable assets acquired                (498,044)
          Patents acquired                                                     (7,335,302)
                                                                              -----------
          Excess of costs over identifiable assets acquired                   $         0
                                                                              ===========



     The fair value of PIC Common Stock to be given up was determined by the closing market price of the PIC Common Stock on the OTC Bulletin Board on the date that the parties entered into the Agreement, February 5, 1998, which was $2.81 per share. Due to the one year transfer restriction and the lack of marketability of the large block of shares to be issued under the Agreement, a nominal 10% discount was applied to the PIC Common Stock resulting in a fair value of approximately $2.53 per share. With the anticipated issuance of 2,993,035 shares, the fair value of the shares of PIC Common Stock given up is $7,572,379. PIC believes that the determination of the measurement date is consistent with EITF 95-19 because during the period beginning a few days before the signing of the Agreement and extending through the date of the public announcement of the proposed Transaction, the closing market prices of PIC Common Stock did not vary significantly.


(2) Adjustment to eliminate the account balance of intangibles of EPL Pro-Long, Inc.

(3) Adjustment to reflect the issuance of PIC Common Stock in exchange for the net assets of EPL Pro-Long, Inc. and the subsequent dissolution of EPL Pro-Long, Inc.

(4)  Adjustment to properly state the combined additional paid-capital balance.

(5) Adjustment to eliminate the retained deficit account balance of EPL Pro-Long, Inc.

             PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

                        Six Months Ended June 30, 1998

                                                                                                       Pro Forma
                                 Prolong
                              International
                           Corporation For the           EPL Pro-Long, Inc.
                            Six Months Ended             For the Six Months
                              June 30, 1998            Ended June 30, 1998(1)         Adjustments                   Combined
                         ----------------------       -----------------------      ------------------        ---------------------
Net revenues                       $19,248,570                      $125,358             ($  125,358)   (2)           $19,248,570
Cost of goods sold                   3,647,214                             0                       0                    3,647,214
                         ----------------------       -----------------------      ------------------        ---------------------
Gross profit                        15,601,356                       125,358                (125,358)                  15,601,356
Selling expenses                     9,899,087                             0                (125,358)   (3)             9,773,729
General and                          2,725,813                       195,468                 244,510    (4)             3,165,791
 administrative expenses
                         ----------------------       -----------------------      ------------------        ---------------------
Total operating expenses            12,624,900                       195,468                 119,152                   12,939,520

Operating income (loss)              2,976,456                       (70,110)               (244,510)                   2,661,836
                         ----------------------       -----------------------      ------------------        ---------------------
OTHER INCOME, NET:
Other income                                 0                             0                       0                            0
Interest expense                       (36,709)                      (17,581)                      0                      (54,290)
Interest income                         88,545                            86                       0                       88,631
                         ----------------------       -----------------------      ------------------        ---------------------
Total other income                      51,836                       (17,495)                      0                       34,341
 (expense), net
                        ----------------------       -----------------------       -----------------        ---------------------
Income before provision              3,028,292                       (87,605)               (244,510)                   2,696,177
 for income taxes
Provision for income                 1,306,000                        (2,116)               (225,413)   (5)             1,078,471
 taxes
                         ----------------------       -----------------------      ------------------        ---------------------
Net income                         $ 1,722,292                      $(85,489)             ($  19,097)                 $ 1,617,706
                         ======================       =======================      ==================        =====================
                                                                                                                   PRO FORMA

 EARNINGS PER COMMON  SHARE:
  Basic                                  $0.07                                                                              $0.06
  Diluted                                $0.07                                                                              $0.06
                         ======================                                                              =====================

WEIGHTED AVERAGE SHARES
 USED TO CALCULATE NET
 INCOME PER SHARE:
  Basic                             25,464,500                                                                         28,457,535
  Diluted                           25,827,125                                                                         28,820,160
                        ======================                                                              =====================

             PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                      Fiscal Year Ended December 31, 1997

                                                                                              Pro Forma

                                 Prolong
                              International        EPL Pro-Long, Inc.
                           Corporation For the       For the Twelve
                            Fiscal Year Ended         Months Ended
                            December 31, 1997     December 31, 1997 (6)          Adjustments                    Combined
                        ----------------------    ----------------------    ------------------          ---------------------
Net revenues             $          29,846,795     $             984,959     $        (984,959) (2)      $         29,846,795
Cost of goods sold                   5,735,238                       298                     0                      5,735,536
                        ----------------------    ----------------------    ------------------          ---------------------
Gross profit                        24,111,557                   984,661              (984,959)                    24,111,259
Selling expenses                    17,259,469                         0              (984,959) (3)                16,274,510
General and                                                                                     (4)
 administrative expenses             3,523,200                   229,034               489,020                      4,241,254
                        ----------------------    ----------------------    ------------------          ---------------------

Total operating expenses            20,782,669                   229,034              (495,939)                    20,515,764
                        ----------------------    ----------------------    ------------------          ---------------------

Operating income                     3,328,888                   755,627              (489,020)                     3,595,495
                        ----------------------    ----------------------    ------------------          ---------------------

OTHER INCOME, NET:
Other income                                 0                    25,221                     0                         25,221
Interest expense                        (8,185)                  (25,319)                    0                        (33,504)
Interest income                        249,214                         0                     0                        249,214
Total other income                     241,029                       (98)                    0                        240,931
 (expense), net
                        ----------------------    ----------------------    ------------------          ---------------------
Income before provision              3,569,917                   755,529              (489,020)                     3,836,426
 for income taxes
Provision for income                 1,437,364                     5,202                 92,004  (5)                1,534,570
 taxes
                        ----------------------    ----------------------    ------------------          ---------------------
Net income               $           2,132,553     $             750,327             ($581,024)          $          2,301,856
                        ======================    ======================    ==================          =====================

                                                                                                                PRO FORMA

EARNINGS PER COMMON
 SHARE:
  Basic                  $                0.08                                                           $               0.08
                        ======================                                                          =====================
  Diluted                $                0.08                                                           $               0.08
                        ======================                                                          =====================
WEIGHTED AVERAGE SHARES
 USED TO CALCULATE NET
 INCOME PER SHARE:
  Basic                             25,508,035                                                                     28,501,070
                        ======================                                                          =====================
  Diluted                           25,690,774                                                                     28,683,809
                        ======================                                                          =====================

              NOTES TO COMBINED CONDENSED STATEMENTS OF OPERATIONS

(1) EPL Pro-Long, Inc.'s results for the six months ended June 30, 1998 are calculated based on the unaudited financial information for the two months ended June 30, 1998 plus the information for the year ended April 30, 1998 included elsewhere herein less the results for the eight months ended December 31, 1997 included elsewhere herein.

(2)  Adjustment to eliminate royalty revenue estimated to be received from PIC.

(3) Adjustment to eliminate royalties estimated to be paid by PIC at the rate of 3.5% of PIC's revenues.

(4) Adjustment to recognize amortization of patents, trademarks, tradenames, etc. over a period of fifteen years.

(5)  Adjustment to reflect the combined tax rate of 40%.

(6) EPL Pro-Long, Inc.'s results for the year ended December 31, 1997 are calculated based on the unaudited financial information for the eight months ended December 31, 1997 plus the results for the four months ended April 30,1997 which were derived from the unaudited financial information for the year ended April 30,1997 included elsewhere herein.

                                BUSINESS OF PIC

GENERAL

     PIC is a Nevada corporation that was incorporated on August 24, 1981 as Giguere Industries, Incorporated. On September 14, 1981, Giguere consummated a merger with Medical International, Inc., a Utah corporation, pursuant to which Giguere was the surviving entity. Prior to the merger with Giguere, Medical International, Inc. had completed an offering of its common stock which was exempt from registration under the Securities Act by reason of Regulation A thereunder. All of the outstanding shares of Medical International, Inc. common stock were exchanged for shares of Giguere as part of the plan of merger. Subsequent to the merger, Giguere conducted operations for several years until it liquidated its assets in order to satisfy its creditors and discontinued operations in 1987. Giguere was inactive and held no significant assets from 1987 to June 21, 1995.

     On June 21, 1995, Giguere acquired all of the outstanding common stock of PSL, in a share exchange with PSL's then existing shareholders and changed its name from Giguere to Prolong International Corporation. Since the Reorganization, PIC has changed its focus from being a company without operations, a business or significant assets, to that of a holding company for its wholly-owned operating subsidiary, PSL. PIC, through PSL, is engaged in the manufacture, sale and worldwide distribution of a line of high performance lubrication products which are based on a patented extreme pressure lubricant additive for use in metal lubrication, commonly referred to as AFMT.

     PSL currently holds an exclusive, worldwide license to manufacture, sell and distribute lubrication products based on AFMT and to use the "Prolong" name. This license was acquired from EPL, the holder of the patent for AFMT, in 1993. As part of the license arrangement, PSL is obligated to pay royalties to EPL based on the gross sales of its AFMT-based products or any other products utilizing the name "Prolong." However, in connection with the execution of the Agreement, EPL and PSL amended their license arrangement to immediately cease further accrual and payment of royalties thereunder. In the event that the Transaction contemplated by the Agreement is not consummated by December 31, 1998, a penalty will be imposed approximating the suspended royalty payments and the license arrangement will be reinstated and continue in full force and effect under the same terms and conditions set forth therein.

     Prior to 1996, Prolong's activities generated losses. However, due, in part, to PSL's successful marketing campaign based primarily on an infomercial, Prolong's activities generated a profit in 1996. Prolong anticipates that its sales will continue to grow in the future as it takes advantage of the worldwide market for its products. Prior to fiscal 1996, PIC raised capital primarily through the issuance of PIC Common Stock in private placements. During 1997, working capital was generated primarily through operations.

PRODUCTS

     Prolong markets a variety of products which are based on AFMT. AFMT is a patented formula which can be blended with many other lubricants and formulations to create a wide variety of individual lubricant products with superior friction fighting characteristics. AFMT can also be blended with other constituents to create additional products which may be added to Prolong's product line such as gun oil and brake cleaner. AFMT bonds to the metal surfaces with which it comes into contact, resulting in reduced friction, wear and heat buildup when subjected to pressure. Prolong believes that AFMT is most effective in extreme pressure applications, where metal-to-metal contact, and the resulting wear, can be severe such as: gears (at the contact point where the teeth of the gear touch each other - for example in hypoid gears); engines (at the contact points where metal to metal pressure squeezes out the normal boundary lubrication - for example where the camshaft contacts the lifters; where the main bearings contact the crankshaft; where the rod bearings contact the rod and the bearing cap); and machinery (at the metal to metal contact points where surface or boundary lubrication breaks down metal contacts under heavy loads - for example in a steel mill where rolling steel contacts steel rollers).

     AFMT is composed of petroleum distillates and other chemicals and contains no solid particles. Typically, performance enhancing lubrication additive formulations contain solid particles such as lead, molybdenum disulphides, PTFE resins, Teflon, fluorocarbon resins or fluorocarbon micropowder. Prolong believes that the primary disadvantage to particulate material in lubricant additives is that it tends to distribute unevenly and can result in excessive particulate build-up. Because AFMT contains no solid particles, Prolong believes that there is no risk of excessive build-up, and the lubrication "film coat" is uniform and microscopically thin.

     The friction fighting characteristics of AFMT have been documented by The Foundation for Scientific and Industrial Research at the Norwegian Institute of Technology, Trondheim, Norway. This independent testing laboratory was commissioned in 1987 by the principals of Prolong Technology of Canada, Inc. d.b.a. Prolong International, the entity from which EPL acquired the patented AFMT formula. The tests were conducted at the expense of Prolong Technology of Canada, Inc. and at the request of customers for in-depth scientific data. The friction fighting characteristics are further documented in U.S. Patent No. 4,844,825, which outlines various tests conducted on AFMT precedent to the issuance of the patent.

     AFMT exhibits both the "hydrostatic" and "boundary" principles of lubrication. Hydrostatic lubrication is a system of lubrication in which the lubricant is supplied under sufficient external pressure to separate the opposing surfaces. Boundary lubrication is a form of lubrication between two rubbing surfaces without development of a full-fluid lubricating film (where the rubbing parts being lubricated actually come into contact with each other). Specifically, all surfaces tend to attract some substances from the environment. Such substances or films may be only a few molecules thick, and are absorbed into the surface. The strength of the absorption depends upon the electronic structure of "polarized" molecules, which tend to absorb perpendicularly to the surface. Warren Prince, Ph.D., a registered mechanical engineer and machine and product design specialist was commissioned and retained by Prolong to analyze and test its product formulation and found that AFMT operates by attaching to the metal at the microscopic level, evenly and uniformly. Prolong believes that once this chemical/electrical action takes place through absorption, only very extreme heat, grinding away of the surface area, or the introduction of material with a stronger molecular adhesion will alter the surface bonding. As a result, third party tests performed on AFMT have demonstrated that it is impervious to many elements and chemicals and its benefits continue beyond the initial application.

     Prolong believes that the use of AFMT in lubrication products provides many advantages for its users. For example, in clinical testing by third parties, the use of AFMT resulted in reduced friction in mechanical devices. This, in turn, caused the operating temperatures of the machinery to drop due to the reduction in heat-generating friction. Prolong believes that in the long term, this combination of friction and temperature reduction leads to a longer operating life for the machinery and lower repair bills. Additionally, the use of AFMT in internal combustion engines has been demonstrated to cause a reduction in operating temperature and an increased resistance to catastrophic failure occasioned by loss of engine oil. AFMT also has a high resistance to oxidation, which, when combined with other oils, improves the oxidization resistance of metals. Oxidation of metals by exposure to chemicals causes acceleration of metal wear. The benefit of reducing the exposure of metals to oxidizing chemicals (by increasing the metal's resistance to corrosive chemicals) is an increase in the life of the metal. Given the foregoing advantages demonstrated by AFMT, Prolong has identified a broad market for its lubricant products.

     Prolong believes that the following are examples of some of the applications of AFMT-based products:


       .  Internal Combustion Engines      .  Automatic and Manual Transmissions
       .  Agricultural Equipment           .  Computer Numerically Controlled
       .  Airline Ground Equipment            Machine Tools
       .  Marine Equipment                 .  Milling Equipment
       .  Railroad Equipment               .  Trucks, Buses
       .  Mining Equipment                 .  Differentials, Gears
       .  Bearing Journals                 .  Compressors
       .  Pumps and Generators             .  Hydraulic Systems

     Prolong markets the following products, each of which can be utilized in multiple applications:

     Prolong Anti-Friction Metal Treatment "AFMT"

     This is Prolong's fundamental lubricating oil which is made according to a patented formula for use as an extreme pressure lubricant. It is packaged in concentrate form and is designed to be added by the customer to the lubrication oils in engines, gears, and other machinery.

     Prolong Engine Treatment

     Formulated for use in the lubrication of internal combustion engines, Prolong believes that this product reduces friction, heat and wear. As a result of enhanced lubrication of the engine, Prolong believes that there is increased useful life of moving metallic parts. Prolong Engine Treatment is suitable for use in both gasoline and diesel engines.

     Prolong Transmission Treatment

     Formulated for use in both automatic and manual transmissions and for other applications, such as heavy duty industrial gear boxes where metal gears are operated under high pressure, this product is designed to improve overall transmission performance.

     Prolong Gas/Diesel Fuel System Treatment

     This product is formulated to increase fuel efficiency, lubricate the "top end" of internal combustion engines, and clean and maintain fuel injectors and other fuel system components. The "top end" of an engine refers to those internal areas of an engine that are situated above the piston oil rings.

It includes areas of the engine where the engine motor oil is not designed to circulate, such as areas of fuel and air mixture, combustion chambers, and the non oil-lubricated parts of the valve assemblies. This product is also designed to help maintain peak engine performance and overall mileage. The formula is EPA registered and is suitable for both gasoline and diesel fuel systems.

     Prolong High Performance Multi-Purpose EP-2 Grease

     This product is formulated to provide a wide range of lubricating benefits to industrial equipment under extreme pressure, high and low temperature extremes, and potential water washout conditions. Prolong believes that this product represents a substantial improvement in lubrication performance relative to other products on the market in applications requiring an extreme pressure grease formulation.

     Prolong "SPL100" Super Penetrating Lubricant

     This product is formulated to lubricate, penetrate, and prevent corrosion, free sticky mechanisms, displace moisture, stop squeaks, and reduce friction and wear. This product can also serve as a light duty machining, tapping and drilling fluid.

     Prolong "Ultra-Cut 1" Water Soluble Cutting Fluid

     This product is formulated to lubricate and cool metal tools and parts during machining operations. This product can be used in Computer Numerically Controlled ("CNC") metal turning and machining operations. CNC is a reference label used in the machine tool industry. Machine tools, such as vertical machining centers, custom metal coil processing equipment, and lathes, for example, have their respective motions controlled by motors and pumps. The motors and pumps are given instructions for operating by a computer. In the parlance of the machine tool industry, a metal working machine that is instructed by computer is commonly known as a "CNC Machine" (a computer numerically controlled machine tool). Prolong believes that the use of this product will provide higher feed rates and operating speeds, finer surface finishes, and improved cutting tool life.

     Prolong Multi-Purpose Precision Oil

     This product is formulated as a fine, light oil for use in lubricating precision tools and equipment. This product is designed to provide smooth lubrication, which Prolong believes results in optimal operation of precision equipment and tools and extension of useful life.

     Despite PSL's current variety of products, there are other products which Prolong believes could be successfully and beneficially formulated in the future using AFMT technology and derivatives thereof that would result in products with improved lubrication performance. Although there can be no assurances that Prolong will have the financial or other resources to develop, manufacture and market any such additional products, the following is a partial list of such additional products:

     High Performance Motor Oil
     High Performance Synthetic Motor Oil
     Motorcycle Engine & Transmission Treatment
     Gun Oil & Cleaner
     Gear/Differential Treatment

     Heavy Duty Diesel Fuel Conditioner
     Hydraulic System Treatment
     Chain Oil
     2-Cycle Engine Oil
     Power Steering Treatment
     Radiator Treatment
     Compressor Treatment
     Shock Absorber Lubricants
     Brake Cleaner
     Assembly Lube

     In addition to the development of the above-referenced AFMT-based products, Prolong is also engaged in efforts to expand its lubricant formulations beyond its current AFMT-based technology. To date, Prolong has developed formulas based on the same chemical lubrication techniques, but that utilize different formulas from the patented formula. Such developed formulas have not yet been field tested and there can be no assurances that such new formulas will be successful or accepted in the marketplace.

CURRENT MARKETS FOR PROLONG'S PRODUCTS

     PIC's strategy is to successfully direct Prolong's product line to a number of different markets, each of which is currently large, representing significant future revenue potential for PIC. PIC is currently actively addressing the consumer automotive, the consumer household and the industrial markets described below. See "RISK FACTORS - Limited Operating History."

     Consumer Automotive

     The consumer automotive market consists of automobiles, light trucks, motorhomes, motorcycles, snowmobiles, jetskis, and other fuel burning vehicles. The owners of these vehicles represent a significant source of customers for Prolong's lubricants, fuel conditioners and other future additions to the Prolong product line. Recognizing this fact, this market has been the primary target of Prolong's marketing efforts to date.

     Consumer Household

     The consumer household lubrication market is a potentially lucrative area of the industry which could prove receptive to Prolong's products for uses as varied as fishing reels, guns, windows, sliding doors, garage doors, sewing machines, electric hair clippers, bicycles, tricycles, scooters, skateboards, garage door openers, lawn mowers, snow blowers, drills, saws, door locks, hinges, rusted bolts, and virtually anything made of metal that must be lubricated in order to maintain performance. Prolong currently manufactures "Prolong `SPL100' Super Penetrating Lubricant" and "Prolong Multi-Purpose Precision Oil" for this market.

     Industrial

     The industrial market encompasses an enormous variety of major and minor manufacturers. This market includes businesses such as steel mills, automobile manufacturers, aircraft manufacturers, paper mills, electric motor manufacturers, petrochemical manufacturers, oil refineries, mining operations and electrical generating facilities, all of which require lubricants and Prolong believes would benefit from the increased performance of Prolong's products. Even more numerous are the smaller industrial facilities, such as machine shops and other fabrication businesses throughout the world. Prolong further believes that businesses engaged in stamping, molding, die casting, boring, drilling, honing and a number of other similar operations could realize significant cost savings by using the full line of Prolong's products. Prolong currently manufactures "Prolong High Performance Multi-Purpose EP-2 Grease," "Prolong `SPL100' Super Penetrating Lubricant," "Prolong Gas/Diesel Fuel System Treatment," and "Prolong `Ultra-Cut 1' Water Soluble Cutting Fluid" for this market.

FUTURE MARKETS FOR PROLONG'S PRODUCTS

     Although not being directly addressed by Prolong at the present, Prolong believes the following to be significant opportunities for expansion of its marketing efforts into diverse niches of the lubricant market. There can be no assurances that Prolong will be successful at penetrating any of these potential markets.

     Federal, State, & Local Governments

     The government market is not only very large, but Prolong believes it is also extremely varied. It includes cities, counties, states and all of the federal government agencies. Prolong believes that these agencies collectively purchase, operate, and maintain a significant investment in trucks, automobiles, buses, tanks, airplanes, helicopters, boats, ships, radar equipment, guns, miscellaneous equipment and tools, as well as many other mechanisms, all of which require adequate lubrication.


     Federal Government. The federal government represents potential sales by Prolong to many different agencies such as the Department of Defense, NASA, Department of Energy, Department of Transportation and other federal governmental agencies.

     Military Sales. Procurement procedures require that products used in or on military equipment must be manufactured according to certain military specifications ("MIL Specs"). Prolong intends to apply for and receive United States MIL Specs for certain of its products, and to market products not only to the United States military, but to foreign militaries as well. Prolong plans to develop the military market, both here and abroad, through the utilization of specialists who are familiar with military procurement procedures and with the special needs of the military services.

     State Government. Potential sales to state governments include users such as the National Guard, highway patrol, state police and other state agencies.

     County and City Government. Both county and city governments are potential Prolong customers for use by police, fire, water, gas, waste management and other local departments.

     Public Transportation. Public transportation entities are major potential customers for Prolong's products, and Prolong intends to focus its efforts to market products to these entities at the various levels of government. Prolong believes that rapid transit districts throughout the country are facing a serious problem with noisy and polluting diesel buses. The Los Angeles Rapid Transit District, for example, has 3,300 buses and is currently under heavy public and regulatory pressure to reduce emissions. In addition to diesel buses, there are a significant number of other vehicles currently operated by county and city public transportation agencies which Prolong believes, if treated with its products, could run cleaner, quieter, last longer and would burn less fuel.

     Commercial Trucking

     Prolong intends to develop a market for its products in the long-haul trucking industry. A substantial portion of the distribution of goods in this country occurs via truck shipments. Consequently, large quantities of oil and diesel fuel are consumed by trucks operated in this industry. Prolong believes that the use of its products in the long-haul trucking industry may provide an economic advantage to truck operators because of the increased operating efficiency demonstrated by engines treated with AFMT-based products. Prolong believes that this increased efficiency may directly result in a reduction in fuel costs and overall transportation costs. Further, the use of AFMT-based products may provide additional savings to this industry in the form of reduced service and repair costs over the useful life of the trucks due to AFMT's propensity to reduce engine wear and the wear of other "treated" components.

     Agricultural Applications

     The agricultural industry represents another potentially significant market for Prolong's products. Modern agricultural machinery and equipment tend to be highly complex and are often subjected to harsh working environments. As a result of the harsh environments, the machinery and equipment operates inefficiently and results in increased fuel consumption and a decreased productive life-cycle due to increased mechanical wear. Prolong believes that the use of its products could save the agriculture industry substantial sums by reducing these industry wide losses caused by friction and contaminants.

     Marine Applications

     The marine market includes both freshwater and salt water boats and ships, from outboard fishing skiffs to pleasure boats, yachts and other marine vessels. Prolong has the ability to formulate special products for the harsh marine environments, including marine grease and a special 2-cycle oil for small outboard motors. Prolong believes that in diesel powered boats and ships, "Prolong Gas/Diesel Fuel System Treatment" can provide benefits similar to those attained from use in diesel truck engines.

     Railroads

     The railroad industry is currently a large user of lubrication products. Prolong would have to obtain certain mandatory product certifications prior to being able to market its products to the railroad industry. Prolong is not actively pursuing such certifications for its products at this time, but may do so in the future.

GEOGRAPHIC MARKETS

     Prolong currently markets its products in the United States, Canada, Japan, Hong Kong, Thailand, India, Sub-Saharan Africa, Brazil, Chile, Kuwait, Mexico and Saudi Arabia and intends to continue developing distributor relationships in other foreign countries. Prolong's current focus is to identify distributors that possess the expertise and industry relationships necessary to assist it in further penetrating retail sales channels in the various markets identified above, with a primary focus on the consumer automotive and industrial lubricant markets. Prolong intends to selectively grant distributorships to established companies on a country by country basis. Prolong intends to build on this relationship and continue to expand sales and revenues in the international marketplace. There can be no assurance that Prolong will be able to successfully penetrate any foreign markets.

     International sales comprised 10.3% and 3.5% of PIC's revenues in 1996 and 1997, respectively, resulting in approximately 34.0% and 5.0% of PIC's net income, respectively. Prolong consummates such sales through independent distributors and, as such has no assets attributable to its international sales. Prior to 1996 Prolong had no significant amount of international sales.

     If it is economically feasible, Prolong intends to grant distributorships throughout Europe. Consistent with this goal, Prolong is analyzing the economics of the industry, competitive aspects, regulatory matters, and methods of distribution on a country by country basis in Europe. Prolong has also obtained patent protection on its products in several of the EEC member countries.

MARKETING AND DISTRIBUTION OF THE PRODUCTS

     Prolong currently distributes its products through direct response television, direct distribution, independent distributors and manufacturers representative organizations. Specifically, Prolong distributes its industrial and commercial products, both nationally and internationally, through independent distributors. Currently, Prolong has 217 distributors in the United States and eight international distributors located in Asia, Africa and South America.

     Prolong has produced a 30 minute direct response television commercial (the "Infomercial") entitled "The Prolong World Challenge" which it began airing in January 1996. The Infomercial features celebrities such as four-time Indy 500 Champion Al Unser, well known TV personality Bob Eubanks, International Motorsports Champion Roberto Guererro, Olympic Champion and Olympic Gold Medalist Mark Spitz, former Los Angeles Dodgers baseball star and World Series MVP Steve Yeager, and renowned motorcyclist Nick Nichols promoting Prolong's product line. The purpose of making the Infomercial was to build brand name recognition for Prolong's products in the United States, while simultaneously marketing its principal consumer lubricant products (i.e., the "Prolong Car Care Kit") directly to consumers. Sales made through the Infomercial are currently completed through a third-party order processing and sales fulfillment facility located in Burbank, California. This facility contains a warehouse that is prestocked with Prolong's products in order to provide a quicker and more efficient delivery of its products to the consumer. Prolong intends to use the exposure generated by the Infomercial, along with the funds generated by the sales realized therefrom, to further expand its national retail sales program in the automotive and household consumer markets.

     The products offered by Prolong have also been publicized through print and electronic media, trade shows and motorsports sponsorships. For example, in the area of motorsports sponsorship, PSL executed a co-sponsorship agreement with King Entertainment and Kenneth D. Bernstein pursuant to which PSL has agreed to pay Mr. Bernstein $400,000 in 1998 ($425,000 in 1999), plus a performance bonus of 5% if Mr. Bernstein wins the "Top Fuel Championship" for the season, in exchange for promotional services and appearances and recognition of "Prolong Super Lubricants" as a co-sponsor of the "Budweiser King Prolong Top Fuel Dragster." The agreement calls for the display of the PSL name and logo on the dragster and related racing components in all races and other events in which the dragster appears. The agreement expires on December 31, 1999.

     PSL has also executed an associate sponsorship agreement with Team Sabco relating to sponsorship of three race cars for all NASCAR Winston Cup Series races during the 1998, 1999 and 2000 racing seasons and a sponsorship letter of intent with Nemco Motorsports and Joe Nemechek relating to sponsorship of the Nemco Motorsports car for up to fifteen (15) 1998 NASCAR Busch Grand National events. The arrangements with Team Sabco and Nemco Motorsports provide for display of the PSL name and logo on the cars, equipment and uniforms and for promotional services and appearances. The Team Sabco and Nemco Motorsports agreements expire on November 30, 2000 and December 31, 1998, respectively.

     In the area of endorsements, PSL has entered an agreement in which it retained the services of Al Unser to endorse and promote Prolong's products. Mr. Unser has agreed to make certain appearances to assist in marketing the products and has agreed to license his name and likeness in connection with the marketing of Prolong's products. PSL has also entered into an agreement with Smokey Yunick pursuant to which it retained the services of Mr. Yunick to promote Prolong's products and to act as a spokesman for, and technical consultant to, Prolong. Mr. Yunick has agreed to make certain appearances to assist in marketing Prolong's products and has agreed to license his name and likeness in connection with the marketing of Prolong's products.

     In the area of magazine advertising, PSL has entered into advertising contracts with Motor Trend, Hot Rod and various other magazines for print ads during 1998. In addition to motorsports sponsorship, endorsements and magazine advertising, Prolong is engaging experienced marketing personnel to commence concentrated marketing efforts in order to increase retail, commercial, industrial, governmental and international sales. Prolong believes that the foregoing advertising and marketing efforts, which began with the production of its Infomercial in 1995, have resulted in recognition of the product line as a superior alternative to other conventional lubricants available within the lubricant industry.

COMPETITION

     The market for Prolong's products is highly competitive and is expected to increase in the future. The basic formula of Prolong's products has not changed materially since its development in 1986. The formula was granted a United States patent on July 4, 1986. The market for Prolong's products is characterized by rapid technological advances, frequent new product introductions and evolving industry standards. Some of Prolong's principal competitors include other providers of specialized lubrication products, such as First Brands (STP) and Quaker State (Slick 50), both of which market engine oil treatments. Prolong's competitors also include major oil companies such as Shell Oil Company, Castrol, Pennzoil, Quaker State and others who manufacture lubrication products, such as WD40 Corp. Further, Prolong believes that major oil companies not presently offering products that compete directly with those offered by Prolong may enter Prolong's markets in the future.

     Increased competition could result in price reductions, reduced gross margins, and a loss of market share, any of which could have a material adverse effect on PIC's business, financial condition and results of operations. In addition, many of Prolong's competitors have significantly greater financial, technical, research and product development, marketing and other resources and greater market recognition than Prolong. Several of Prolong's competitors also currently have, or may develop or acquire, substantial customer bases in the automotive and other related industries. As a result of these factors, Prolong's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than Prolong. Additionally, other dealers and distributors may offer similar lubrication products at prices below those offered by Prolong, appealing to the price-sensitive segment of the market. While Prolong believes that the prices for Prolong lubrication products are competitive for the level of quality obtained by the customer, Prolong relies on its brand name recognition for selling high quality, state of the art products. There can be no assurance that Prolong will be able to compete successfully against current and future competitors or that competitive pressures faced by Prolong will not materially adversely effect PIC's business, financial condition and results of operations.

     Prolong believes that its current competitive edge lies solely with the superior lubrication performance of its products relative to that of its competitors. In order for Prolong to draw attention to the superior performance of its products, Prolong is treating and marketing its products as a unique specialty line of high performance products as opposed to a high volume product line.

     A key strategy for Prolong's continued growth is to use direct response television ("DRTV") to generate sales, build brand name recognition, and to lay the foundation for other, more conventional forms of advertising and marketing. For example, Prolong believes that its Infomercial that debuted in 1996 has resulted in a significant increase in sales and brand name recognition. This broad public exposure generated by the Infomercial may permit Prolong to position itself favorably among larger companies competing in both the national and international lubricant markets.

PRODUCTION

     The AFMT formula contained in all of Prolong's products and the formulas for such products themselves are comprised of petroleum-based components which are readily available from several suppliers. Prolong does not foresee any shortages of supply in the near future. However, Prolong has recently increased volume production and plans on continued expansion. This continued expansion could eventually place a strain on the production capacity of its existing suppliers. While Prolong is working actively with each of its suppliers to increase production of the components, there can be no assurance that each supplier will be able to increase its production in time to satisfy Prolong's increasing requirements or that alternative suppliers will be able to meet any such deficiency on an ongoing basis. If Prolong is unable to obtain sufficient quantities of the components, or if such components do not meet Prolong's quality standards, delays or reductions in product shipments could occur which would have a material adverse effect on PIC's business, financial condition and results of operations.

     In addition to the potential deficiency in supply of the AFMT components, such components are also subject to significant price volatility beyond the control or influence of Prolong. Prices for the components of the quality sought by Prolong are dependent on the origin, supply and demand at the time of purchase. Prices can be affected by multiple factors in the producing countries, including weather and political and economic conditions. Additionally, petroleum products, of which Prolong relies on for its AFMT formula, have been affected in the past, and may be affected in the future, by the actions of certain organizations and associations, such as OPEC, that have historically attempted to establish price controls on petroleum products through agreements establishing export quotas or restricting petroleum supplies worldwide. No assurance can be given that OPEC (or others) will not succeed in raising the price of petroleum components or that, in such event, Prolong will be able or choose to maintain its gross margins quickly by raising its prices without effecting demand. Increases in the prices for the components, whether due to the failure of its suppliers to perform, conditions affecting the component-producing countries, or otherwise, could have a material adverse effect on PIC's results of operations.

     The production of Prolong's products is comprised of contract manufacturers mixing the components pursuant to the AFMT and other proprietary formulas and bottling the resulting mixtures in packaging specified by Prolong. Prolong's current contract manufacturers have the capacity to produce its products in high volumes, having been designed to meet the production requirements of major oil companies. By utilizing existing third party manufacturing facilities, Prolong avoids the large capital expenditures associated with mixing and packaging operations, as well as costly management of human resources. At present, there are facilities located throughout the world that are capable of mixing and packaging the components into finished products. However, Prolong's increased volume production and continued expansion may result in shortages or restrictions in supply and manufacturing capabilities in the future. Prolong has not entered into any long term contracts with respect to the supply or production of its products, preferring to intermittently review quotations provided by interested parties in order to take advantage of competition among suppliers and manufacturers.

CUSTOMERS

     In 1997, approximately 49.4% of Prolong's sales resulted as a response to the airing of its Infomercial. Such sales are made to large numbers of individual consumers and, accordingly, Prolong does not consider itself dependent on any particular customers in this market segment. In 1997, Prolong's sales to retail customers, which are derived through independent manufacturers representatives and distributors, comprised approximately 38.3% of its revenues while sales to commercial and industrial customers comprised 6.5% of total revenues. None of such customers accounted for more than 10% of Prolong's aggregate sales in 1997. Consequently, PIC does not consider itself to be dependent on these customers or any of its other customers.

INTELLECTUAL PROPERTY

     PSL holds the exclusive worldwide license to manufacture and sell products based on AFMT, which PSL acquired from the patent holder, EPL, in 1993. This agreement calls for PSL to pay to EPL 3.5% of gross sales of any products which utilize AFMT technology or bear the "Prolong" name. This agreement calls for minimum royalties of $3,000 per month beginning in 1995. The license is perpetual absent a major breach of PSL's obligations thereunder, effectively a failure to pay royalties due under the license. During 1997, Prolong expended $1,023,869 in royalties under this agreement. In connection with the execution of the Agreement, EPL and PSL amended their license arrangement to immediately cease further accrual and payment of royalties thereunder. In the event that the Transaction contemplated by the Agreement is not consummated by December 31, 1998, a penalty will be imposed approximating the suspended royalty payments and the license arrangement will be reinstated and continue in full force and effect under the same terms and conditions set forth therein. There can be no assurance that Prolong will be able to meet all financial obligations under the license in the future and, consequently, PSL may not be able to retain the license indefinitely. Should PSL be unable to continue as a licensee or successfully purchase the rights from EPL, Prolong could not continue to manufacture its current AFMT-based products or use the name "Prolong," which would result in a material adverse effect on PIC's business, operating results, financial position and cash flows.

     The U.S. patent on AFMT expires July 4, 2006. There are a number of other patents and patent applications covering Prolong's products in other countries worldwide. Additionally, Prolong has obtained or applied for the exclusive rights to the use of a number of trademarks which it utilizes in the marketing of its products. Currently, PSL holds the following registered trademarks in the United States: PSL's oil drop logo; "Prolong" and the related design; "Prolong Super Lubricants;" "No Equal in the World" and the related design; "The Ultimate in Protection & Performance" and "SPL100."

ROYALTY AGREEMENTS

     Aside from the royalties due to EPL as described above, PSL has entered into a memorandum agreement with the producer of its Infomercial whereby PSL has agreed to pay The 2M Group, Inc. 1.5% of gross sales generated from DRTV promotions made via a toll-free telephone number, which utilize the Infomercial video footage. The term of this agreement is dependent upon the life cycle of the Infomercial. During 1997, Prolong expended $174,266 in royalties under this agreement.

     PSL has also entered into a personal service agreement with Al Unser whereby PSL has agreed to pay Mr. Unser 1.0% of gross sales resulting from DRTV sales from the Infomercial, with guaranteed annual minimum royalties of $40,000, $50,000 and $60,000 during the first, second and third years of the agreement, respectively, following an initial 120-day test period. Royalties earned are to commence with the first airing of the Infomercial and continue for three years and 120 days, contingent upon (i) the continued airing of the Infomercial after the 120 day test period and; (ii) after each one-year period thereafter. The maximum term of this agreement is until May, 1999. During 1997, Prolong paid Mr. Unser $116,177 under this agreement.

     Further, PSL has entered into a service and endorsement contract with Al Unser whereby PSL has agreed to pay royalties on all net retail sales of its products according to the following rates: 1.5% from November 1, 1996 through October 31, 1997; 1.25% from November 1, 1997 through October 31, 1998; and 1% from November 1, 1998 through October 31, 1999. For each of the years included in the arrangement, PSL must pay a guaranteed minimum amount of $15,000. Earnings maximums under the arrangement are as follows: $100,000 in year 1; $125,000 in year 2; and $150,000 in year 3. Either party has the option to extend the arrangement for an additional 4 years. If the option to extend is exercised by either party, the agreement terminates on October 31, 2003. During 1997, Prolong paid Mr. Unser $134,753 under this agreement.

EMPLOYEES

     As of August 7, 1998, PIC and PSL collectively employ 50 full-time employees, including 4 executive officers, and no part-time employees. None of Prolong's employees are represented by a labor organization and PIC considers the relationships with its employees and those of PSL to be good.

                               PROPERTIES OF PIC

     At its headquarters, Prolong owns approximately 29,442 square feet of office and warehouse space in a two-story building located at 6 Thomas in Irvine, California. PSL purchased this facility from Huck International, Inc. (a subsidiary of Thiokol Corporation, PSL's former lessor) pursuant to the exercise of its lease option on February 23, 1998. The consideration paid by PSL for the facility was $2,690,000. PSL utilized $269,000 in cash on hand and borrowed funds in the amounts of $1,692,000 and $729,000, respectively, from Bank of America. Escrow closed on the purchase and sale on April 30, 1998. The loan from Bank of America in the amount of $729,000 was repaid by PSL on July 15, 1998 with the proceeds of a United States Small Business Administration loan from CDC Small Business Finance Corp. The outstanding loans from Bank of America and CDC Small Business Finance Corp. are secured by the purchased land and building. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PIC -- Liquidity and Capital Resources." PIC considers its present facilities to be adequate for Prolong's current operations and for those reasonably expected to be conducted during the next twelve months. Further, PIC believes that any additional space, if required, will be available on commercially reasonable terms.

                        LEGAL PROCEEDINGS INVOLVING PIC

     Neither PIC nor PSL is a party to any pending or threatened legal, governmental, administrative or judicial proceedings that Prolong believes will have a materially adverse effect upon PIC's or PSL's financial condition, operations or cash flows. The AFMT patent, on which Prolong's products are based, has been the subject of litigation, primarily suits contesting the ownership thereof. In July 1993, the trial court ruled in favor of Prolong's licensor, EPL, awarding EPL damages in excess of $15.5 million, and made findings of fact that the defendants had signed certain key documents which evidenced EPL's ownership of the intellectual property. The defendants appealed the trial court's findings, arguments relating to which were heard in June 1997. In January 1998, the court of appeal affirmed the trial court's decision in favor of EPL. As of August 7, 1998, the defendants have not appealed the court of appeal's affirmation. Further, EPL believes that there is no reasonable likelihood of recovering the damages awarded to EPL because the defendants are effectively insolvent. Should any litigation result in an adverse ruling precluding Prolong's continued use of the AFMT patent under the license agreement, PIC's business, operating results, financial position and cash flows would be materially adversely effected.

             MARKET PRICE OF AND DIVIDENDS ON PIC'S COMMON EQUITY

     PIC Common Stock is currently trading on the AMEX under the symbol "PRL." Prior to June 12, 1998 PIC Common Stock was traded on the OTC Bulletin Board under the symbol "PROL." PIC Common Stock resumed trading (after approximately 8 years of dormancy) in January 1996. High and low bids on the OTC Bulletin Board for each quarter during 1996 and 1997, and for the first and second quarters of 1998 through June 11, 1998, and high and low closing prices on the AMEX from June 12 through June 30, 1998 are as indicated below.

         Quarter Ended:          High          Low
         --------------        --------      -------
         March 31, 1996           $2.25        $ .38
         June 30, 1996            $4.38        $1.88
         September 30, 1996       $4.63        $3.75
         December 31, 1996        $6.38        $4.25
         March 31, 1997           $6.50        $2.88
         June 30, 1997            $3.19        $1.50
         September 30, 1997       $3.25        $2.25
         December 31, 1997        $2.44        $1.50
         March 31, 1998           $4.63        $2.00
         June 30, 1998            $3.38        $2.44

         Information during the periods referenced above through June 11, 1998 has been furnished by the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

     On February 10, 1998, immediately prior to the press release concerning the Transaction, the high and low bids for PIC Common Stock on the OTC Bulletin Board were $2.81 and $2.63, respectively. On August 19, 1998 the closing price for PIC Common Stock on the AMEX was $2.13.

    PIC has authorized 150,000,000 shares of PIC Common Stock, having a par value of $0.001 per share. As of August 19, 1998, the number of holders of record of PIC Common Stock is approximately 473. PIC has not declared any cash dividends since inception, and does not intend to do so in the foreseeable future. PIC currently intends to retain its earnings for the operation and expansion of its business. PIC does not have any restrictions on its ability to pay dividends on common equity. In addition to PIC Common Stock, the PIC Board is authorized to issue up to 50,000,000 shares of Preferred Stock with such rights, preferences and privileges as may be determined by the PIC Board. No such shares of Preferred Stock have been issued to date.

    COMMON STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF PIC


     The following table sets forth certain information concerning the beneficial ownership of the outstanding shares of PIC Common Stock as of August 19, 1998 and immediately subsequent to the consummation of the Transaction for
(i) person(s) who are known by PIC to be the beneficial owner of more than five percent of PIC Common Stock, (ii) each director and executive officer of PIC and
(iii) all current directors and executive officers as a group.

                                                  PRIOR TO TRANSACTION            SUBSEQUENT TO TRANSACTION
                                                  --------------------            -------------------------
                                               SHARES                               SHARES
    NAME AND ADDRESS OF                     BENEFICIALLY       PERCENT OF        BENEFICIALLY      PERCENT OF
     BENEFICIAL OWNER                         OWNED(1)            CLASS            OWNED(1)           CLASS
    -------------------                     ------------       ----------        ------------      ----------
Elton Alderman
6 Thomas                                    3,996,600(2)           15.6          3,996,600(2)           14.0
Irvine, California  92618

Carol Auld
6 Thomas                                    3,744,999(3)           14.7          3,744,999(3)           13.2
Irvine, California  92618

Tom T. Kubota
6 Thomas                                    1,830,000(4)            7.2          1,830,000(4)            6.4
Irvine, California  92618

Thomas C. Billstein
6 Thomas                                    1,481,600(5)            5.8          1,481,600(5)            5.2
Irvine, California  92618

Melanie A. McCaffery
6 Thomas                                        5,000(6)            *                5,000(6)             *
Irvine, California  92618

Nicolas M. Rosier
6 Thomas                                       14,000(7)            *               14,000(7)             *
Irvine, California  92618

All officers and directors as a group
(5 persons) (8)                             7,327,200(9)           28.6          7,327,200(9)           25.6

_________________________
  *  Less than 1%.


     (1) Beneficial ownership as reported in the table above has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934. Shares of PIC Common Stock subject to options currently exercisable, or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of PIC Common Stock shown as beneficially owned by them.

     (2) Includes 100,000 shares of PIC Common Stock subject to options exercisable within 60 days of the date hereof.

     (3) Carol Auld obtained beneficial ownership of 3,744,999 shares following the death of her husband, Edwin C. Auld Jr., on February 8, 1996 and as a result of the subsequent settlement of his estate.

     (4) Includes 40,000 shares of PIC Common Stock subject to options exercisable within 60 days of the date hereof.

     (5) Includes 40,000 shares of PIC Common Stock subject to options exercisable within 60 days of the date hereof.

     (6) Consists of shares subject to options exercisable within 60 days of the date hereof.

     (7) Includes 4,000 shares of PIC Common Stock subject to options exercisable within 60 days of the date hereof.

     (8) Includes shares held by Messrs. Alderman, Kubota, Billstein and Rosier and Ms. McCaffery who collectively served as PIC's directors and executive officers as of August 19, 1998.

     (9) Includes 189,000 shares of PIC Common Stock subject to options exercisable within 60 days of the date hereof.

                    DIRECTORS AND EXECUTIVE OFFICERS OF PIC


     The following table sets forth certain information with respect to each of the directors and executive officers of PIC as of August 7, 1998:

     Name                            Age          Position
     ----                            ---          ---------

     Elton Alderman (2)              59           President, Chief Executive
                                                  Officer and Director

     Thomas C. Billstein (1)         45           Vice-President, Secretary and
                                                  Director

     Tom T. Kubota (2)               58           Vice President, Investor
                                                  Relations and Director

     Nicholas M. Rosier              52           Chief Financial Officer

     Melanie A. McCaffery (1) (3)    44           Director

     (1)    Member of the Compensation Committee.
     (2)    Member of the Nominating Committee.
     (3)    Member of the Audit Committee.


     Elton Alderman has served as the Chairman of the Board of Directors, President and Chief Executive Officer of PIC since the Reorganization in June 1995. From October 1993 to the present, Mr. Alderman has also served as a director, President and Chief Executive Officer of PSL. Prior to joining PSL, Mr. Alderman served as the President and Chief Executive Officer of EPL from July 1988 until October 1993.

     Thomas C. Billstein has served as a director of PIC since the Reorganization in June 1995. Mr. Billstein has also served as PIC's Vice President and Secretary since February 1996. From October 1993 to the present, Mr. Billstein has also served as a director of PSL, and has served as PSL's Secretary since February 1996. Prior to joining PSL, Mr. Billstein served as an independent financial and legal consultant to EPL from August 1992 until October 1993. From November 1991 to August 1992, Mr. Billstein provided independent financial and legal consulting services to various small companies located in Southern California. Since commencing his employment with PIC and PSL, Mr. Billstein has served as an independent financial and legal consultant to those entities as well. Mr. Billstein holds a Bachelor of Science Degree in Business Administration with an emphasis in Finance-Investments from California State University Long Beach. He attended Whittier College School of Law, was awarded the American Jurisprudence Award for Agency Law, and graduated with a Juris Doctorate degree in 1978. Mr. Billstein is a member of the State Bar of California.

     Tom T. Kubota has served as a director of PIC since the Reorganization in June 1995. Between June 1995 and April 1997, Mr. Kubota served as PIC's Vice President, Finance. In June 1997, Mr. Kubota was promoted to Vice President, Investor Relations. From October 1993 to the present, Mr. Kubota has also served as a director of PSL. Prior to joining PSL, Mr. Kubota served as an independent consultant for EPL from March 1992 to October 1993. Since the date of Mr. Kubota's employment with PIC and PSL, respectively, he has served as an independent consultant to each entity. Mr. Kubota is also a vice president and director of GenCell, Inc. and a senior vice president and director of Steriodogenesis Inhibitors International, both of which are publicly-traded companies.

     Nicholas M. Rosier has served as Controller of PSL since March 1997 and was promoted to Chief Financial Officer of PIC and PSL, effective July 1997. For the four year period prior to his joining PSL, Mr. Rosier was the Controller and Financial Accounting Manager of two divisions for DePUY, Inc., a major public manufacturing company in the global orthopaedic industry. Prior to that position Mr. Rosier was the Controller/Director of Finance for thirteen years for Adams Rite Manufacturing Company, a privately owned manufacturer of locks and automotive equipment. He holds a Bachelor's degree in accounting and finance from H.B.S. in Holland.

     Melanie A. McCaffery has served as a director of both PIC and PSL since June 1997. Mrs. McCaffery, a certified public accountant, is the President of McCaffery & Associates, a financial and accounting firm which she founded in October 1995. From October 1988 through September 1995, Mrs. McCaffery was a Partner with the international accounting firm of Coopers & Lybrand L.L.P. From 1978 through October 1988, Mrs. McCaffery served as a staff member at Coopers & Lybrand L.L.P. Mrs. McCaffery serves on the board of directors of Boyds Wheels, Inc. a publicly-traded company. Mrs. McCaffery received a Bachelor's degree in political science from the University of California, Los Angeles, in 1975 and a Master's in Business Administration from the University of Southern California in 1978.

     All directors hold office until the next annual meeting of the stockholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the PIC Board. There are no family relationships among any of the directors or officers of PIC.

COMMITTEES OF THE PIC BOARD

     Compensation Committee. The Compensation Committee is currently comprised of Melanie A. McCaffery and Thomas C. Billstein. The functions of the Compensation Committee include reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for certain officers of PIC, administering PIC's 1997 Stock Incentive Plan, subject to the provisions set forth in such plan, and considering such other matters as may be referred to the Compensation Committee by the PIC Board from time to time.

     Audit Committee. The Audit Committee is currently comprised solely of Melanie A. McCaffery. The functions of the Audit Committee include recommending to the PIC Board the retention of the independent auditors, reviewing the scope of the annual audit undertaken by PIC's independent auditors and the progress and results of their work, and reviewing the financial statements of PIC and its internal accounting and auditing procedures.

     Nominating Committee. The Nominating Committee is currently comprised of Elton Alderman and Tom T. Kubota. The principal function of the Nominating Committee is identifying and screening candidates for membership on PIC's Board of Directors.

                            EXECUTIVE COMPENSATION

     The following table sets forth the compensation of the named executive officers paid by PIC and PSL for the last three fiscal years. The information presented below represents compensation in all capacities in which each identified individual served PIC and PSL, as applicable.


                          SUMMARY COMPENSATION TABLE

                                         Annual Compensation          Long Term Compensation
                                         -------------------          ----------------------


                                                                      Restricted        Option        All Other
Name and                      Year       Salary($)     Bonus($)       Stock             Grants(#)     Compen-
Principal Position            ----       ---------     ---------      Awards($)/1/      ---------     sation ($)
----------------------                                                ------------                    ----------
                                                       ---                                   ---          61,250
Elton Alderman                1995         ---         45,419/2/           ---           ---             ---
President and Chief           1996        93,337       90,000/3/ /4/       ---           500,000         ---
Executive Officer             1997       134,000                           ---

                                                       ---                                 ---            53,008
Thomas C. Billstein           1995         ---         36,850/2/           ---           ---             ---
Vice-President and            1996        90,256       60,000/3/ /5/       ---           200,000         ---
Secretary                     1997       120,000                           ---
                                           ---           ---                               ---

Nicholas M. Rosier            1995       ---            ---                ---           ---             ---
Chief Financial               1996        61,993       20,000/6/           ---           20,000          ---
Officer                       1997                                         ---                           ---
                                         ---              ---                              ---            65,250
Tom T. Kubota                 1995        90,000       ---                 ---           ---             118,500
Vice President                1996        61,393       45,000(3)          62,500         200,000          35,000/7/
Investor Relations            1997                                         ---

--------------------------

/1/ At December 31, 1997, the above-named individuals collectively held approximately 7,159,200 shares of Common Stock with a value of $14,103,624 in the aggregate, based on the closing share price of $1.97 per share on such date.

/2/ Represents an amount paid to the named individual in 1997 for his performance in 1996.

/3/ Represents an amount paid to the named individual in 1998 for his performance in 1997.

/4/ In addition to the foregoing amount, Mr. Alderman received advances from the Company on his annual bonus in the amount of $107,477. It is intended that the Company will offset such advances against bonuses to be paid to Mr. Alderman in fiscal 1998 and fiscal 1999.

/5/ In addition to the foregoing amount, Mr. Billstein received advances from the Company on his annual bonus in the amount of $80,890. It is intended that the Company will offset such advances against bonuses to be paid to Mr. Billstein in fiscal 1998 and fiscal 1999.

/6/  Includes $12,500 paid to Mr. Rosier in 1998 for his performance in 1997.

/7/ Represents fees paid to Mr. Kubota in his capacity as an independent consultant to the Company prior to June 1997.

OPTION MATTERS


                       Option Grants in Last Fiscal Year
                       ---------------------------------

                                        PERCENT                                      POTENTIAL REALIZABLE
                       NUMBER OF        OF TOTAL                                       VALUE AT ASSUMED
                        SECURITIES      OPTIONS       EXERCISE                       ANNUAL RATES OF STOCK
                       Underlying      Granted to      or Base                       PRICE APPRECIATION FOR
                         Options      Employees in      Price      Expiration            OPTION TERM /3/
                                                                                  ------------------------------
Name                   Granted (#)    Fiscal Year /1/   ($/SH)       DATE /2/        5%($)          $10%($)
----------------------------------------------------------------------------------------------------------------
Elton Alderman            500,000         45.4%          $2.00      6/4/2007       $628,894         $1,593,742

Thomas C. Billstein       200,000         18.1%          $2.00      6/4/2007       $251,557         $  637,497

Nicholas M. Rosier         20,000          1.8%          $2.00      6/4/2007       $ 25,156         $   63,750

Tom T. Kubota             200,000         18.1%          $2.00      6/4/2007       $251,557         $  637,497

-----------------------

/1/ Options to purchase an aggregate of 1,102,188 shares of PIC Common Stock were granted to employees, including the Named Executive Officers, during the year ended December 31, 1997.

/2/ The Option granted has a term of ten years, subject to earlier termination on certain events related to termination of employment or service to the Company.

/3/ The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the option holder is possible unless the stock price increases over the option term.

Option Exercises and Fiscal Year-End Values. The following table sets forth certain information regarding option exercises during the fiscal year ended December 31, 1997 by each of the Named Executive Officers:

                Aggregated Option Exercises in Last Fiscal Year
                -----------------------------------------------
                       and Fiscal Year-End Option Values
                       ---------------------------------

                                                               NUMBER OF
                                                          SECURITIES UNDERLYING                   VALUE OF UNEXERCISED
                         SHARES         VALUE             UNEXERCISED OPTIONS                         IN-THE-MONEY
                       Acquired on    Realized           AT FISCAL YEAR-END (# )            OPTIONS AT FISCAL YEAR END($)(1)
                                                         -----------------------           ----------------------------------
Name                    Exercise #      ($)            Exercisable   Unexercisable           Exercisable     Unexercisable
-----------------------------------------------------------------------------------------------------------------------------

Elton Alderman               0           0                  0           500,000                   0                0

Thomas C. Billstein          0           0                  0           200,000                   0                0

Nicholas M. Rosier           0           0                  0            20,000                   0                0

Tom T. Kubota                0           0                  0           200,000                   0                0

--------------------------

(1) Value is based on the average of the high and low bid price for the PIC Common Stock as reported on the system of the National Association of Securities Dealers, Inc., known as the OTC Bulletin Board on December 31, 1997 (the "Fair Market Value") minus the exercise price or base price of "in-the-money" options. The Fair Market Value of the PIC Common Stock as of December 31, 1997 was $1.97 per share.

COMPENSATION OF DIRECTORS

     The members of the PIC Board do not receive any cash compensation for attendance at PIC Board or committee meetings, but may be reimbursed for certain expenses in connection with attendance at PIC Board and committee meetings.

EMPLOYEE BENEFIT PLANS

1997 Stock Incentive Plan

     PIC's 1997 Stock Incentive Plan (the "Plan") was adopted by PIC's stockholders and the PIC Board in June 1997. The Plan provides for the granting of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options and restricted stock. The Plan has authorized for issuance up to 2,500,000 shares of PIC Common Stock. Under the Plan, shares of PIC Common Stock may be granted to directors, officers, employees, consultants and other service providers of PIC, except that incentive stock options may not be granted to non-employee directors. The Plan may be administered by the PIC Board or a committee appointed by the PIC Board (the "Committee"), which has sole discretion and authority, consistent with the provisions of the Plan, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted and the number of shares which will be subject to options granted under the Plan. Provided, however, that members of the PIC Board (or the Committee appointed by the PIC Board) shall not participate in proceedings or decisions regarding their respective option grants. Presently, the Compensation Committee administers the Plan. As of December 31, 1997, there were 1,355,378 options outstanding under the Plan at a weighted average exercise price of $2.10 per share. Officers and directors hold options to purchase 945,000 shares of PIC Common Stock, none of which were exercisable as of December 31, 1997. In the event of a merger of PIC with or into another corporation or the sale of substantially all of the assets of PIC, all outstanding unvested options of the Plan shall be accelerated.

     The exercise price under the Plan is determined by the Compensation Committee, provided that, generally in the case of an incentive stock option, the exercise price shall be equal to the fair market value of PIC Common Stock as of the date of grant, as determined by the Compensation Committee. In the case of an incentive stock option granted to an optionee who owns more than 10% of the voting power of all classes of stock of PIC or any parent or subsidiary of PIC (a "10% Holder"), the exercise price may be no less than 110% of the fair market value of PIC Common Stock on the date the option is granted. The Compensation Committee has the authority to determine the time or times at which options granted under the Plan become exercisable, provided that incentive options must expire no later than ten years from the date of grant, or five years in the case of a 10% Holder. Options are not assignable and are nontransferable, other than upon death by will and the laws of descent and distribution, and generally may be exercised only by an employee while employed by PIC or within 30 days after termination of employment.

     In the event of a "change in control" of PIC, all outstanding options and rights to purchase PIC Common Stock will become fully vested and immediately exercisable. A change in control means generally (i) the acquisition by a person or group of more than 50% of the outstanding securities of PIC, (ii) a merger or consolidation in which PIC is not the survivor, (iii) the sale or disposition of substantially all of the assets of PIC, (iv) a liquidation or dissolution of PIC, or (v) a reverse merger in which more than 50% of the combined voting power of PIC's outstanding securities are transferred.

     The PIC Board may, in its discretion, amend or terminate the 1997 Stock Incentive Plan. However, no amendment or termination may adversely affect a participant's rights as to prior grants. The Plan shall terminate in any event in June 2007.

EMPLOYMENT AGREEMENTS

PIC does not have employment agreements with any of its executive officers. Compensation of the executive officers is evaluated, from time to time, by the PIC Board and may be increased or decreased based on each officer's performance generally as well as specified criteria related to each officer's performance of his duties.

                  PIC BOARD REPORT ON EXECUTIVE COMPENSATION

     During the year ended December 31, 1997, all of the members of the PIC Board determined executive officer compensation but did not participate in proceedings or decisions of the PIC Board regarding their respective compensation and option grants. Effective January 1998, the PIC Board appointed a Compensation Committee comprised of Melanie A. McCaffery and Thomas C. Billstein.

GENERAL COMPENSATION POLICY

     PIC's compensation policy is designed to attract and retain qualified key executives critical to PIC's success and to provide such executives with performance-based incentives tied to the achievement of PIC milestones. One of the PIC Board's primary objectives is to have a substantial portion of each executive officer's total compensation contingent upon PIC's performance as well as upon the individual's contribution to PIC's success as measured by his personal performance. Accordingly, each executive officer's compensation package is comprised primarily of three elements: (i) base salary which reflects individual performance and expertise and is designed to be competitive with salary levels in the industry; (ii) variable performance awards payable in cash and tied to PIC's achievement of certain goals; and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and PIC's stockholders.

FACTORS

     The principal factors which the PIC Board considered in establishing the components of each executive officer's compensation package for the 1997 fiscal year are summarized below. However, the Compensation Committee may in its discretion apply different factors, particularly different measures of financial performance, in setting executive compensation in future fiscal years.

BASE SALARY

     The base salary levels for the executive officers were established by the PIC Board for the 1997 fiscal year on the basis of the following factors: personal performance, the estimated salary levels in effect for similar positions at a select group of companies with which PIC competes for executive talent, and internal comparability considerations. Although the PIC Board reviewed various compensation surveys, the PIC Board did not rely upon any specific survey for comparative compensation purposes. Instead, the PIC Board made its decisions as to the appropriate market level of base salary for each executive officer on the basis of its understanding of the salary levels in effect for similar positions at those companies with which PIC competes for executive talent. Base salaries will be reviewed by the Compensation Committee on an annual basis, and adjustments will be made in accordance with the factors indicated above.

ANNUAL INCENTIVE COMPENSATION

     Executive officers have an opportunity to earn annual incentives based upon performance targets. The PIC Board may also award bonuses in cases where such performance targets are not met if it determines that the circumstances warrant such action. For fiscal year 1997, the performance targets for the executive officers included revenues, pre-tax profits and earnings per share. The weight given to each factor varied from individual to individual. Additionally, each executive officer has a discretionary portion of the annual incentive linked to achievement of non-financial goals, which differ depending upon the responsibilities of the executive officer in question.

LONG-TERM INCENTIVE COMPENSATION

     The 1997 Stock Incentive Plan also provides the PIC Board with the ability to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage PIC from the perspective of an owner with an equity stake in the business. The number of shares subject to each option grant is based upon the executive officer's tenure, level of responsibility and relative position in PIC. Stock options totaling 1,102,188 shares were granted to employees, including the executive officers, during 1997. The exercise price for the stock options is the fair market value of the stock on the date of the grant. Options generally vest at a rate of 20% per year starting on the anniversary date of the option grant and are contingent upon the officer's continued employment with PIC. Accordingly, the option will provide a return to the executive officer only if he or she remains in PIC's employ and the market price of PIC Common Stock appreciates over the option term.

CEO COMPENSATION

     The Chief Executive Officer participates in the compensation program discussed above. The PIC Board set the base salary for Mr. Elton Alderman, the Company's Chief Executive Officer for the 1997 fiscal year, at a level which is designed to provide him with a salary competitive with salaries paid to chief executive officers of similarly-sized companies in the industry and commensurate with Mr. Alderman's experience. The PIC Board awarded an incentive payment totaling $90,000 based upon the fact that PIC had achieved record sales and profitability levels and that Mr. Alderman had achieved certain non-financial goals determined by the PIC Board prior to the beginning of the year. Mr. Alderman also received option grants totaling 500,000 shares as long-term incentive compensation.

Respectfully submitted,

Elton Alderman, Chairman
Thomas C. Billstein
Tom T. Kubota
Melanie A. McCaffery

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year ended December 31, 1997, PIC did not have a compensation committee or any other board committee that performed equivalent functions. However, during such year, all of the members of the PIC Board determined executive officer compensation but did not participate in proceedings or decisions of the PIC Board regarding their respective compensation and option grants. As discussed in the section entitled "DIRECTORS AND EXECUTIVE OFFICERS OF

PIC," Messrs. Alderman, Billstein, Kubota and Rosier all serve concurrently as officers and/or directors of both PIC and PSL.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 1997, Prolong Acquisition Corporation, a Delaware corporation ("PAC") owned by Elton Alderman and Thomas C. Billstein, acquired the International Hot Rod Association, a sanctioning body for certain motorsports competitions commonly known as drag races. Following the acquisition, PAC was renamed the International Hot Rod Association, Inc. (the "IHRA"). It was contemplated that PIC or PSL would purchase an equity interest in the IHRA. In February 1997, the PIC Board formally considered purchasing an equity interest in the IHRA but determined not to make such an investment at that time. The proposed terms were substantially the same as those terms at which Messrs. Alderman and Billstein made the acquisition. Messrs. Alderman and Billstein abstained from voting on such proposed transaction.

     Currently, PIC is a party to several sponsorship agreements with the IHRA. During 1997, PIC paid IHRA $50,000 for sponsorship of the Prolong SuperLubricants Spring Nationals in Bristol, Tennessee and $35,000 for sponsorship of the Prolong SuperLubricants - Ohio Lottery World Nationals in Norwalk, Ohio. In addition to the above transactions with the IHRA, as of March 31, 1998, PIC has advanced the IHRA approximately $280,000 in the aggregate as a prepayment for sponsorship and title rights of nationally televised national events to occur in 1998 and 1999 and for advertisements in certain IHRA publications.

     From the date of the Reorganization and continuing to June 1997, Tom Kubota has served as an independent consultant for PIC. In the fiscal year ended December 31, 1997, receipts from PIC amounted to $35,000.

     Messrs. Alderman, Billstein, Rosier and Kubota all hold concurrent positions as officers and/or directors of both PIC and PSL. See "DIRECTORS AND EXECUTIVE OFFICERS OF PIC."

     From January 1996 and continuing through the present, Melanie McCaffery has served as an independent consultant for PIC. In the fiscal year ended December 31, 1997, receipts from PIC amounted to approximately $73,000.

     Other than the related transactions disclosed above, PIC is not aware of any transactions or proposed transactions to which PIC or PSL was or is to be a party, in which any director, executive officer, nominee for election as a director, security holder or any member of the immediate family of the persons named above had or is to have a direct or indirect material interest.

SELECTED FINANCIAL DATA - PIC


     The following selected financial data for PIC for the years ended December 31, 1994, 1995, 1996 and 1997, respectively, is derived from the audited consolidated financial statements of PIC and PSL. The selected financial data for the six month periods ended June 30, 1998 and 1997 are derived from the unaudited consolidated financial statements of PIC. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals and eliminating entries, which PIC considers necessary for a fair presentation of the financial position and results of operations for these periods. The information set forth below is qualified by reference to, and should be read in conjunction with the audited consolidated financial statements, related notes and other information included elsewhere in this Registration Statement as well as "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PIC." There is no available financial data concerning PIC's activities in the year ended December 31, 1993 as prior to the Reorganization PIC was inactive during such period within the meaning of Rule 3-11 of Regulation S-X.

                                                                     YEAR ENDED                            SIX MONTHS ENDED
                                                                    DECEMBER 31,                               JUNE 30,
                                                                    ------------                           ----------------
                                                    1994          1995         1996          1997          1998         1997
                                                    ----          ----         ----          ----          ----         ----
Statement of Operations Data
  Net revenues................................  $             $   390,506   $15,813,493   $29,846,795   $19,248,570  $12,771,842
  Net income (loss)...........................   (134,285)       (415,740)      721,178     2,132,553     1,722,292      786,662
  Net income (loss) per share:
     Basic....................................        N/A(1)  $     (0.02)  $      0.03   $      0.08   $      0.07  $      0.03
     Diluted..................................        N/A(1)  $     (0.02)  $      0.03   $      0.08   $      0.07  $      0.03
  Weighted average common shares:
     Basic....................................        N/A(1)   17,156,501    23,463,620    25,508,035    25,464,500   25,518,176
     Diluted..................................        N/A(1)   17,156,501    23,463,620    25,690,774    25,827,125   25,595,039
Balance Sheet Data
  Total assets................................  $ 139,984     $   730,760   $ 9,023,317   $13,748,650   $17,259,325  $13,748,650
  Total liabilities...........................     12,452          88,218     1,732,467     4,039,796     5,828,179    4,039,796
  Total stockholders' equity..................    127,532         642,542     7,290,850     9,708,854    11,431,146    9,708,854

____________

  (1) Net loss per share and weighted average shares of PIC Common Stock outstanding information for the year ended December 31, 1994 have not been provided as such period preceded the Reorganization in June 1995 and, therefore, such information would not be meaningful.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PIC

     The following table sets forth certain financial data as a percentage of net sales for the periods indicated:

                                                             Fiscal Year Ended                         Six Months Ended
                                                               DECEMBER 31,                                JUNE 30,
                                             ----------------------------------------------------------------------------------
                                                   1995            1996           1997             1998                1997
                                                   ----            ----           ----             ----                ----
Net revenues.................................       100.0%         100.0%         100.0%            100.0%            100.0%
Cost of goods sold...........................        54.1           29.5           19.2              18.9              20.8
                                                   ------          -----          -----             -----             -----

     Gross profit............................        45.9           70.5           80.8              81.1              79.2
Selling and marketing expenses...............         0.0           52.0           57.8              51.4              57.9
General and administrative expenses..........       152.4           12.9           11.8              14.2              11.3
                                                   ------          -----          -----             -----             -----

     Operating income........................      (106.5)           5.6           11.2              15.5              10.0
Interest expense.............................         0.0           (0.3)           0.0               0.2               0.0
Interest and dividend income.................         0.4            0.6            0.8               0.5               0.9
                                                   ------          -----          -----             -----             -----
     Income before income taxes..............      (106.1)           5.9           12.0              15.8              10.9
Provision for income taxes...................         0.4            1.3            4.8               6.8               4.7
                                                   ------          -----          -----             -----             -----
     Net income..............................      (106.5)           4.6            7.2               9.0               6.2
                                                   ======          =====          =====             =====             =====

     General

     Since the Reorganization, management of PIC and PSL has concentrated a significant portion of its efforts and resources on the marketing and sale of Prolong's consumer oriented products, principally the Car Care Kit, through DRTV advertising. Management now believes that it has attained a significant level of brand and product identification and Prolong has now begun efforts to expand sales of its consumer lubrication products into retail, commercial and industrial channels.

     The lubricant business is extremely competitive. Prolong's business requires that it compete with larger, better financed entities, most of which have brand names which are well established in the marketplace. Although Prolong, in the opinion of management, has unique products which have superior performance characteristics relative to the well known products available in the marketplace, Prolong remains at a distinct disadvantage and will be required to expend substantial sums in order to promote brand name identity and product acceptance among its prospective customers. In order to establish brand name identity, Prolong has relied primarily on its Infomercial and intends to continue to utilize this means to gain product recognition for purposes of directly increasing sales as well as increasing retail, commercial and industrial and governmental sales resulting from broader public knowledge of its products.

     Comparison of the Six Months Ended June 30, 1998 and the Six Months Ended June 30, 1997


     Net revenues for the six months ended June 30, 1998 were approximately $19,249,000 as compared to approximately $12,772,000 for the comparable period in the prior year, an increase of $6,477,000 or 50.7%. Revenues for the six month period ended June 30, 1998 were derived from the following sources:
Direct response infomercial sales of $3,342,000; retail sales of $14,206,000; industrial sales of $613,000; and, international and other sales of $1,088,000. Revenues for the six month period ended June 30, 1997 were derived from the following sources: Direct response infomercial sales of $7,402,000; retail sales of $3,766,000; industrial sales of $848,000; and, international and other sales of $756,000.


     For the six month period ended June 30, 1998, retail sales were 73.8% of total revenues while direct response infomercial sales comprised 17.4% of total revenues. For the six month period ended June 30, 1997, direct response infomercial sales comprised 58.0% of total revenues while retail sales were 29.5%. This shift in mix of sales resulted from the 1998 strategy to aggressively pursue sales to retail chain stores, while continuing to air the direct response infomercial on a less frequent basis.


     Cost of goods sold for the six months ended June 30, 1998 was approximately $3,647,000 as compared to $2,654,000 for the comparable period of the prior year, an increase of $993,000 or 37.4%. The increase is primarily the result of the purchase of additional materials to meet increased sales demand. Cost of goods sold, as a percentage of sales, decreased from 20.8% for the six month period ended June 30, 1997 to 18.9% for the comparable period in 1998. This improvement was mainly attributable to increased efficiencies in the outside production processes and volume discounts in the applicable period in 1998 relative to the higher costs of goods associated with start-up levels of production in 1997. Management does not anticipate that such reductions are likely in the future.


     Selling expenses of $9,899,000 for the six months ended June 30, 1998 represented an increase of $2,509,000 over the comparable period of the prior year. This 34.0% increase was primarily the result of salaries and benefits for new employees, marketing allowances to retail customers, increased endorsement and sponsorship payments, commissions as a result of increased sales, promotional activities and expenditures for print and media advertising. Selling expenses as a percentage of sales were 51.4% for the six months ended June 30, 1998 versus 57.9% for the comparable period of the previous year. In 1997, selling expenses consisted primarily of purchases of television air time, royalties and commissions.

Selling expenses in 1998 included the expenditures discussed above.


     General and administrative expenses for the six months ended June 30, 1998 were approximately $2,726,000 as compared to $1,450,000 for the six months ended June 30, 1997, an increase of $1,276,000 or 88.0%. This increase is primarily attributable to salaries and benefits for new employees, costs associated with the facility relocation, increases in audit fees, legal expenses, and other costs associated with the Company's obligations as a public company, and other administrative costs needed to support the Company's growth.


     Interest expense of approximately $37,000 for the six months ended June 30, 1998 represented an increase of $35,000 over the comparable period of the prior year. The increase is attributable to the financing related to the purchase of the Company's new facility in Irvine, California.



     For the six months ended June 30, 1998, the Company generated net interest income of approximately $89,000 as compared to approximately $111,000 for the comparable period in 1997. During the six months ended June 30, 1998, the Company maintained an average cash balance of approximately $3,425,000 while the Company's cash balance averaged $4,350,000 during the comparable period of the previous year.


     Net income for the six month period ended June 30, 1998 was approximately $1,722,000 as compared to approximately $787,000 for the comparable period in the prior year, an increase of $935,000. The increase is a result of the factors discussed above.

     Comparison of the Years Ended December 31, 1997 and December 31, 1996

     Net revenues for the year ended December 31, 1997 were $29,846,795 as compared to $15,813,493 for the year ended December 31, 1996, an increase of $14,033,302 or 88.7%. Revenues for 1997 were derived from the following sources: direct response infomercial sales of $14,758,000; retail sales of $11,439,000; industrial sales of $1,739,000; international sales of $1,058,000; and, other sales and revenues of $853,000. Revenues for 1996 were derived from the following sources: direct response infomercial sales of $12,287,000; retail sales of $951,000; industrial and commercial sales of $946,000; and, international sales of $1,629,000. Direct response infomercial sales increased $2,471,000 in 1997 due to increased air-time expenditures and subsequently additional air-time exposures. Retail sales increased $10,488,000 in 1997 due to the fact that the nationwide retail store product roll-out began in the fourth quarter of 1996 with 500 stores and continued to gain momentum during 1997 to more than 8,000 outlets by the end of 1997. Increases and/or decreases in the industrial, international and other categories were not significant.

     Prolong expects that retail and other sales categories will continue to increase as a percentage of total sales relative to direct response infomercial sales as Prolong continues to gain momentum in these other markets following the initiation of the retail sales effort in the fourth quarter of 1996.
Infomercial sales have begun to demonstrate a slight decline in 1997 of return relative to air time expenditures.

     Cost of goods sold for the year ended December 31, 1997 was $5,735,238 as compared to $4,660,926 for the year ended December 31, 1996, an increase of $1,074,312 or 23%. The increase in absolute dollars was attributable to the higher volume of purchases to meet the increasing sales demand. As a percentage of sales, cost of goods sold for the year ended December 31, 1997 was 19.2% as compared to 29.5% for the prior year. This favorable decrease was attributable to increased efficiencies in the outside production processes and volume discounts available in 1997 that were not available in 1996 due to the relatively higher costs associated with start-up levels of production. Management does not anticipate that further significant reductions are likely in the future.

     Selling and marketing expenses were $17,259,469 for the year ended December 31, 1997 as compared to $8,218,450 for the year ended December 31, 1996, an increase of $9,041,019 or 110%. This increase was primarily the result of marketing allowances to retail customers, increased endorsement and sponsorship payments, royalties and commissions as a result of increased sales, promotional activities to promote product awareness and expenditures for print advertising. Selling and marketing expenses as a percentage of sales were 57.8% for 1997 versus 52.0% in 1996. In 1996, selling and marketing expenses consisted primarily of purchases of television air time, royalties and commissions. The 1997 expenditures included air time purchases as well as the full array of other expenditures discussed above. These other expenditures were not included in 1996 as the initiation of retail sales did not occur until the fourth quarter of 1996.

     General and administrative expenses for the year ended December 31, 1997 were $3,523,200 as compared to $2,041,102 for the year ended December 31, 1996, an increase of $1,482,098 or 72.6%. This increase was primarily attributable to salaries for new employees, employee benefits, professional services and other administrative costs required to build the infrastructure necessary to support the increased level of sales. As a percentage of sales, general and administrative expenses were 11.8% in 1997 versus 12.9% in 1996. The administrative infrastructure buildup took place in late 1996 and early 1997 in anticipation of the increase in sales. An extensive administrative increase, relative to sales, is not anticipated in the future.

     For the year ended December 31, 1997, PIC generated interest and dividend income, net of interest expense, of $241,029 as compared to $35,437 for the year ended December 31, 1996. During 1997, PIC maintained an average cash balance of approximately $5.6 million as compared to approximately $2.6 million during 1996. Additionally, in the third quarter of 1997, PIC transferred its cash reserves to higher yielding accounts.

     Net income for the year ended December 31, 1997 was $2,132,553 as compared to $721,178 for the year ended December 31, 1996, an increase of $1,411,375 or 195.7%. This increase was a result of the factors discussed above.

     Comparison of the Years Ended December 31, 1996 and December 31, 1995

     Net revenues for the year ended December 31, 1996 were $15,813,493 as compared to $390,506 for the year ended December 31, 1995, an increase of $15,422,987. Of Prolong's 1996 sales, $12,287,000 were attributable to direct response to the Infomercial which was debuted in January 1996. Additionally, 1996 sales included approximately $1,629,000 of international sales resulting from initial stocking orders to customers and distributors which were shipped in the fourth quarter of 1996. Because of the nature of such orders, PIC does not believe that the level of such sales will be indicative of future international sales levels.

     Cost of goods sold for the year ended December 31, 1996 was $4,660,926 as compared to $211,220 for the year ended December 31, 1995, an increase of $4,449,706. As a percentage of sales, cost of goods sold decreased from 54.1% in 1995 to 29.5% in 1996. This decrease was mainly attributable to the commencement of higher volumes of purchases of raw materials and outside production throughput resulting in lower per unit costs to meet the demands for product generated by the Infomercial. Management expects that the decreases, as a percentage of sales, will begin to level out as maximum purchase and production volumes are reached.

     For the year ended December 31, 1995, PIC had no selling and marketing expenses as it had not yet begun to develop its sales and marketing efforts. During 1996, the majority of selling and marketing expenses related to the purchase of television air time for the Infomercial. Additional selling and marketing costs in 1996 related to royalties and commissions associated with product sales.

     General and administrative expenses for the year ended December 31, 1996 were $2,041,102 as compared to $595,015 for the year ended December 31, 1995, an increase of $1,446,087 or 243%. The increase was primarily attributable to salaries and benefits for new employees, professional services and other administrative costs required to build the infrastructure necessary to support the increased level of sales. As a percentage of sales, general and administrative expenses were 12.9% in 1996 versus 152.4% in 1995. This decrease is the result of the increased sales volume being spread over the administrative base.

     For the year ended December 31, 1996, PIC generated interest and dividend income, net of interest expense, of $35,437 as compared to $1,589 for the year ended December 31, 1995, an increase of $33,848. During 1996, PIC maintained an average cash balance of approximately $2.6 million as compared to a balance of less than $100,000 during 1995.

     Net income for the year ended December 31, 1996 was $721,178 as compared to a net loss of $415,740 for the year ended December 31, 1995. The increase was a result of the factors discussed above.

     Liquidity and Capital Resources


     Prior to the fiscal year ended December 31, 1996, PIC had not generated sufficient revenues to finance its operations and was able to remain in business primarily with the proceeds from the issuances of PIC Common Stock in private placements. Currently, PIC has sufficient revenues to meet its current expenses and does not currently anticipate the need to raise additional capital in the next twelve months. However, PIC believes that it may need to obtain additional financing in the future to fund its anticipated period of growth. As of August 7, 1998, Prolong had commitments for capital equipment acquisitions in the amount of approximately $692,000 to furnish its new facilities and to provide necessary computer and office equipment to its new employees. See "PROPERTIES OF PIC." Prolong anticipates no immediate future need for any material production-related capital expenditures. Prolong expects that all future manufacturing will be sub-contracted out, bypassing the need for any infrastructure investment. However, despite the minimal capital expenditures anticipated in the near future, PIC plans to significantly increase its level of operations, and in particular plans to increase its marketing activities to include additional markets in the United States and abroad.


     Cash and cash equivalents totaled $2,378,000 at June 30, 1998 compared to $6,181,000 at June 30, 1997. Working capital was $10,277,000 at June 30, 1998 as compared to $9,284,000 at December 31, 1997, representing an increase of $993,000.


     Operating activities used $3,233,000 during the six months ended June 30, 1998 as compared to a usage of cash from operations during the same period in 1997 of $19,000. This increased usage of $3,214,000 resulted primarily from increases in receivables, inventories and income taxes payable.


     Cash flows used for investing activities totaled $567,000 during the six months ended June 30, 1998. This was comprised of property and equipment acquisitions of $533,000 and employee advances of $34,000. There were $3,500 of cash flows from financing activities during the six months ended June 30, 1998.


     In July 1997, PSL entered into a $4 million line of credit with Bank of America National Trust and Savings Association ("Bank of America") which is collateralized by PSL's inventories and receivables. This credit line bears interest at either Bank of America's Reference Rate or the LIBOR rate plus 2.25%, at PSL's option, and expires on July 31, 1999. As of August 7, 1998 PSL had no outstanding balance under the Bank of America credit line. In addition, PSL has outstanding an aggregate of $1,688,000 as of June 30, 1998 owed to Bank of America pursuant to a loan which was obtained in order to purchase Prolong's facility in Irvine, California. Such loan is required to be repaid in 119 monthly installments of approximately $13,050 each, and bears interest at a rate of 7.875% per year. Further, in connection with the purchase of Prolong's facility, PSL has outstanding a United States Small Business Administration loan from CDC Small Business Finance Corp. in the amount of $750,000. Such loan is required to be repaid in 240 monthly installments of approximately $6,376 each, and bears interest at a rate of 7.65% per year. PIC believes that its current level of revenues and cash flow generated from operations, if sustained, in addition to the funds provided from the foregoing credit facility will be sufficient to meet its liquidity needs for fiscal 1998. PIC anticipates that it may seek additional capital in the future to fund its growth. Any additional required financings may not be available on terms satisfactory to PIC, if at all.

     Recently Issued Accounting Standards

     Effective January 1, 1998 PIC adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires the reporting of comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from nonowner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gain/loss on available-for-sale securities. During the periods presented, PIC had no changes in equity from non-owner sources. Accordingly, a statement of comprehensive income has not been provided as comprehensive income applicable to common stockholders equals net income applicable to common stockholders for all periods presented.

     During 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. This statement requires the reporting of financial and descriptive information about reportable operating segments, as well as information about major customers. PIC will adopt the provisions of SFAS No. 131 in the 1998 year-end consolidated financial statements.

                                BUSINESS OF EPL

     EPL is a California corporation that was incorporated on July 27, 1988 for the purpose of acquiring, developing and marketing lubricants and formulations to create a wide variety of lubricant products with superior friction fighting characteristics. From its inception until mid-1993, EPL, using the tradename Prolong, developed a number of high performance lubrication products based on a patented extreme pressure lubricant additive for use in metal lubrication commonly referred to as AFMT. In November 1993, EPL entered into an exclusive license agreement with PSL regarding the right to use the AFMT formula and the Prolong name. The license agreement provides for a three and one-half percent (3.5%) royalty to be paid to EPL by PSL on gross revenue derived by PSL using the Prolong name and proprietary technology. Aside from actions taken with respect to its patent ownership, such as receiving royalty payments from PSL, EPL conducts no significant business activities.

             MARKET PRICE OF AND DIVIDENDS ON EPL'S COMMON EQUITY

     EPL has authorized 25,000,000 shares of EPL Common Stock, having no par value per share. The EPL Common Stock has no established public trading market. As of August 19, 1998 there were approximately 291 holders of record of the EPL Common Stock. EPL has paid no dividends on EPL Common Stock since its inception.

                     COMMON STOCK OWNERSHIP BY MANAGEMENT
                       AND PRINCIPAL SHAREHOLDERS OF EPL

     The following table sets forth certain information concerning the beneficial ownership of EPL's outstanding common stock as of August 19, 1998 for
(i) person(s) who are known by EPL to be the beneficial owner of more than five percent of EPL Common Stock, (ii) each director and executive officer of EPL and
(iii) all current directors and executive officers as a group.

                   NAME AND ADDRESS OF                      SHARES BENEFICIALLY       PERCENT OF
                     BENEFICIAL OWNER                            OWNED(1)                CLASS
                     ----------------                            --------                -----

Michael R. Davis (2)                                             3,700,000               55.3%
245 Fischer Avenue, Suite A-1
Costa Mesa, California  92626

Lois M. Miller (3)                                                 152,535                2.3%
245 Fischer Avenue, Suite A-1
Costa Mesa, California  92626

Gary C. Wykidal                                                     50,000                0.8%
245 Fischer Avenue, Suite A-1
Costa Mesa, California  92626

All officers and directors as a group                            3,902,535               58.4%
(3 persons) (4)

-------------
     (1) Beneficial ownership as reported in the table above has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934. Accordingly, except as noted, all of EPL's securities over which the individuals named, or as a group, directly or indirectly have, or share voting or investment power, have been deemed beneficially owned.

     (2) Mr. Davis serves as the President and Treasurer of EPL.

     (3) Ms. Miller serves as the Secretary of EPL.


     (4) Includes shares held by Messrs. Davis and Wykidal and Ms. Miller who collectively served as EPL's directors and executive officers as of August 19, 1998.

                         SELECTED FINANCIAL DATA--EPL

     The following selected financial data is qualified by reference to, and should be read in conjunction with the financial statements, related notes and other information included elsewhere in this Registration Statement as well as "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EPL." The financial data presented below is derived from the unaudited financial statements of EPL. The unaudited financial statements include all adjustments, consisting of normal recurring accruals and eliminating entries, which EPL considers necessary for a fair presentation of the financial position and results of operations for these periods.

                                                                YEAR ENDED                                       Two months ended
                                                                 APRIL 30,                                           JUNE 30,
                                ---------------------------------------------------------------------------
                                   1993         1994         1995         1996         1997         1998        1998         1997
                                -----------  -----------  -----------  -----------  ----------- ----------  -----------  -----------

Statement of Operations Data
 Net royalty revenues.........  $            $            $    2,414   $  199,610   $  766,274  $  854,892  $       --   $  151,053
                                                                                                                    ==   ==========
 Net sales....................     823,569      508,604      252,703        2,589                       --          --           --
                                                                                                        ==          ==           ==
 Net profit (loss)............    (175,792)    (365,935)    (246,476)      32,218      628,609     505,452     (50,152)      31,182
                                                                                                   =======     =======       ======
 Net profit (loss) per share:
  Basic.......................  $    (0.03)  $    (0.05)  $    (0.04)  $     0.01   $     0.09  $     0.08 ($     0.01)  $    0.005
                                                                                                            ==========   ==========
  Diluted.....................  $    (0.03)  $    (0.05)  $    (0.04)  $     0.01   $     0.09  $     0.08 ($     0.01)  $    0.005
                                                                                                            ==========   ==========
 Weighted average common
 shares:
  Basic.......................   6,686,070    6,686,070    6,686,070    6,686,070    6,686,070   6,686,070   6,686,070    6,686,070
                                                                                                             =========    =========
  Diluted.....................   6,686,070    6,686,070    6,686,070    6,686,070    6,686,070   6,686,070   6,686,070    6,686,070
                                 =========    =========    =========    =========    =========   =========   =========    =========
Balance sheet data
 Total assets.................  $  754,268   $  601,504   $  417,316   $  381,432   $  706,117  $  630,906  $  498,044   $  666,567
                                ==========   ==========   ==========   ==========   ==========  ==========  ==========   ==========
 Total liabilities............     818,092    1,126,683    1,139,648    1,071,546      767,622     186,960     104,250      696,891
                                ==========   ==========   ==========   ==========   ==========  ==========  ===========  ==========
 Total stockholders' equity
 (deficit)....................     (63,824)    (525,179)    (722,332)    (690,114)     (61,506)    443,946     393,794      (30,324)
                                ==========   ==========   ==========   ==========   ==========  ==========  ==========   ==========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EPL

     General

     EPL's licensee, PSL, has focused on the marketing and sale of Prolong's consumer oriented products through DRTV advertising since January 1996. Since EPL derives its sole revenues from the royalties it receives from PSL's sales of products using the AFMT formula or the "Prolong" name, its revenues very closely follow PSL's sales growth during the past three years.

     Management believes that PSL has developed unique products using the AFMT formula and has begun to market them successfully in the consumer marketplace. Further, management believes that PSL has created brand name recognition within the United States for the Prolong Car Care Kit and each of its four key components. Given the extremely competitive nature of the lubricant business, management believes that PSL is using its best resources and efforts to maximize its revenues and, consequently, EPL's revenues as well.


     Comparison of the Two-Month Period Ended June 30, 1998 and the Two-Month Period Ended June 30, 1997


     Net revenues for the two months ended June 30, 1997 were $151,053 as compared to $0 for the two months ended June 30, 1998, a decrease of $151,053. Revenues for 1997 were derived solely from royalty payments received from PSL based on its total revenues generated from patented technology sales. There were no such revenues for the 1998 period due to the discontinuance of such payments under the terms of the purchase agreement with PIC.


     Selling, general and administrative expenses for the two months ended June 30, 1998 were $48,948 as compared to $115,417 for the two months ended June 30, 1997, a decrease of $66,469. This decrease was primarily attributable to a reduction of consulting and professional services fees as well as legal and professional fees necessary to pursue and resolve lawsuits and negotiate creditor claims.


     Other expense for the two months ended June 30, 1998 was $1,204 as compared to $4,454 for the comparable period of the prior year, a decrease of $3,250.
The decrease was attributable to lower interest expense due to the paydown of loans.


     Net loss for the two months ended June 30, 1998 was $50,152 as compared to a profit of $31,182 for the two months ended June 30, 1997, a decrease of $81,334. This decrease was a result of the factors discussed above.

     Comparison of the Years Ended April 30, 1998 and April 30, 1997

     Net royalty revenues for the year ended April 30, 1998 were $854,892 as compared to $766,274 for the year ended April 30, 1997, an increase of $88,618 or 11.6%. Revenues for both years were derived primarily from royalty payments received from PSL based on its total revenues generated from patented technology sales. In February 1998, royalty revenues were discontinued in accordance with the purchase agreement with PIC.

     Selling, general and administrative expenses for the year ended April 30, 1998 were $314,182 as compared to $184,115 for the year ended April 30, 1997, an increase of $130,067 or 70.6%. This increase was primarily attributable to increased consulting and professional fees, as well as legal fees necessary to pursue and resolve legal matters. As a percentage of revenues, selling, general and administrative expenses increased to 36.8% in 1998 from 24.0% in 1997.

     Other expense for the year ended April 30, 1998 was $32,171 as compared to other income of $47,344 for the comparable period of the prior year, a decrease of $79,515. In 1997, EPL had other income of $75,662. Other income was comprised primarily of claim settlements. There was no such income in 1998. Interest expense in 1998 was $32,171 as compared to $28,318 in 1997.

     Net income for the year ended April 30, 1998 was $505,452 as compared to $628,609 for the year ended April 30, 1997, a decrease of $123,157. This increase was a result of the factors discussed above.

     Comparison of the Years Ended April 30, 1997 and April 30, 1996

     Net royalty revenues for the year ended April 30, 1997 were $766,274 as compared to $202,199 for the year ended April 30, 1996, an increase of $564,075 or 279.0%. Revenues for both years were derived primarily from royalty payments received from PSL based on its total revenues generated from patented technology sales.

     Cost of goods sold for the year ended April 30, 1997 was $894 as compared to $35,086 for the comparable period of the prior year, a decrease of $34,192. The decrease represents the shift from product sales to royalty revenue.

     Selling, general and administrative expenses for the year ended April 30, 1997 were $184,115 as compared to $159,146 for the year ended April 30, 1996, an increase of $24,969 or 15.7%. This increase was primarily attributable to legal fees necessary to pursue and resolve legal matters. As a percentage of revenues, selling, general and administrative expenses decreased to 24.0% in 1997 from 78.7% in 1996.

     Other income for the year ended April 30, 1997 was $47,344 as compared to $26,355 for the comparable period of the prior year, an increase of $20,985 or 79.6%. In 1996, EPL had other income of $100,000 as compared to $75,662 in 1997. Other income for both years was comprised primarily of claim settlements. Interest expense in 1996 was $73,645 as compared to $28,340 in 1997. The decrease resulted from the paydown of the outstanding loan balance.

     Net income for the year ended April 30, 1997 was $628,609 as compared to $34,322 for the year ended April 30, 1996, an increase of $594,287. This increase was a result of the factors discussed above.

     Comparison of the Years Ended April 30, 1996 and April 30, 1995

     Net revenues for the year ended April 30, 1996 were $202,199 as compared to $255,117 for the year ended April 30, 1995, a decrease of $52,918 or 26.2%. Revenues for 1996 were derived primarily from royalty payments received from PSL based on its total revenues generated from patented technology sales. Revenues for 1995 were derived primarily from product sales generated directly by EPL.

     Cost of goods sold for the year ended April 30, 1996 was $35,086 as compared to $83,151 for the comparable period of the prior year, a decrease of $48,065. The decrease represents the shift from product sales to royalty revenue.

     Selling, general and administrative expenses for the year ended April 30, 1996 were $159,146 as compared to $325,395 for the year ended April 30, 1995, a decrease of $166,245. This decrease was primarily attributable to the reduction of expenses due to a shift in strategy from direct product sales to royalties. As a percentage of revenues, selling, general and administrative expenses decreased to 78.7% in 1996 from 127.5% in 1995.

     Other income for the year ended April 30, 1996 was $26,355 as compared to other expense for the year ended April 30, 1995 of $92,929. In 1996, other income of $100,000 resulted from claim settlements as compared to other income of $4,000 for 1995. Interest expense was $73,645 in 1996 as compared to $96,929 in 1995. The decrease was attributable to the paydown of the outstanding loan balance.

     Net income for the year ended April 30, 1996 was $32,218 as compared to a net loss of $246,476 for the year ended April 30, 1995, an increase of $278,694. The increase was a result of the factors discussed above.

     Liquidity and Capital Resources

     Prior to the fiscal year ended April 30, 1995, EPL had not generated sufficient revenues to finance its operations and promptly pay off its creditors. Currently, EPL has sufficient cash, receivables and expected revenues to meet its current obligations and does not anticipate raising additional capital in the next twelve months.


     Cash and cash equivalents totaled $6,120 at June 30, 1998 as compared to $10,633 at April 30, 1998. Working capital was $110,506 at June 30, 1998 as compared to $153,109 at April 30, 1998.

                   CERTAIN DIFFERENCES IN THE RIGHTS OF PIC
                             AND EPL SHAREHOLDERS

     Following the Transaction, shareholders of EPL will become stockholders of PIC, and their rights as stockholders will be determined by the PIC Articles and the PIC Bylaws. In addition, PIC is a Nevada corporation governed by the NGCL, and EPL is a California corporation governed by the CCC. The following is a summary of the material differences in the rights of shareholders of PIC and EPL. The following is a discussion only of those material differences between the rights of a PIC stockholder under PIC's Articles and Bylaws and the NGCL, on the one hand, and the rights of an EPL shareholder under EPL's Articles and Bylaws and the CCC, on the other hand. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the NGCL and the CCC, as the case may be, and the Articles and Bylaws of each corporation. Copies of the Articles and Bylaws of each corporation are on file at PIC's and EPL's respective principal executive offices.

AUTHORIZED CAPITAL STOCK

     PIC. PIC is authorized to issue 150 million shares of PIC Common Stock and 50 million shares of Preferred Stock, par value of $0.001 per share. As of August 19, 1998, PIC had issued and outstanding 25,464,500 shares of PIC Common Stock held by approximately 473 holders of record and no shares of Preferred Stock.

     The PIC Board is empowered by the PIC Articles to designate and issue from time to time one or more series of Preferred Stock without stockholder approval. The PIC Board may fix and determine the preferences, limitations and relative rights of each series of Preferred Stock so issued. Because the PIC Board has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of PIC Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of PIC. The PIC Board has no present plans to issue any shares of Preferred Stock.

     EPL. EPL is authorized to issue 25,000,000 shares of EPL Common Stock, no par value per share. As of August 19, 1998, EPL had issued and outstanding 6,686,070 shares of EPL Common Stock held by 291 holders of record.

REMOVAL OF DIRECTORS

     PIC. The PIC Bylaws provide that any director, other than a director elected by holders of preferred stock of the corporation voting as a class, may be removed at any time upon the vote of stockholders representing two-thirds of the voting power of all of the then-outstanding shares of voting stock of the corporation, voting together as a single class.

     EPL. The EPL Bylaws provide that the entire EPL Board or any individual director may be removed from office without cause by approval of the holders of at least a majority of the shares provided, that unless the entire EPL Board is removed, an individual director cannot be removed when the votes cast against such removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election of directors at which time the same total number of votes were cast, or, if such action is taken by written consent in lieu of a meeting, all shares entitled to vote were voted, and the entire number of directors authorized at the time of the director's most recent election were then being elected. If any or all directors are so removed, new directors may be elected at the same meeting or by such written consent. The EPL Board may declare vacant the office of any director who has been declared of unsound mind by an order of court or convicted of a felony.

ANNUAL MEETINGS

     PIC. The PIC Bylaws provide that at an annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the PIC Board or by any PIC stockholder who complies with certain notice procedures. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of PIC. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting certain specified information, including a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, the name and address of the stockholder proposing such business, the number of shares of PIC Common Stock which are beneficially owned by the stockholder, and any material interest of the stockholder in such business. If the foregoing provisions are not complied with, the business not properly brought before the meeting shall not be transacted.

     EPL. The EPL Bylaws provide that any matter relating to the affairs of the corporation, whether or not stated in the notice of the meeting, may be brought up for action except for certain specified matters which the CCC requires to be stated in the notice of the meeting.

NOTICE OF NOMINATIONS

     PIC. The PIC Bylaws provide that nominations for the election of directors may be made by the PIC Board or by any stockholder entitled to vote for the election of directors generally. However, a stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been delivered to or mailed to the Secretary of PIC at the principal executive offices of PIC not later than 7 days prior to the date of such stockholders' meeting.

     EPL. Neither the EPL articles, EPL Bylaws nor the CCC provide for similar procedures in respect of nominations of directors by shareholders.

SPECIAL MEETINGS

     PIC. Under the PIC Bylaws, special meetings of its stockholders may be called only by a majority of the then authorized number of directors.

     EPL. Under the EPL Bylaws, special meetings of its shareholders may be called by a majority of the EPL Board, the Chairman of the Board, if any, Vice Chairman of the Board, if any, the President, if any, the Secretary, or by any officer instructed by the EPL Board to call the meeting. Additionally, special meetings may be called in a like manner by the holders of shares entitled to cast not less than 10% of the votes at a meeting being called.

PROXIES

     PIC. Under the PIC Bylaws, voting by proxy is allowed so long as the proxy complies with the NGCL and is filed with the Secretary of the corporation. The NGCL specify that no such proxy shall be valid after the expiration of six (6) months from the date of its execution, unless coupled with an interest, or unless the person executing the proxy specifies the length of time for which the proxy shall remain in force (which in no case may exceed seven (7) years from the date of its execution). Any proxy duly executed is not revoked and continues in force until revoked by another instrument or a duly executed proxy bearing a later date filed with or transmitted to the Secretary of PIC or another person or persons appointed by the corporation to count the votes of the stockholders and determine the validity of proxies and ballots.

     EPL. Under the EPL Bylaws, voting by proxy is similarly allowed. However, no proxy is valid after the expiration of eleven (11) months from the date of its execution unless otherwise provided in the proxy. Any such duly executed proxy continues in force until revoked by the person executing it prior to the vote or written action thereto.

QUORUM

     PIC. The PIC Bylaws specify that the holders of a majority of the stock issued and outstanding and entitled to vote in person or by proxy shall constitute a quorum at all meetings. The stockholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, the stockholders entitled to vote at such meeting have the power to adjourn the meeting from time to time, but not for a period of more than thirty (30) days, until a quorum is present at which time any business which might have been transacted at the meeting as originally notified may be conducted at such adjourned meeting.

     EPL. The EPL Bylaws specify that a majority of the shares entitled to vote at any meeting constitutes a quorum. The shareholders present at a meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum if any action taken is approved by at least a majority of the shares required to constitute a quorum. If, however, a quorum is not present, no business other than adjournment of the meeting may be conducted.

VOTING RIGHTS

     PIC. The PIC Bylaws provide that each outstanding share, regardless of class, is entitled to one vote on each matter submitted to vote at a meeting, except as limited by the PIC Articles or the NGCL. No cumulative voting is permitted.

     EPL. The EPL Bylaws, subject to the CCC, permit cumulative voting at any election of directors provided the name of the candidate or candidates has been placed in nomination prior to the voting and the shareholder has given notice of the intention to cumulate the shareholder's votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for such candidates in nomination.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

     PIC. The NGCL provides that, in order to amend the articles of incorporation, a corporation's board of directors must call a meeting, special or annual, of the stockholders to approve the amendment. The amendment to the articles of incorporation must be recommended to the stockholders by the board of directors and, the amendment must be approved by a majority of the voting power of the corporation by an affirmative vote.

     The PIC Bylaws provide that, except as provided in the PIC Articles, the PIC Bylaws may be altered, amended or repealed by the affirmative vote of a majority of all directors then holding office at any meeting of the PIC Board. In addition, any bylaws may be altered, amended, repealed or any new bylaws be adopted by the stockholders at an annual or special meeting called for such a purpose.

     EPL. The CCC provides that, in order to amend the articles of incorporation, a corporation's board of directors must call a meeting, special or annual, of the shareholders to approve the amendment. The amendment to the articles of incorporation must be recommended to the shareholders by the board of directors and, the amendment must be approved by a majority of the voting power of the corporation by an affirmative vote. The CCC also permits a majority of the shareholders to initiate such action, subject to subsequent approval by the board of directors.

     The EPL Bylaws provide that such Bylaws may be altered, amended or repealed by the affirmative vote of a majority of all directors then holding office at any meeting of the EPL Board or by the shareholders entitled to exercise a majority of the voting power; provided, however, that the EPL Board does not have control over any provision in the EPL Bylaws which fixes or changes the authorized number of directors of EPL; provided, further, that any control over the EPL Bylaws vested in the EPL Board is subject to the authority of the aforesaid shareholders to amend or repeal such Bylaws or to adopt new Bylaws.

EXCULPATION AND INDEMNIFICATION

     PIC. The PIC Articles provide that no director or officer of PIC shall be personally liable to PIC or its stockholders for damages for breach of duty of care or other duty as a director or officer, except for liabilities that the NGCL provides may not be limited or eliminated, including intentional misconduct, fraud or knowing violation of law. The Nevada courts have interpreted such exceptions to include a prohibition on the limitation or elimination of liability for violations of federal and state securities laws. Additionally, the PIC Articles and Bylaws provide that the corporation shall indemnify to the fullest extent permitted by the NGCL, any individual made a party to a proceeding, because he is or was a director or officer of PIC or a director, officer, employee or representative of another entity at PIC's request, against liability if such person acted in a manner he believed in good faith to be in or not opposed to the best interests of PIC and, in the case of any criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful. The PIC Bylaws give the PIC Board discretion to provide indemnity to its employees and agents with the same scope and effect as the foregoing indemnification of officers and directors.

     EPL. The EPL Articles provide that liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under the CCC. Additionally, the EPL Articles and Bylaws provide that EPL may indemnify to the fullest extent permitted by the CCC, any individual made a party to a proceeding, because he is or was an agent of EPL, against liability if such person acted in a manner he believed in good faith to be in or not opposed to the best interests of EPL and, in the case of any criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful. The California courts have generally taken the position that indemnification is not available for violations of federal and state securities laws.

DISSOLUTION

     PIC. The NGCL provides that a corporation's board of directors may propose dissolution for submission to the stockholders and that for a proposal to be adopted, the stockholders entitled to vote must approve the proposal to dissolve, unless the articles of incorporation or the board of directors requires a greater vote or a vote by voting groups, by a majority of all the votes entitled to be cast on that proposal.

     EPL. The CCC provides that any corporation may elect voluntarily to wind up and dissolve by the vote of the shareholders holding a majority of the voting power.

                                    EXPERTS

     The consolidated financial statements of PIC for the year ended December 31, 1995 appearing in this Proxy Statement/Prospectus and Registration Statement have been audited by Corbin & Wertz, independent auditors, as set forth in their reports thereon appearing elsewhere herein. Such consolidated financial statements are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of PIC as of and for the years ended December 31, 1996 and 1997, included in this Proxy Statement/Prospectus, have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their reports which are included herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The fairness opinion regarding the terms of the Acquisition, incorporated by reference in this Proxy Statement/Prospectus and Registration Statement, has been prepared by North American Capital Partners. Such opinion is included herein on reliance upon the authority of such firm as experts in financial advisory services.

                                 LEGAL MATTERS

     The legality of the shares of PIC Common Stock being offered hereby is being passed upon for PIC by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California. The federal income tax treatment of the Transaction is being passed upon for PIC and EPL by Gary C. Wykidal & Associates, Costa Mesa, California.

                             STOCKHOLDER PROPOSALS

     In order to be eligible for inclusion in PIC's proxy solicitation materials for its 1999 annual meeting of stockholders, any stockholder proposal to be considered at such meeting must have been received by PIC on or before January 16, 1999. Any such proposal will be subject to the requirements contained in the PIC Bylaws relating to stockholder proposals and the proxy rules under the Exchange Act. See "CERTAIN DIFFERENCES IN THE RIGHTS OF PIC AND EPL SHAREHOLDERS."

                                    ANNEX A
                                    -------

                     AGREEMENT AND PLAN OF REORGANIZATION

                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------

          This Agreement and Plan of Reorganization (this "Agreement"), dated as of February 5, 1998, is between EPL Pro-Long, Inc., a California corporation ("EPL"), and Prolong International Corporation, a Nevada corporation ("PIC").

                                   BACKGROUND
                                   ----------

          EPL wishes to transfer and PIC wishes to purchase substantially all of EPL's assets, as more particularly described in this Agreement, solely in exchange for voting common stock of PIC in a transaction intended to qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(C) and
(a)(2)(G) of the Internal Revenue Code of 1986, as amended (the "Code").

                                   SECTION 1
                                   ---------

                          Sale and Transfer of Assets
                          ---------------------------

            1.1  Transfer of EPL Assets.  On the date of closing specified in
                 ----------------------
Section 4.1 ("Closing Date"), except for those assets, properties and rights excluded in Section 1.2, EPL shall grant, sell, transfer, assign and deliver to PIC and PIC will purchase and acquire from EPL, all right, title and interest of EPL in and to the properties and assets owned by EPL referred to as the "Purchased Assets" by appropriate instruments in a form satisfactory to PIC. Such Purchased Assets shall include but not be limited to:

               (a) all of the intellectual property of EPL including, but not limited to, that listed in Schedule 1.1(a) attached hereto and any trade
                           ---------------
secrets, processes and know-how, licenses, patents, patent rights, patent applications, unpatented inventions, patent licenses, trademarks, service marks, secret formulas, business and marketing plans, copyrights and applications therefor; and all rights of EPL to sue any third parties for relief for past infringement or encroachment of said intellectual property rights;

               (b)  all of the office furniture, furnishings, fixtures,

machinery, equipment and motor vehicles of EPL ("Equipment");

               (c) all of EPL's beneficial and legal right, title and interest in and to receivables, credits, bank accounts, prepaid expenses (but only with respect to items transferred to PIC);

               (d) all of EPL's beneficial and legal right, title and interest in and to cash and cash equivalents;

               (e) all of EPL's beneficial and legal right, title and interest in and to those contracts or arrangements listed in Schedule 1.1(e) (the
                                                    ---------------
"Assumed Contracts");

               (f)  all computer software of EPL;

               (g) the right to use EPL's corporate and trade names and all variations thereof; and

               (h) all other assets and properties of EPL, including without limitation all books, records and related work papers and all licenses, judgments, causes of action, permits and registrations, except the Excluded Assets as defined in Section 1.2 below.

          1.2  Excluded Assets.  Notwithstanding anything to the contrary set
               ---------------
forth herein, the term "Purchased Assets" expressly excludes the following (collectively, the "Excluded Assets"):

                   (a) the stock books, corporate minute books and corporate seal of EPL; and

                   (b)  EPL's rights under this Agreement.

          1.3  Liens and Encumbrances.  All of the Purchased Assets shall be
               ----------------------
free and clear of any and all judgments, liens, mortgages, deeds of trust, security interests, financing statements and encumbrances of any nature whatsoever other than those being assumed by PIC hereunder.

                                   SECTION 2
                                   ---------

                       Assumption of Certain Liabilities
                       ---------------------------------

          2.1  Liabilities Assumed.  Except as expressly provided in this
               -------------------
Section, PIC shall not assume any claims, liabilities or obligations of EPL, whether or not related to the Purchased Assets. As the sole exception to the foregoing PIC shall assume and agree to discharge when due the following liabilities of EPL as of the opening of business on the Closing Date, (collectively, the "Assumed Liabilities"):

               (a) trade accounts payable not to exceed $315,000, as identified on Schedule 2.1 attached hereto; and
              ------------

               (b) liabilities of EPL which are to be performed under the Assumed Contracts, but only to the extent such liabilities are in the ordinary course of EPL's business.

          2.2  Excluded Liabilities.  It is understood and agreed that PIC
               --------------------
does not assume and shall not be responsible for any liability or obligation of or created by EPL with respect to the Purchased Assets or Excluded Assets or any other matter, whether arising prior to, at or following the Closing Date, other than the Assumed Liabilities set forth in Section 2.1. Without limiting the foregoing, the following liabilities and obligations are expressly excluded from the Assumed Liabilities (collectively, the "Excluded Liabilities"):

               (a) all liabilities for federal, state and local income taxes and franchise taxes arising in connection with the transactions contemplated hereby;

               (b) any liability of EPL whose existence, or that portion of any liability of EPL which by virtue of its extent constitutes or results in a breach of a representation, warranty or covenant made by EPL herein, or makes the information contained in any closing document delivered by EPL incorrect;

               (c) all liabilities of EPL under those leases, contracts, insurance policies and commitments which are not assigned to PIC pursuant to the provisions hereof; and

                 (d) any liability (whether asserted before or after the Closing Date) for any breach of a representation, warranty or covenant, or for any claim for indemnification, contained in any contract or other document referred to in Section 2.1(b) agreed to be performed pursuant hereto by PIC, which arose out of or by virtue of EPL's performance thereunder prior to the Closing Date.

                                   SECTION 3
                                   ---------

                                 Consideration
                                 -------------

            3.1  Payment at the Closing.  On the Closing Date PIC shall deliver
                 ----------------------
to EPL one certificate representing two million nine hundred ninety-three thousand thirty-five (2,993,035) shares of common stock, $0.001 par value per share, of PIC ("PIC Common Stock"). The certificate evidencing such PIC Common Stock as well as any certificates that PIC issues after the surrender of such certificate by EPL may contain any legend that PIC deems appropriate to comply with resale restrictions applicable to "affiliates" under Rule 145(d) under the Securities Act of 1933, as amended (the "Securities Act") and stop transfer orders may be placed against such certificates and will be subject to the terms of the Transfer Restriction required pursuant to Section 9.6 hereof.

                                   SECTION 4
                                   ---------

                                    Closing
                                    -------
            4.1  Closing.  The Closing of the transaction contemplated by this
                 -------
Agreement shall occur within 5 business days after fulfillment or permitted waiver of the conditions precedent specified in Sections 9 and 10, but not later than June 30, 1998 unless the Closing Date is extended by mutual written agreement of the parties hereof. The Closing shall take place at the offices of Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport Beach, California, or at such other place as EPL and PIC shall agree.

            4.2  Delivery at Closing by EPL.  At the Closing, EPL shall deliver
                 --------------------------
or cause to be delivered to PIC: (i) an Assignment and Bill of Sale, duly executed by EPL; (ii) an assignment of the patents, patent applications, patent licenses, trademarks and copyrights of EPL, in recordable form, duly executed by EPL; (iii) any and all registrations, evidence or other documents or instruments of EPL evidencing or pertaining to EPL's use, ownership or transfer of the Purchased Assets; (iv) the opinion of EPL's counsel described in Section 9.3 hereof; (v) such other good and sufficient instruments of conveyance and transfer reasonably requested by PIC's counsel as shall be effective to vest in PIC good and marketable title to all of the Purchased Assets; (vi) all termination statements, releases, reconveyances and any other documents or instruments legally sufficient to release fully any security interests, liens, encumbrances or other interests in the Purchased Assets and (vii) such other documents and instruments required to be delivered pursuant to the provisions of
Section 9 hereof.

            4.3  Delivery of Possession of Purchased Assets.  Immediately upon
                 ------------------------------------------
consummation of the Closing, EPL shall put PIC into possession of all of the Purchased Assets.

            4.4  Termination.  Either party shall be entitled to terminate this
                 -----------
Agreement at any time after June 30, 1998 if by that date the conditions precedent to the terminating party's obligations to proceed to the Closing set forth in Sections 9 and 10 have not been satisfied or properly waived. In the event of such termination, other than due to a breach or default of a party, this Agreement shall terminate and neither party shall have any liability to the other under this Agreement, except for PIC's and EPL's obligations of confidentiality. In the event of such termination due to breach or default of either party, the nonbreaching party shall have all rights and remedies available at law or in equity.

                                   SECTION 5
                                   ---------

        Shareholder Approval; Proxy Statement and Registration Statement
        ----------------------------------------------------------------

            5.1  Shareholder Approval.  This Agreement and the transaction
                 --------------------
contemplated hereby have been approved by the board of directors of EPL. The board of directors of EPL shall call a special meeting of EPL's shareholders to be held as soon as practicable after the date hereof.

          The purpose of the special meeting of shareholders shall be to approve the terms and provisions of this Agreement and the transactions contemplated hereby, including a pro rata distribution of the PIC Common Stock to EPL shareholders.

            5.2  Proxy Statement and Registration Statement.  PIC and EPL shall
                 ------------------------------------------
cooperate and promptly prepare and PIC shall file as soon as reasonably practicable after EPL has reviewed and approved, with the Securities and Exchange Commission (the "SEC"), a registration statement on Form S-4 relating to the shares of PIC Common Stock to be issued in the transactions contemplated hereby (the "Registration Statement"), and PIC and EPL shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. PIC also shall take any action required to be taken under state blue sky or securities laws in connection with the issuance of PIC Common Stock pursuant to the transactions contemplated hereunder. PIC and EPL will cooperate and furnish each other with (and shall cause its respective accountants to cooperate in the furnishing and preparation of) all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable for the Registration Statement, the Proxy Statement (as defined in Section 6.32), filings under state blue sky or securities laws, and any other statement or application made by or on behalf of PIC or EPL to any governmental body in connection with the transactions contemplated hereunder. The Proxy Statement shall include the recommendation of the board of directors of EPL contemplated by Section 8.23.

                                   SECTION 6
                                   ---------

                     Representations and Warranties of EPL
                     -------------------------------------

          EPL makes the representations and warranties set forth below as of the date of this Agreement and as of the date of Closing. Except as otherwise provided to the contrary, EPL makes the representations and warranties without qualification as to knowledge.

            6.1  Corporate Organization.  EPL is a corporation duly organized,
                 ----------------------
validly existing and in good standing under the laws of the State of California, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. EPL is qualified to do business and is in good standing in every jurisdiction, domestic and foreign, in which its operations or ownership of properties require such qualification where the failure to be so qualified would have a material adverse effect on its business or the Purchased Assets.

            6.2  Subsidiaries. EPL has no subsidiaries and owns no securitis of,
                 ------------
or any interest in, any other corporation, joint venture or entity.

            6.3  Authority of Company.  EPL has full power and authority to
                 --------------------
make, execute, deliver and perform this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated hereby (collectively, the "EPL Ancillary Documents"). This Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action. The board of directors of EPL has (and, as of the Closing Date, the shareholders of EPL will have) approved the execution, delivery and performance of this Agreement and the EPL Ancillary Documents and the transactions contemplated hereby and thereby. This Agreement constitutes a valid and legally binding obligation of EPL enforceable in accordance with its terms.

            6.4  Charter and Bylaws.  True and accurate copies of the EPL's
                 ------------------
Articles of Incorporation, with all amendments, if any, and the current Bylaws of EPL have been provided to PIC.

            6.5  Officers and Directors.  Schedule 6.5 contains a complete and
                 ----------------------   ------------
correct list of all officers and directors of EPL. Other than such officers, EPL has no employees.

            6.6  Financial Statements; Capitalization.  (a) Schedule 6.6
                 ------------------------------------       ------------
contains complete and correct copies of EPL's (i) unaudited balance sheets as at April 30, 1997 and December 31, 1997; (ii) unaudited statement of income and expenses for the fiscal year ended April 30, 1997; and (iii) unaudited statement of income and expenses for the eight months ended December 31, 1997. Items (i) through (iii) shall be collectively referred to as the "Financial Statements." The Financial Statements have been and will be prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods represented. The balance sheets fairly present the financial condition, assets and liabilities of EPL as of their respective dates and the statements of income and expenses fairly present the results of EPL's operation for the periods indicated. (b) As of the date hereof, the authorized capital stock of EPL is 25,000,000 shares of common stock, and there are issued and outstanding 5,986,070 shares of common stock. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable. There are no outstanding rights, options, warrants, conversion rights, commitments or agreements for the purchase or acquisition from EPL of any shares of its capital stock or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock.

            6.7  No Material Adverse Change.  Since the December 31, 1997
                 --------------------------
Financial Statements of EPL (except as disclosed in Schedule 6.7), there has not
                                                    ------------
been:

                 (a) any material adverse change (or any event which is reasonably likely to result in a material adverse change) in the business condition, assets, liabilities, net worth or obligations of EPL;

                 (b) any material loss, damage or destruction to any properties of EPL, whether or not covered by insurance;

                 (c) any change in the compensation payable by EPL as compared to preceding years other than in the ordinary course of business, nor any increase in the compensation payable or to become payable to any of the officers or agents of EPL other than in the ordinary course of business;

                 (d) any dispute or disturbance, litigation or event materially adversely affecting the business or future prospects of EPL;

                 (e) any distribution of assets or commitment to distribute assets by EPL, either by way of dividends, repurchase of outstanding shares or otherwise;
                 (f) any mortgage, pledge, lien or encumbrance made on any of the properties or assets of EPL;

                 (g) any sale, transfer or other disposition of assets of EPL except in the normal course of business;

                 (h)  any loans, borrowings or guaranties by or to EPL; or

                 (i)  any agreement to do any of the foregoing.

            6.8  No Undisclosed Liabilities.  Except as disclosed in Schedule
                 --------------------------                          --------
6.8, EPL does not have any liabilities or obligations, contingent or otherwise
---
which are not adequately reflected or provided for in the Financial Statements, except liabilities and obligations incurred since the date of the Financial Statements in the ordinary course of business, or those disclosed on other Schedules hereto and not being assumed by PIC.

            6.9  Taxes.  Except as disclosed in Schedule 6.9, all federal,
                 -----                          ------------
state, county and local income, ad valorem, excise, sales, use, property, withholding, employment and other taxes and assessments applicable to EPL, including taxes levied by territories and countries outside of the United States, have been duly and properly computed and reported and all taxes which are due and payable have been fully paid and discharged by EPL; there are no unpaid taxes of EPL which are or could become a lien on the properties and assets of EPL except for taxes not yet due and payable which have been properly accrued on the books of account of EPL; and there are no known, or to the best of EPL's knowledge, proposed deficiency assessments in respect to federal income tax returns or other tax returns filed by EPL.

            6.10  Title to Properties.  EPL has good and marketable title to all
                  -------------------
of its assets, business and properties, including, without limitation, all assets and properties reflected in its most recent unaudited balance sheet forming a part of the Financial Statements, or subsequently acquired (except assets or properties disposed of in the ordinary course of business since the date of such most recent EPL balance sheet), free and clear of any mortgage, lien, pledge, charge, claim or encumbrance, except as specifically disclosed on said balance sheet or in Schedule 6.10.
                         -------------

            6.11  Compliance with Law.  Since the date of its incorporation, EPL
                  -------------------
has conducted its business in accordance with the requirements of all federal, state, county, local or other governmental laws and in accordance with the rules and regulations of each governmental agency applicable to it except where the failure to so conduct its business would have a material adverse effect on the business of EPL or the Purchased Assets. EPL has obtained all permits, franchises, licenses and authorizations required by any governmental authority for the conduct of its business and filed all reports and returns except where the failure to obtain any such permit, franchise, license or authorization would not have a material adverse effect on the business of EPL or the Purchased Assets. EPL has not received any notice of alleged violation of any statute, order, rule or regulation of any governmental authority except as set forth in
Schedule 6.11.  EPL knows of no facts which would impair the operation of the
-------------
business as now being conducted.  All audit
reports, whether done by any governmental authority, an external consultant or internal personnel have been disclosed to PIC and are listed in Schedule 6.11.
                                                                -------------

            6.12  Environmental Matters.  EPL is not in violation of, and has
                  ---------------------
not violated, in connection with the conduct of its business, any applicable federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, licenses and permits of all governmental authorities relating to environmental matters, including by way of illustration and not by way of limitation, (i) the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (and any amendments or extensions thereof), and the Toxic Substances Control Act, (ii) California environmental laws, and (iii) all other applicable environmental requirements where such violation would have a material adverse effect on the business of EPL or the Purchased Assets.

            6.13  Litigation.  Except as disclosed in the Schedule 6.13, there
                  ----------                              -------------
are no legal, administrative or other proceedings, investigations, administrative inquiries or complaints, notices of violations or similar processes, or other overtly asserted claims, judgments, injunctions or restrictions, pending, outstanding or overtly threatened against or involving EPL or any of its properties (including patents, licenses and similar proprietary interests) assets or business or against or involving any of the officers, directors or shareholders of EPL which could materially and adversely affect PIC or the Purchased Assets.

            6.14  Employee Benefit Plans.
                  ----------------------
          As of the date hereof, EPL does not have, and has never had, any employment or consulting agreements or any employee welfare benefit plans within the meaning of ERISA. EPL has not communicated to any of its current or former employees or consultants any right to participate in any employee welfare benefit plans.

            6.15  Patents, Trademarks and Similar Rights.  Schedule 6.15
                  --------------------------------------   -------------
accurately lists, identifies and describes the interest of EPL in all patent applications, patent rights, trademark and service mark applications, registered trademarks and service marks, and registered copyrights ("Intellectual Property") which EPL owns or has a right or title to, or interest in. EPL has delivered to PIC a copy of each patent application and trademark and service mark application. EPL has delivered to PIC information showing a chain of title to all patent applications and patent rights. Unless otherwise disclosed in the
Schedule 6.15 or Schedule 6.16 with respect to any of the Intellectual Property:
-------------    -------------

                 (a) no other person or entity owns any right, title or interest therein;

                 (b) no other person or entity has any right to a royalty or payment of any kind from EPL;

                 (c) EPL has not granted any license or made any assignment thereof;

                 (d) there has been no asserted claim or litigation challenging or threatening to challenge any right, title or interest therein claimed by EPL;

                 (e) all license agreements with respect thereto and assignments thereof are in full force and effect and neither EPL nor to the best of EPL's knowledge any other party to any such license agreement or assignment is in default thereof; and

                 (f) EPL is not aware of any infringement by anyone of EPL's right, title or interest therein.

The operations of EPL have not, to the knowledge of EPL, infringed or violated any enforceable rights of others in any Intellectual Property and do not require any further licenses with respect thereto not included in Schedule 6.15. Except
                                                          -------------
as disclosed in Schedule 6.15, EPL has not received any notification that any of
                -------------
its operations or products are covered by patent rights owned or controlled by other parties nor that the operations of EPL or any of its subsidiaries violate such rights. No officer, director, employee, shareholder, agent or consultant of EPL owns or controls, directly or indirectly, in whole or in part, any invention, patent, proprietary right, trade name or similar right or application therefor, which relates to or could affect the business of EPL or pertains to the art in which EPL is engaged except as disclosed in Schedule 6.15.
                                                       -------------

            6.16  Contracts and Other Disclosures.  All contracts listed in
                  -------------------------------
Schedule 6.16 are correct and enforceable according to their terms and EPL has
-------------
no knowledge of facts or events which would cause such contracts to be unenforceable. Schedule 6.16 sets forth a list of:
                -------------

                 (a) all contracts (i) to which EPL is a party, or (ii) which are known to EPL and to which any shareholder, officer or director is a party, which could affect the assets, business or properties of EPL;

                 (b) all leases, financing or loan agreements, mortgages or similar agreements, to which EPL is a party, and which create a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to the Purchased Assets;

                 (c) all regulatory filings, approvals and registrations, foreign and domestic of EPL which are currently in effect; and

                 (d) a list of all of the bank accounts and safe deposit boxes of EPL with the names of the persons who are authorized signers thereof, or who have access thereto.

EPL has delivered to PIC true and correct copies of the contracts listed in
Schedule 6.16.
-------------

            6.17  Accounts or Notes Receivable.  All accounts and notes
                  ----------------------------
receivable of EPL (net of reserves for doubtful accounts) as shown on the books of account as of the date of the most recent balance sheet of EPL forming a part of the Financial Statements and as incurred in the ordinary course of business since that date, are collectible in the ordinary course of business.

            6.18  Default.  Except as set forth in Schedule 6.18, EPL is not in
                  -------                          -------------
nor has received notice of being in breach or default nor has knowledge of' any condition that is likely to cause a breach or default under any lease, license, contract, agreement, commitment, instrument or obligation to which EPL is a party. Except as set forth in Schedule 6.18, EPL does not know of any other
                               -------------
party to any lease, license, contract, agreement, commitment, instrument or obligation to which EPL is a party, which is in default thereunder. EPL is not aware of any condition or event which, after notice or lapse of time or both would constitute a default of EPL or of any other party to any lease, license, commitment, contract, agreement, instrument or obligation.

           6.19 Brokers, Finders and Investment Bankers.  Neither EPL nor any of
                ---------------------------------------
its officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finder's fees in connection with the transactions contemplated herein.

            6.20  Absence of Restrictions and Conflicts.  The execution,
                  -------------------------------------
delivery and performance of this Agreement and the EPL Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the EPL Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the EPL Ancillary Documents does not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the Articles of Incorporation or Bylaws of EPL, as amended to date, (b) any Assumed Contract, (c) any judgment, decree or order of any court or governmental authority or agency to which EPL is a party or by which EPL or any of its properties is bound or (d) any statute, law, rule or regulation applicable to EPL or its business. Except for compliance with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and applicable state securities and environmental laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to EPL is required in connection with the execution, delivery or performance of this Agreement or the EPL Ancillary Documents by EPL or the consummation of the transactions contemplated hereby or thereby.

            6.21  Conflict of Interest.  Except as disclosed in Schedule 6.21,
                  --------------------                          -------------
EPL has no knowledge that any officer or director of EPL or any member of the immediate family of any such person:

                 (a) has any direct or indirect interest in (i) any entity which does business with EPL, or (ii) any property, asset or right which is used by EPL in the conduct of its business;

                 (b) has any contractual relationship with EPL other than with respect to the performance of services as an officer or director; or

                 (c) has been involved in any transaction with EPL during the past three (3) years other than with respect to the performance of services as an officer or director or the issuance of securities of EPL.

            6.22  Transfer Restrictions; Affiliates.  Schedule 6.22 identifies
                  ---------------------------------   -------------
all persons who are "affiliates" of EPL for purposes of Rule 145 under the Securities Act; and EPL shall advise PIC in writing if there is any change in the identities of such persons on or prior to the date the Agreement is submitted for approval to the shareholders of EPL. EPL shall use all reasonable efforts to cause each such person to deliver to PIC on or prior to the Closing Date a written agreement, substantially in the form attached hereto as Exhibit
                                                                       -------
B.
-
            6.23  Indemnification.  No officer, director, shareholder, employee
                  ---------------
or agent of EPL, individually or jointly, in any capacity, has any right of indemnification by EPL except as set forth in Schedule 6.23.
                                              -------------

            6.24  Confidentiality.  Since November 1, 1993, EPL has taken
                  ---------------
adequate steps necessary to maintain the continuing protection of EPL's proprietary, confidential and trade secret information. Such protections include but are not limited to having every EPL employee who has access to proprietary or confidential information sign an Employee Invention and Confidential Information Agreement containing provisions substantially the same as those contained in the form as set forth in Exhibit A.
                                               ---------

            6.25  Illegal or Improper Payments.  Since November 1, 1993, neither
                  ----------------------------
EPL nor any of EPL's directors, officers or employees have, in connection with the operation of the business: made any illegal political contributions from assets; been involved in the disbursement or receipt of corporate funds outside the normal internal control systems of accountability; made or received payments, whether direct or indirect, to or from foreign or domestic governments, officials, employees or agents for purposes other than the satisfaction of lawful obligations, or been involved in any transaction that has or had as its intended effect the transfer of funds or assets in the manner described; or been involved in the improper or inaccurate recording of payments and receipts on the books of EPL or any other matters of a similar nature involving disbursements of funds or assets.

            6.26  Sale of Shares.  EPL has no preexisting plan or present
                  --------------
intention to sell the PIC Common Stock received pursuant to this Agreement; provided, however, EPL intends to promptly liquidate and distribute the PIC Common Stock to its shareholders, subject to the terms of the Transfer Restrictions required pursuant to Section 9.6 hereof.

            6.27  Proxy Statement and Registration Statement.  The information
                  ------------------------------------------
with respect to EPL and each of its respective officers, directors and affiliates in the definitive proxy statement to be furnished to the shareholders of EPL (the "Proxy Statement") that will form part of the Registration Statement or in the Registration Statement itself will not, in the case of the Proxy Statement, on the date the Proxy Statement is first mailed to shareholders of EPL or on the date of the shareholders' meeting (as set forth in the Proxy Statements contemplated by Section 9.4 hereof), or, in the case of the Registration Statement, at the time it becomes effective and at such effective time, as such Proxy Statement or Registration Statement is then amended or supplemented, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            6.28  Omissions.   No representation, statement or information made
                  ---------
or furnished by or on behalf of EPL to PIC, including but not limited to those contained in this Agreement and the other statements, schedules, listings or other information previously furnished by EPL taken as a whole, contain or shall contain any statement of material fact that was untrue when made or omits or shall omit any material fact necessary to make the information contained in such representation, statement or information not misleading.

            6.29  Necessary Assets.  EPL owns and controls all those assets and
                  ----------------
property, intangible and intangible, necessary to conduct its business as it is now conducted.

                                   SECTION 7
                                   ---------

                Representations, Warranties and Covenants of PIC
                ------------------------------------------------

          PIC hereby represents and warrants to EPL as of the date of this Agreement and as of the Closing Date as follows:

            7.1  Organization of PIC.  PIC is a corporation duly organized,
                 -------------------
validly existing and in good standing under the laws of the state of Nevada.
PIC is qualified to do business and is in good standing in every jurisdiction, domestic and foreign, in which its operations or ownership of properties require such qualification where the failure to be so qualified would have a material adverse effect on its business.

            7.2  Authority of PIC.  PIC has full power and authority to carry
                 ----------------
out the transactions contemplated by this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated hereby (collectively, the "PIC Ancillary Documents") and has taken all necessary and proper corporate action authorizing it to execute and deliver this Agreement and the PIC Ancillary Documents, to consummate the same, and to perform all of the respective terms and conditions hereunder on its part to be performed. The board of directors of PIC has approved the execution, delivery and performance of this Agreement and the PIC Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (other than with respect to the issuance of the PIC Common Shares, which will be approved prior to the Closing Date) and the consent of the stockholders of PIC is not required. This Agreement and the PIC Ancillary Documents constitute valid obligations of PIC and are legally binding upon it in accordance with each of their respective terms.

            7.3  Brokers.  PIC has not engaged, consented to or authorized any
                 -------
broker, investment banker or third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated herein.

            7.4  No Conflicts.  The execution, delivery and performance of this
                 ------------
Agreement and the PIC Ancillary Documents will not conflict with or result in the breach of the Articles of Incorporation or Bylaws of PIC, any court decree or administrative decision, or any material contract or other agreement to which PIC is a party or by which PIC is bound.

            7.5  PIC Common Stock.  The PIC Common Stock to be delivered to EPL
                 ----------------
will be, at the time of delivery, duly authorized, validly issued, fully paid and nonassessable.

            7.6  PIC SEC Reports.  PIC has made available to EPL copies of all
                 ---------------
of the reports of PIC filed with the Securities and Exchange Commission. Said reports are accurate and complete in all material respects and do not; omit any material information required to be set forth therein. PIC has timely filed with the Securities and Exchange Commission all Exchange Act reports required to be filed by it during the last twelve months. Since the respective dates as of which information is given in the latest report filed by PIC with the Securities and Exchange Commission, except as otherwise stated therein or contemplated thereby, (i) there has not been any material adverse change in the condition, financial or otherwise, of PIC and its subsidiaries considered as a whole, or in the earnings or the ability to continue to conduct business in the usual and ordinary course of PIC and its subsidiaries considered as a whole, whether or not arising in the ordinary course of business; and (ii) there has not been any material transaction entered into by PIC or any of its subsidiaries other than transactions in the ordinary course of business or transactions which are not material in relation to PIC and its subsidiaries considered as a whole.

            7.7  Proxy Statement and Registration Statement.  The information
                 ------------------------------------------
with respect to PIC and its subsidiaries and each of their respective officers, directors and affiliates in the Proxy Statement or in the Registration Statement will not, in the case of the Proxy Statement, on the date the Proxy Statement is first mailed to the shareholders of EPL or on the date of the shareholders' meeting contemplated by Section 9.4 hereof, or, in the case of the Registration Statement, at the time it becomes effective and at the effective time, as such Proxy Statement or Registration Statement is then amended or supplemented, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   SECTION 8
                                   ---------

                                Covenants of EPL
                                ----------------

          From the date hereof to and including the Closing Date, EPL shall:

            8.1  Ordinary Course.  Diligently carry out EPL's business and use
                 ---------------
its best efforts to retain present officers and directors including putting in place appropriate reasonable incentive programs approved in advance by PIC to keep such officers and directors, all in the ordinary course and in substantially the same manner as heretofore conducted. During the period from the date of this Agreement to the Closing Date, the parties shall confer on a regular and frequent basis with one or more designated representatives of the other to report operational matters of materiality and to report the general status of ongoing operations.

            8.2  Incurrence of Liabilities.  Refrain from incurring or agreeing
                 -------------------------
to incur, without the prior written consent of PIC in each instance which shall not be unreasonably withheld, any liability, indebtedness or obligation (absolute or contingent) in excess of $25,000 in any one instance or in excess of $50,000 in the aggregate, except for reasonable legal and consulting fees incurred by EPL in connection with the transactions contemplated by this Agreement as approved by PIC.

            8.3  Payment of Obligations and Defense of Claims.  Pay all
                 --------------------------------------------
obligations of EPL consistent with EPL's customary practices (except such obligations as EPL contests in good faith) and diligently pursue and defend all actions, suits, claims and proceedings in which EPL or property of EPL is now, or may become involved.

            8.4  Prosecution of Permits and Third Party Consents.  Prosecute and
                 -----------------------------------------------
obtain all permits, licenses, consents and other authorizations, or assignments thereof, from foreign, federal, state and local authorities as may be necessary to conduct the business of EPL from and after the consummation of the transaction contemplated by this Agreement as the business of EPL is now conducted, and all consents, assignments, approvals, and other authorizations from all other persons as may be necessary for PIC to obtain all of the rights and privileges of EPL whether under leases, licenses, contracts, financing agreements, loans or otherwise from and after the consummation of the transaction contemplated by this Agreement. Deliver all such licenses, permits, consents, authorizations, assignments and approvals to PIC.

            8.5  Representations and Warranties.  Not perform any act which, if
                 ------------------------------
performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the consummation of the transactions contemplated by this Agreement or which would cause any of the representations and warranties contained herein, in the Schedules, in any Exhibit hereto or in any document delivered or to be delivered in connection with the transactions contemplated by this Agreement to be materially inaccurate, untrue or incomplete.

            8.6  Prompt Notification.  Promptly notify PIC of any and all
                 -------------------
information which may indicate that any covenant contained herein, in the schedules, in any exhibit hereto or in any document delivered or to be delivered in connection with the transactions contemplated by this Agreement, has been breached and of such information which may indicate that any representation and warranty contained herein, in the schedules, in any exhibit hereto or in any document delivered or to be delivered in connection with the transactions contemplated by this Agreement is inaccurate, untrue or incomplete.

            8.7  Access.  Make immediately available to and allow PIC and its
                 ------
authorized agents and accountants access to all of the assets, properties, books, contracts, technical information, documents and records of EPL for examination, and cause all agents, accountants, attorneys, consultants, employees and directors of EPL to cooperate fully with said examination and fully disclose to and discuss with PIC any and all information pertaining to EPL's financial condition and business operations; provided, however, that PIC shall conduct any such investigation or review in a manner to minimize the disruption of business to EPL. To that end, EPL shall waive any accountant's privilege or other doctrine of accountant's confidentiality. EPL will further supply to PIC copies of all EPL tax returns including the tax returns for the tax period ending subsequent to the Closing Date.

            8.8  Confidentiality.  Access under the foregoing paragraph shall be
                 ---------------
subject to the terms of the confidentiality agreement signed by the parties and attached hereto as Exhibit C.
                   ---------

            8.9  No Encumbrance or Disposition.  Not pledge, lease, mortgage,
                 -----------------------------
encumber or dispose of any of EPL's business, properties or assets, including the Intellectual Property, other than sales in the ordinary course of business, without the prior written consent of PIC which shall not be unreasonably withheld.

            8.10  Contracts.  Not enter into any contract other than contracts
                  ---------
in the ordinary course of business, without the prior written approval of PIC which shall not be unreasonably withheld.

            8.11  Distribution of Assets.  Not make any distribution of assets
                  ----------------------
to the holders of its capital stock by way of dividends or otherwise.

            8.12  Redemption or Issuance of Shares.  Not acquire by redemption
                  --------------------------------
or otherwise any of its securities, nor issue, sell, dispose of or incur any obligation to sell any of its securities.

            8.13  Litigation.  Promptly notify PIC of any lawsuits, proceedings,
                  ----------
investigations or claims that may be threatened, brought, asserted or commenced against EPL or any of its officers, directors, employees, agents, consultants or shareholders involving in any way EPL's business, properties, assets or goodwill.

            8.14  Reports.  Provide PIC promptly with interim monthly Financial
                  -------
Statements and any other management reports as and when they are available.

            8.15  Brokers.  Assist and cooperate with PIC in resisting, and
                  -------
resist any claim of any broker, investment banker or third party to any brokerage, finder's fee or commission in connection with the transactions contemplated herein.

            8.16  Maintenance of Properties.  Maintain its business, properties
                  -------------------------
and assets in as good a state of operating condition and repair as they are on the date of this Agreement.

            8.17  Articles of Incorporation; Bylaws.  Not change or amend its
                  ---------------------------------
Articles of Incorporation or Bylaws.

            8.18  Loans.  Not make any loan or advance to any person or entity
                  -----
without the prior written consent of PIC which shall not be unreasonably withheld.

            8.19  Change of Name.  Change its corporate name as soon as
                  --------------
practicable after the Closing.

            8.20  Registration Statement.  Assist PIC in the preparation and
                  ----------------------
completion of the Registration Statement required in connection with the issuance of PIC Common Stock pursuant to the transactions contemplated hereunder.

            8.21  EPL Shareholders' Meeting.  Call a special meeting of its
                  -------------------------
shareholders to be held as soon as practicable after the date hereof for the purpose of voting to approve this Agreement and the transactions contemplated hereby, including adopting of a plan of liquidation of EPL. EPL will use its good faith reasonable efforts to hold such shareholders' meeting as promptly as practicable. The board of directors of EPL shall recommend to EPL's shareholders approval of this Agreement and the transactions contemplated hereby at the shareholders' meeting and EPL shall take all lawful action to solicit such approval, including, without limitation, timely preparation and mailing of the Proxy Statement.

            8.22  Tax Returns.  Promptly file all EPL tax returns to be filed
                  -----------
after the Closing Date.

            8.23  Affiliates.  Provide PIC with a list of those people who may
                  ----------
receive shares of PIC Common Stock who may be deemed "affiliates" of PIC or EPL, as that term is used in Rule 145(d) under the Securities Act.

            8.24  Supplements to Schedules.  Promptly supplement or amend the
                  ------------------------
schedules which EPL has delivered pursuant to this Agreement with respect to facts or circumstances first existing or occurring after the date hereof which, if existing or occurring on or prior to the date of this Agreement, would have been required to be set forth or described in such schedules or which is necessary to correct any information in such schedules which has been rendered inaccurate thereby.

                                   SECTION 9
                                   ---------

                 Conditions Precedent to the Obligations of PIC
                 ----------------------------------------------

          The obligations of PIC under this Agreement are subject to the satisfaction of each of the following conditions (which, at the option of PIC, may be waived):

            9.1  Purchased Assets.  The Purchased Assets shall be free and clear
                 ----------------
of all liens and encumbrances, except liens and encumbrances specifically disclosed on EPL's Financial Statements contained in Schedule 6.6 and
                                                     ------------
specifically assumed by PIC.

            9.2  Representations, Warranties and Covenants.  The representations
                 -----------------------------------------
and warranties of EPL in this Agreement and the EPL Ancillary Documents shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date and EPL shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it.

            9.3  Opinion of Counsel.  EPL shall have delivered to PIC the
                 ------------------
opinion of its legal counsel addressed to PIC on and as of the Closing Date to the effect that:

                 (a) EPL is a corporation duly organized validly existing and in good standing under the laws of the State of California and is duly qualified and in good standing as a corporation in every jurisdiction in which its operation or ownership of property requires such qualification and where the failure to be so qualified would have a material adverse effect on EPL's business or the Purchased Assets.

                 (b) EPL has full corporate power to make, execute, deliver and perform this Agreement and each of the EPL Ancillary Documents; this Agreement and each of the EPL Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized approved or consented to by the board of directors and shareholders of EPL in accordance with all applicable laws rules and regulations; this Agreement and each of the EPL Ancillary Documents constitutes a valid and legally binding obligation of EPL enforceable in accordance with its terms subject to bankruptcy, insolvency and laws applicable to creditors generally and subject to the availability of equitable remedies; the consummation of the transactions contemplated hereby and thereby and the performance of all of the terms and conditions hereof and thereof by EPL will not violate any provision of the Articles of Incorporation or Bylaws of EPL, as currently in effect; no contract, mortgage, indenture or agreement to which EPL is a party, or by which it or he is bound, of which such counsel has knowledge, will be violated by the consummation of this Agreement or any EPL Ancillary Agreement, the violation of which would have a material adverse impact on the ability of EPL to execute, deliver and perform its obligations under this Agreement or any such EPL Ancillary Agreement, and to the best of counsel's knowledge such consummation would not violate any restriction or limitation of any kind or character to which EPL is subject.

                 (c) To the best of such counsel's knowledge no authorization, consent or approval of any regulatory authority of the federal or any state government is necessary in connection with the consummation of the transactions contemplated by this Agreement except for approval by the SEC of the Registration Statement, which Registration Statement shall be effective prior to the Closing, and compliance with applicable state securities laws and regulations.

                 (d) Such counsel has no knowledge of any threatened, pending or outstanding legal, administrative or other proceedings, investigations or , inquiries, product liability or other claims, judgments, or injunctions against or involving EPL or its assets, properties or business except as disclosed in
Schedule 6.13. Such counsel shall also have opined as to other matters,
-------------
including tax matters, as shall be reasonably requested by PIC. In giving the foregoing opinions, such counsel may rely upon opinion of other counsel, certificates of officers and directors of EPL (as to factual matters but not legal conclusions), certified copies of original corporate documents and certificates of governmental agencies.

            9.4  Shareholder Approval.  The transaction contemplated herein
                 --------------------
have been duly authorized by the shareholders of EPL, as set forth in Section 8.21.

            9.5  Officer's Certificate.  PIC shall be provided with an officers'
                 ---------------------
certificate executed by the President of EPL to the effect that, as of the Closing Date:

                 (a) all representations and warranties made by EPL under this Agreement, the schedules, exhibits hereto, or documents given or delivered to PIC pursuant to this Agreement are accurate, true and complete;

                 (b) all of the covenants, obligations and conditions to be performed on the part of EPL under this Agreement have been so performed; and

                 (c) EPL has no knowledge of any fact which has not been disclosed to PIC in writing which would or could have any material adverse effect on the value of the assets, properties, business or goodwill of EPL.

            9.6  Shareholder Transfer Restriction.  The parties hereby expressly
                 --------------------------------
agree that, notwithstanding the effectiveness of the Registration Statement, the PIC Common Stock to be issued at the Closing pursuant to Section 3 hereof shall be subject to the transfer restriction set forth on Exhibit D hereto (the
                                                    ---------
"Transfer Restriction"). By voting in favor of the transaction contemplated hereby, the EPL shareholders shall have agreed that the PIC Common Stock to be received at the Closing shall be subject to the Transfer Restriction. All PIC Common Stock shall be issued with a restrictive legend referencing the Transfer Restriction and the Proxy Statement shall disclose the terms of the Transfer Restriction to the EPL shareholders in connection with the shareholder vote related to this transaction.

            9.7  Secretary's Certificate.  EPL shall have furnished PIC with a
                 -----------------------
certificate executed by the Secretary of EPL: (a) certifying that the Articles of Incorporation and Bylaws of EPL have not been amended since the date of this Agreement; and (b) certifying appropriate resolutions of the board of directors of EPL and actions of the shareholders of EPL authorizing the execution of this Agreement and the EPL Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

            9.8  Suit Challenging Transaction.  No suit, investigation, action
                 ----------------------------
or proceeding challenging the transactions contemplated by this Agreement shall have been threatened or commenced; provided however that in the case of such suit investigation action or proceeding brought by a person other than a governmental body the condition set forth in this Section 9.8 shall be deemed to have been satisfied if PIC shall have been provided with an opinion of counsel that it is probable that the relief sought in the proceeding will not be granted.

            9.9  Closing.  The Closing of the transaction contemplated by this
                 -------
Agreement shall have taken place on or before June 30, 1998.

            9.10  Tax Clearance Certificates.  EPL shall have delivered to PIC
                  --------------------------
tax clearance certificates with respect to EPL issued by the appropriate tax authorities of the State of California, with dates reasonably close to the Closing Date.

            9.11  No Material Adverse Condition.  Except as disclosed to PIC in
                  -----------------------------
with respect to the financial condition, assets, properties, goodwill, earnings or business of EPL; there shall have been no material adverse federal, state or local legislative or regulatory change affecting the business of EPL; and the properties and assets of EPL shall not have been materially damaged by fire, flood, casualty, act of God or the public enemy or other cause regardless of insurance coverage for such damage so as to materially impair the ability of EPL to carry on its business as presently conducted.

            9.12  Proper Action.  All requisite corporate and all other action
                  -------------
in order to consummate the transactions contemplated by this Agreement shall have been taken by EPL and its shareholders.

            9.13  Assignment of Contracts.  EPL shall have received consents and
                  -----------------------
waivers of rights to terminate or modify rights or obligations of EPL from any person from whom such consent or waiver is required under any material instrument or agreement being assumed by PIC, or who, as a result of this Agreement, would have such rights to terminate or modify such instruments or agreements either by the terms of any material contract, lease or agreement, or as a matter of law.

            9.14  Securities Laws.  The consummation of the transactions
                  ---------------
contemplated by this Agreement shall not violate any applicable federal or state securities laws with respect to the offering and issuance of the PIC Common Stock.

            9.15  Effectiveness of Registration Statement.  At or prior to the
                  ---------------------------------------
Closing, the Registration Statement shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or under the proxy rules of the Exchange Act and with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC. All applicable state securities laws shall have been complied with in connection with the issuance of PIC Common Stock to be issued pursuant to the transactions contemplated hereby, and no stop order suspending the effectiveness of any qualification or registration of such PIC Common Stock under such state securities laws shall have been issued and pending or threatened by the authorities of any such state.

            9.16  Amendment to Exclusive License Agreement.  EPL and PIC's
                  ----------------------------------------
wholly-owned subsidiary, Prolong Super Lubricants, Inc., a Nevada corporation ("PSL"), shall have entered into an Amendment to Exclusive License Agreement (the "Amendment"), amending the terms of the Exclusive License Agreement dated November 10, 1993, by and between EPL and PSL. The Amendment shall be in the form set forth on Exhibit E attached hereto.
                  ----------

            9.17  Pending Litigation.  EPL shall not have received notice of an
                  ------------------
adverse judgment from any court regarding the outcome of the litigation set forth on Schedule 6.13 attached hereto.
         -------------

            9.18  Dissenting Shareholders.  The aggregate number of shares of
                  -----------------------
Common Stock owned by EPL shareholders that have demanded that EPL purchase their shares under Chapter 13 of the California Corporations Code shall not constitute more than 5% of all shares of EPL Common Stock outstanding immediately prior to the Closing Date.

            9.19  Payment of Edward E. Jay Promissory Note.  EPL shall have paid
                  ----------------------------------------
to Edward E. Jay all principal and interest payable under that certain Promissory Note & Security Agreement (the "Note") dated November 1, 1991. Further, EPL shall deliver to PIC a termination statement duly executed by Edward E. Jay that fully releases his security interest in any properties of EPL.

            9.20  Agreement Regarding EPL Common Stock Held by Michael R. Davis.
                  -------------------------------------------------------------
EPL and Michael R. Davis, President of EPL, shall have entered into a Cancellation Agreement (the "Cancellation Agreement") that provides for the cancellation of seven hundred thousand (700,000) shares of EPL Common Stock held by Michael R. Davis in consideration for PIC entering into this Agreement. The Cancellation Agreement shall be in the form set forth on Exhibit F attached
                                                         ---------
hereto.

                                   SECTION 10
                                   ----------

                 Conditions Precedent to the Obligations of EPL
                 ----------------------------------------------

          The obligations of EPL under this Agreement are subject to the satisfaction of each of the following conditions (which, at the option of EPL, may be waived):

            10.1  Representations, Warranties and Covenants.  The
                  -----------------------------------------
representations and warranties of PIC in this Agreement and the PIC Ancillary Documents shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date and that PIC shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it.

            10.2  Opinion of Counsel.
                  ------------------

                  (a) PIC shall have delivered to EPL the opinion of its legal counsel, addressed to EPL, on and as of the Closing Date to the effect that:

                          (i)  PIC is a corporation duly organize
validly existing and in good standing under the laws of the state of Nevada.

                         (ii) PIC has full power and authority to make, execute,
deliver and perform this Agreement; PIC has taken all action necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby; this Agreement constitutes the valid and legally binding obligation of PIC enforceable in accordance with its terms; the consummation of the transactions contemplated hereby and the performance of all the terms and conditions hereof by PIC will not violate any provision of the PIC's Articles of Incorporation or Bylaws (as currently in effect) any court decree or administrative decision or any material contract or other agreements to which PIC is a party, or any corporate resolution of PIC.

                       (iii) The shares of PIC Common Stock to be delivered pursuant to this Agreement are, or will be, when issued, duly authorized, alidly issued, fully paid and nonassessable.

          In giving the foregoing opinions, such counsel may rely upon opinions of other counsel, certificates of officers and directors of PIC (as to factual matters but not legal conclusions), certified copies of original corporate documents and certificates of government agencies.

            10.3  Officer's Certificate.  EPL shall be provided with an
                  ---------------------
officer's certificate executed by the President of PIC to the effect that, as of the Closing Date to the best knowledge of such officer:

                  (a) all of the representations and warranties made by PIC under this Agreement, the schedules, exhibits hereto, or documents given or delivered to EPL pursuant to this Agreement are accurate, true and complete in all respects; and

                  (b) all of the covenants, obligations and conditions to be performed on the part of PIC under this Agreement have been so performed in all respects.

            10.4  Closing.  The Closing of the transaction contemplated by this
                  -------
Agreement shall have taken place on or before June 30, 1998.

            10.5  Suit Challenging Transaction.  No suit or proceeding
                  ----------------------------
challenging the transaction contemplated by this Agreement shall have been threatened or commenced; provided, however, that in the case of such suit, investigation, action or proceeding brought by a person other than a governmental body, the condition set forth in this Section 10.5 shall be deemed to have been satisfied if EPL shall have been provided with an opinion of counsel that it is probable that the relief sought in the proceeding will not be granted.

            10.6  Effectiveness of Registration Statement.  At or prior to the
                  ---------------------------------------
Closing, the Registration Statement shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or under the proxy rules of the Exchange Act and with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC. All applicable state securities laws shall have been complied with in connection with the issuance of PIC Common Stock to be issued pursuant to the transactions contemplated hereby, and no stop order suspending the effectiveness of any qualification or registration of such PIC Common Stock under such state securities laws shall have been issued and pending or threatened by the authorities of any such state.

                                   SECTION 11
                                   ----------

                            Post Closing Agreements
                            -----------------------

            11.1  Collections.  From and after the Closing, PIC shall have full
                  -----------
power and authority to collect for the account of PIC all accounts receivable and such other items as shall be assigned, transferred and delivered to PIC in accordance with the terms hereof, and to endorse without recourse, in the name of EPL, any checks or other instruments of payment received on account of payment of any such accounts receivable or other such items; provided. however, that if EPL shall receive any payment on account of any such account receivable or other item, EPL shall transfer and deliver (endorsed where necessary) to PIC, immediately upon receipt, any checks or other instruments of payment, cash or property which EPL may receive in payment, as aforesaid, of any such accounts receivable or such other items.

            11.2  Non-Disclosure.  EPL shall not communicate or divulge to, or
                  --------------
use for the benefit of, any person, firm or corporation other than PIC, its agents and representatives, any of the trade secrets, customer lists, methods, formulas, businesses or marketing plans, processes or any other proprietary information used by EPL in the conduct of its business.

            11.3  Discharge of Liabilities.  EPL shall discharge, promptly when
                  ------------------------
due with the proceeds from this transaction, all liabilities of EPL not expressly assumed by PIC at the Closing Date. PIC shall discharge, promptly when due, all liabilities expressly assumed by PIC pursuant to this Agreement.

                                   SECTION 12
                                   ----------

                                   Indemnity
                                   ---------

            12.1  Indemnification of PIC.  Subject to the limitations contained
                  ----------------------
in this section, EPL shall defend, indemnify and hold PIC, its officers, directors, employees and Affiliated Persons from and against any and all losses, claims, judgments, liabilities, demands, charges, suits, penalties, costs or expenses, including court costs and attorneys' fees ("Claims and Liabilities") with respect to or arising from (a) the breach of any warranty or any inaccuracy of any representation made by EPL; or (b) the breach of any covenant or agreement made by EPL in this Agreement or the EPL Ancillary Documents.

            12.2  Limitations.  Anything to the contrary notwithstanding, (i)
                  -----------
the obligation of EPL shall be limited solely to the agreements, representations or warranties made by EPL; (ii) PIC shall not be indemnified and held harmless in respect of any Claims and Liabilities which are covered by insurance owned by EPL and assigned to PIC to the extent that any net loss is reduced by such insurance; (iii) PIC shall not be indemnified and held harmless in respect of any liability or claim that does not exceed an individual indemnification deductible of twenty-five thousand dollars ($25,000) in amount unless and until the total of all Claims and Liabilities covered by indemnification under this section exceeds the aggregate indemnification deductible of one hundred fifty thousand dollars ($150,000), at which point all Claims and Liabilities (including amounts less than twenty-five thousand dollars ($25,000)) are covered; and (iv) the liability of EPL shall be limited to an aggregate amount equal to the value of the common stock of PIC received by EPL.

            12.3  Indemnification of EPL.  PIC shall defend, indemnify and hold
                  ----------------------
harmless EPL, its officers, directors, employees and shareholders against and in respect to all claims and liabilities with respect to or arising from (a) the breach of any warranty or any inaccuracy of any representation made by PIC; or
(b) the breach of any covenant or agreement made by PIC in this Agreement or the PIC Ancillary Documents.

            12.4  Claims Procedure.  As a condition to the ability of any party
                  ----------------
to seek indemnity under Section 12 or otherwise to assert a claim for damages, the indemnified party shall promptly, upon obtaining knowledge thereof, notify the indemnifying party or parties of any claim or demand which has given or could give rise to a right to indemnity under this Agreement, and the indemnifying party or parties shall. have reasonable time to contest any such claim or demand. If such claim or demand relates to a claim or demand asserted by a third party against the indemnified party, the indemnifying party or parties shall have the right to employ counsel reasonably acceptable to the indemnified party to defend any such claim or demand asserted against the indemnified party and the indemnified party shall have the right to participate in the defense of any such claim or demand at its sole cost and expense. So long as the indemnifying party or parties are defending in good faith any such claim or demand, the indemnified party will not admit liability for, settle or compromise such claim or demand. Whether or not the indemnifying party or parties so elect to defend any such claim or demand, the indemnified party shall have no obligation to do so apart from its obligation to cooperate in the defense thereof.

                                   SECTION 13
                                   ----------

                               General Conditions
                               ------------------

            13.1  Survival of Representations and Warranties.  All
                  ------------------------------------------
representations and warranties made by the parties shall fully survive the closing and delivery of all documents to PIC for a period of two years following the Closing and after two years shall be fully extinguished, except insofar as the damaged party shall have asserted in writing a specific claim setting forth the specific facts and circumstances relating thereto with respect to such representations, warranties, covenants and agreements prior to the expiration of such rights, in which event the party liable shall remain liable with respect to such claim.

            13.2  Reliance on Representations and Warranties.  Notwithstanding
                  ------------------------------------------
any right of PIC to fully investigate the affairs of EPL hereunder and notwithstanding any knowledge of facts determined or determinable by PIC pursuant to such investigation or right of investigation, PIC has the right to fully rely upon the representations, warranties and covenants of EPL contained in this Agreement and on the accuracy of the schedules and any documents, certificate or exhibit given or delivered to PIC pursuant to this Agreement. Further, knowledge by PIC of any facts so determined or determinable shall not constitute a defense by EPL for any claim for loss or damage made by PIC against it for any misrepresentation, breach of warranty or breach of covenant made by EPL.

            13.3  Assignment, Successors and Assigns.
                  ----------------------------------

                  (a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

                  (b) This Agreement may not be assigned by EPL whether by operation of law or otherwise, without the prior written consent of PIC and any such attempted assignment shall be void and unenforceable. PIC may assign this Agreement to an Affiliated Person of PIC without the prior written consent of EPL. Nothing herein shall be construed to limit the ability of EPL to liquidate and distribute the PIC Common Stock to the shareholders of EPL.

                  (c) If any contract, claim, license or other agreement intended to be transferred and assigned hereunder cannot be assigned without the consent of another party thereto, EPL and PIC agree to use their best efforts to obtain such consent. This Agreement shall not constitute an agreement to assign any claim, contract, license, sales or purchase order if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof or in any way affect the rights of EPL thereunder. If such consent is not obtained, or if an attempted assignment would be ineffective or would affect EPL's rights thereunder so that PIC would not receive all such rights, EPL will cooperate with PIC in any reasonable arrangement designed to provide for PIC the benefits under such claim, contract, license, lease or purchase order, including enforcement for the benefit of PIC of any and all rights to EPL against the other parties thereto arising out of the breach or cancellation thereof by such other parties or otherwise.

          13.4   Notices.  All notices which are required or may be given
                 -------
to the terms of this Agreement shall be in writing and shall be sufficient upon receipt if given in writing and delivered personally or by registered or certified mail, postage prepaid, as follows:

If to EPL:                               With a copy to:
----------                               ---------------
EPL Pro-Long, Inc.                       Gary C. Wykidal, Esq.
c/o Michael R. Davis, President          Gary C.Wykidal & Associates
22681 Sweet Meadow                       245 Fischer Avenue, Suite A-1
Mission Viejo, California  92692         Costa Mesa, California  92626

If to PIC:                               With a copy to:
----------                               ---------------

Prolong International Corporation        Michael E. Flynn, Esq.
c/o Elton Alderman, President            Stradling Yocca Carlson & Rauth
6 Thomas                                 660 Newport Center Drive, Suite 1600
Irvine, California 92618                 Newport Beach, California  92660-6441

Any of the addresses set forth above may be changed from time to time by written notice in the manner prescribed herein from the party requesting the change. Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.

            13.5  Governing Law; Forum.  This Agreement shall be construed,
                  --------------------
governed and enforced in accordance with the laws of the State of California, excluding any choice of law rules which may direct the application of the laws of any other jurisdiction. The parties agree that the judicial forum for any actions or proceedings brought relating to this Agreement shall be the State of California.

            13.6  Expenses.  Each party shall bear its own expenses incident to
                  --------
this Agreement and the transactions contemplated hereby unless otherwise specifically provided herein, including, without limitation, all fees of its counsel, accountants and consultants, whether or not such transactions are consummated.

            13.7  Integration/Entire Agreement.  This Agreement and the
                  ----------------------------
schedules and exhibits which are a part hereof set forth the entire understanding between the parties and supersede all previous and contemporaneous written or oral negotiations, commitments, understandings and agreements relating to the subject matter contained herein and merge all prior and contemporaneous discussions between the parties. No party shall be bound by any definition, condition, representation, warranty, covenant or provision other than as is expressly stated in or contemplated by this Agreement.

            13.8  Modification and Amendment.  No supplement, modification or
                  --------------------------
amendment of this Agreement shall be binding unless executed in writing by both parties.

            13.9  Waiver.  All waivers hereunder must be made in writing, and
                  ------
failure of any party at any time to require another party's performance of any obligation under this Agreement shall not affect, limit or waive a party's right at any time to require strict performance of that obligation thereafter. Any waiver of any breach of any provision of this Agreement shall not be construed in any way as a waiver of any continuing or succeeding breach of such provision or waiver or modification of the provision.

            13.10  Counterparts/Headings.  For the convenience of the parties,
                   ---------------------
this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all. of which together shall constitute one and the same document. All headings, captions, the cover page and the index in this Agreement are inserted for convenience of reference only and shall not affect its meaning or interpretation.

            13.11  Severability.  In the event any court, administrative agency
                   ------------
or other governmental entity with appropriate jurisdiction and authority determines that any term or part of this Agreement is invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect.

            13.12  Schedules.  The schedules and exhibits referred to herein are
                   ---------
incorporated herein by reference as if fully set forth in the text hereof.

            13.13  Public Announcement.  No public announcement of this
                   -------------------
transaction or the terms of this Agreement shall be made by any party without the prior written approval of all parties.

            13.14  Gender and Number.  The masculine, feminine or neuter
                   -----------------
pronouns used herein shall be interpreted without regard to gender, and use of the singular or plural shall be deemed to include the other whenever the context so requires.

            13.15  Additional Documents and Further Assistance.  Any party
                   -------------------------------------------
hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be, in the opinion of counsel for such party, necessary or desirable for affecting completely the consummation of this Agreement and the transactions contemplated herein.

            13.16  Tax Treatment.  The parties intend this transaction to
                   -------------
qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(C) and (a)(2)(G) of the Code. However, neither PIC nor any of its agents or employees has made any representations as to the tax treatment of this transaction and shall not be held responsible for any decision by any taxing authority to treat this transaction as taxable. EPL hereby fully releases PIC, its officers, directors, employees and Affiliated Persons, from any claims, liability, cost or expense resulting from any adverse characterization for tax purposes.

            13.17  Definition.  "Affiliated Person" for purposes of this
                   ----------
Agreement shall be defined as meaning an individual or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under control of PIC.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first hereinabove written.

                                 EPL PRO-LONG, INC.
                                 By: /s/ Michael R. Davis
                                    -----------------------------------------

                                 Title: President
                                       --------------------------------------

                                 PROLONG INTERNATIONAL CORPORATION
                                 By: /s/ Elton Alderman
                                    -----------------------------------------

                                 Title: President
                                       --------------------------------------

                     SCHEDULES
                     ---------
Schedule 1.1(a)                          Intellectual Property
---------------
Schedule 1.1(e)                          Assumed Contracts
---------------
Schedule 2.1                             Assumed Liabilities
------------
Schedule 6.5                             Officers and Directors
------------
Schedule 6.6                             Financial Statements
------------
Schedule 6.7                             Material Adverse Changes
------------
Schedule 6.8                             Undisclosed Liabilities
------------
Schedule 6.9                             Taxes
------------
Schedule 6.10                            Title of Properties
-------------
Schedule 6.11                            Compliance with Laws
-------------
Schedule 6.13                            Litigation
-------------
Schedule 6.15                            Intellectual Property
-------------
Schedule 6.16                            Contracts
-------------
Schedule 6.18                            Defaults
-------------
Schedule 6.21                            Conflicts of Interest
-------------
Schedule 6.22                            Affiliates
-------------
Schedule 6.23                            Indemnification
-------------

                                 EXHIBIT INDEX
                                 -------------

Exhibit A             Form of Employee Invention and Confidentiality Agreement
---------
Exhibit B             Form of Rule 145 Agreement
---------
Exhibit C             Form of Confidentiality Agreement
---------
Exhibit D             Form of Transfer Restriction
---------
Exhibit E             Form of Amendment to Exclusive License Agreement
---------
Exhibit F             Form of Cancellation Agreement
---------

                                   EXHIBIT A
                                   ---------

           FORM OF EMPLOYEE INVENTION AND CONFIDENTIALITY AGREEMENT

                              EPL PRO-LONG, INC.
                             EMPLOYEE INVENTION AND
                       CONFIDENTIAL INFORMATION AGREEMENT


          In consideration and as a condition of my employment, or continued employment, by EPL PRO-LONG, INC. and/or by companies which it owns, controls, or is affiliated with, or their successors in business (hereafter referred to as "the Company"), and the compensation paid therefor:

1.  CONFIDENTIALITY.

          I agree to keep confidential, except as the Company may otherwise consent in writing, and not to disclose or make any use of except for the benefit of the Company, at any time, either during or subsequent to my employment, any trade secrets, confidential information, knowledge, data or other information of or known by the Company relating to products, processes, know-how, designs, formulas, data, inventions (as defined below), customer lists, business plans, marketing plans and strategies, pricing strategies or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees or affiliates, which I may produce, obtain, have access to or otherwise acquire during the course of my employment, except as herein provided (collectively referred to herein as "proprietary information"). I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to proprietary information. I further agree not to deliver, reproduce or in any way allow any such proprietary information, or any documentation relating thereto, to be delivered or used by any third parties without specific direction or consent of a duly authorized representative of the Company. All proprietary information and all title, patents, patent rights, copyrights, mask work rights, trade secret rights, and other intellectual property and rights anywhere in the world (collectively "Rights") in connection therewith shall be the sole property of the Company. I hereby assign to the Company any Rights I may have or acquire in such proprietary information.

2.  CONFLICTING EMPLOYMENT/RETURN OF CONFIDENTIAL MATERIAL.

          I agree that during my employment with the Company I will not engage in any other employment, occupation, consulting or other activity relating to the business in which the Company is now or may hereafter become engaged or which would otherwise conflict with my obligations to the Company. In the event of my termination of employment with the Company for any reason whatsoever, I agree to promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents and data of any nature pertaining to any invention, trade secret or confidential or proprietary information of the Company or to my employment (collectively the "Company Materials"), and I will not take with me any description containing or pertaining to any of the Company Materials which I may produce or obtain during the course of my employment. I agree that during my employment by the Company, I will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as I am required to do in connection with performing the duties of my employment. In the event of the termination of my employment for any reason whatsoever, I agree to sign and deliver the "Termination Certificate" attached hereto as Exhibit A.

3.  ASSIGNMENT OF INVENTIONS.

          I hereby assign and transfer to the Company my entire right, title and interest in and to all inventions (as used in the Agreement, "inventions" shall include but not be limited to ideas, improvements, designs, computer programs, trade secrets, works of authorship, data and discoveries) whether or not patentable and whether or not reduced to practice, made or conceived by me (whether made solely by me or jointly with others) during the period of my employment with the Company, which relate in any manner to the actual or demonstrably anticipated business, work or research and development of the Company or its subsidiaries, or result from or are suggested by any task assigned to me or any work performed by me for or on behalf of the Company or its subsidiaries. I agree that all such inventions are the sole property of the Company; provided, however, that this Agreement does not require assignment of an invention which qualifies fully for protection under Section 2870 of the California Labor Code (hereafter referred to as "Section 2870"). A copy of
Section 2870 is attached as Exhibit B. I agree that all computer programs, documentation and other copyrightable materials to which I contribute during my employment shall be considered "works made for hire" and shall be the sole property of the Company.

4.  MORAL RIGHTS.

          Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent. I will confirm any such waivers and consents from time to time as requested by the Company.

5.  DISCLOSURE OF INVENTIONS AND PATENTS.

          I agree that in connection with any "invention" as defined in Paragraph 3 above (a) I will disclose all inventions promptly, but in any case within at least thirty (30) days after creation, in writing to my immediate superior at the Company, with a copy to the President, regardless of whether I believe the invention is protected by Section 2870, in order to permit the Company to claim rights to which it may be entitled under this Agreement. Such disclosure shall be received in confidence by the Company; (b) I will, at the Company's request, promptly execute a written assignment of title to the Company for any invention required to be assigned by Paragraph 3 ("assignable invention"), and I will preserve any such assignable invention as confidential information of the Company; and (c) upon request, I agree to assist the Company or its nominee (at its expense) during and at any time subsequent to my employment in every reasonable way to obtain for its own benefit patents and copyrights for such assignable inventions in any and all countries, which inventions shall be and remain the sole and exclusive property of the Company or its nominee whether or not patented or copyrighted. I agree to execute such papers and perform such lawful acts as the Company deems to be necessary to allow it to exercise all right, title, and interest in such patents and copyrights.

6.  EXECUTION OF DOCUMENTS; POWER OF ATTORNEY.

          I further agree to execute, acknowledge and deliver to the Company or its nominee upon request and at its expense all such documents, including applications for patents and copyrights and assignments of inventions, patents and copyrights to be issued therefore, as the Company may determine necessary or desirable to apply for and obtain letters, patents and copyrights on such assignable inventions in any and all countries and/or to protect the interest of the Company or its nominee in such inventions, patents and copyrights, and to vest title thereto in the Company or its nominee. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by me.

7.  MAINTENANCE OF RECORDS.

          I agree to keep and maintain adequate and current written records of all inventions made by me (in the form of notes, sketches, drawings and as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times.

8.  PRIOR INVENTIONS.

          It is understood that all inventions if any, patented or unpatented, which I made prior to my employment by the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit C attached hereto a complete list of all my prior inventions, including numbers of all patents and patent applications, and a brief description of all unpatented inventions which are not the property of a previous employer. I represent and covenant that the list is complete and that, if no items are on the list, I have no such prior inventions. I agree to notify the Company in writing before I make any disclosure or perform any work on behalf of the Company which appears to threaten or conflict with proprietary rights I claim in any invention or idea. In the event of my failure to give such notice, I agree that I will make no claim against the Company with respect to any such inventions or ideas.

9.  OTHER OBLIGATIONS.

          I acknowledge that the Company from time to time may have agreements with other persons or with the U.S. Government or governments of other countries, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder. I further agree to sign any confidentiality or other agreements required by third parties with respect to inventions or products developed or sold by the Company for such parties.

10.  TRADE SECRETS OF OTHERS.

          I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company, and I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others. I agree not to enter into any agreement either written or oral in conflict herewith.

11.  NONSOLICITATION OF EMPLOYEES AND CONSULTANTS.

          During the term of my employment and for one (1) year thereafter, I will not encourage or solicit any employee or consultant of the Company to leave the Company for any reason. However, this obligation shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

12.  MODIFICATION.

          This Agreement may not be changed, modified, released, discharged, abandoned or otherwise amended, in whole or in part, except by an instrument in writing, signed by me and the Company. I agree that any subsequent change or changes in my duties, salary, or compensation shall not affect the validity or scope of this Agreement.

13.  ENTIRE AGREEMENT.

          I acknowledge receipt of this Agreement and agree that with respect to the subject matter thereof it is my entire agreement with the Company, superseding any previous oral or written communications, representations, understandings or agreements with the Company or any officers or representative thereof. The headings in this Agreement are used for convenience only and are not to be considered a part of this Agreement or be used to interpret the meaning of any part of this Agreement.

14.  SEVERABILITY.

          In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, such paragraph or provision shall be adjusted and reformed, if possible, in order to achieve the intent of the parties, and if such paragraph or provision cannot be adjusted and reformed, such paragraph or provision shall be voided and severed from this Agreement, and the entire Agreement shall not fail on account thereof but shall otherwise remain in full force and effect.

15.  SURVIVAL.

          I agree that my obligations under this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that the Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine.

16.  SUCCESSORS AND ASSIGNS.

          This Agreement shall be binding upon my heirs, executors, administrators or other legal representative and is for the benefit of the Company, its successors and assigns.

17.  GOVERNING LAW.

          This Agreement shall be governed by the laws of the State of California without regard to the conflict of laws provisions thereof.

18.  NO EMPLOYMENT AGREEMENT IMPLIED.

          I agree that this Agreement is not an employment contract and that I have the right to resign and the Company has the right to terminate my employment at any time, for any reason, with or without cause. I agree that this Agreement does not purport to set forth all of the terms and conditions of my employment, and that as an employee of the Company I have obligations to the Company which are not set forth in this Agreement.

19.  COUNTERPARTS.

          This Agreement may be signed in two counterparts, each shall be deemed an original and both of which shall together constitute one agreement.

          I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY THE COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.


                                        EMPLOYEE


                                        ----------------------------------------
                                        (Employee's Signature)


                                        ----------------------------------------
                                        (Print Name)

                                        Date:
                                             -----------------------------------


                                        EPL PRO-LONG, INC.


                                        By:
                                           -------------------------------------
                                        Its:
                                            ------------------------------------
                                        Date:
                                             -----------------------------------

                                   EXHIBIT A

                            TERMINATION CERTIFICATE


          This is to certify that I do not have in my possession, nor have I failed to return any records, documents, computer disks, tapes or printouts, sound recordings, customer lists, photographs, data, specifications, drawings, blueprints, reproductions, sketches, notes, reports, proposals, or copies of them, or other documents or materials, equipment, samples, prototypes, models or other property belonging to EPL PRO-LONG, INC., its successors and assigns (hereafter referred to as "the Company").

          I further certify that I have complied with and will continue to comply with all the terms of the Employee Invention and Confidential Information Agreement signed by me with the Company, including the reporting of any inventions (as defined therein) conceived or made by me covered by the Agreement.

          I further agree that in compliance with the Employee Invention and Confidential Information Agreement, I will preserve as confidential all trade secrets, confidential or proprietary information (as defined therein), knowledge, data, or other information relating to products, inventions, processes, know-how, designs, formulas, test data, customer lists, or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees, or affiliates.


                                        ----------------------------------
                                        Employee's Signature

                                        ----------------------------------
                                        Print Name

                                        ----------------------------------
                                        Date

                                   EXHIBIT B

                                  SECTION 2870
                             CALIFORNIA LABOR CODE


    (a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facility, or trade secret information except for those inventions that either:

          (1) relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

          (2) result from any work performed by the employee for the employer.

    (b) To the extent that a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

                                   EXHIBIT C

                            LIST OF PRIOR INVENTIONS


                                            Identifying Number
 Title                 Date                or Brief Description
--------               ----                --------------------




                                   EXHIBIT B
                                   ---------

                          Form of Rule 145 Agreement

                               RULE 145 AGREEMENT
                               ------------------


Prolong International Corporation
6 Thomas
Irvine, California  92618

Gentlemen:

          1. In connection with the acquisition by the undersigned of _________ ______________________________ (__________) shares of the Common Stock of
Prolong International Corporation, a Nevada corporation (the "Company"), which were issued pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act") (the "Registered Shares"), the undersigned represents that:

          (a) the undersigned understands that the Registered Shares may only be sold or transferred in compliance with Rule 145 under the Act, and the undersigned agrees to comply with all the terms and conditions of Rule 145, a copy of which has been furnished to the undersigned; and

          (b) the undersigned understands that the certificates evidencing the Registered Shares may bear any legend that the Company deems appropriate to comply with the resale restrictions applicable to "affiliates" under Rule 145(d) of the Act and stop transfer orders may be placed against such certificates.


Dated: _____________, 1998



                                     -------------------------------------
                                     Signature


                                     -------------------------------------
                                     Print Name

                                   EXHIBIT C
                                   ---------

                       FORM OF CONFIDENTIALITY AGREEMENT

                              EPL PRO-LONG, INC.






                                February 5, 1998



Prolong International Corporation
6 Thomas
Irvine, California  92618

Gentlemen:

          In connection with the proposed transaction (the "Transaction") between EPL Pro-Long, Inc. ("EPL") and Prolong International Corporation ("Prolong") pursuant to the Agreement and Plan of Reorganization entered into by the parties on February 5, 1998 (the "Agreement"), EPL expects to make available to Prolong certain information concerning EPL's business, financial condition, operations, assets and liabilities (herein collectively referred to as the "Evaluation Material.") As a condition to such information being furnished to Prolong and its directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, the "Prolong Representatives"), Prolong agrees to treat any information concerning EPL that is furnished hereunder as proprietary and confidential in accordance with the provisions of this letter agreement. Prolong's agreement to treat the Evaluation Material as proprietary and confidential will apply to all such information disclosed hereunder, whether it is written or oral, whether it is delivered now or in the future, whether it is prepared by EPL or any of EPL's directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, the "EPL Representatives"), and whether it is received by Prolong or any of the Prolong Representatives. In addition, Prolong agrees to take or abstain from taking certain other actions all as more specifically set forth below.

          (1) Evaluation Material.  The term "Evaluation Material" shall be
              -------------------
deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by EPL or the EPL Representatives which contain, reflect or are based upon, in whole or in part, Evaluation Material furnished to Prolong or the Prolong Representatives pursuant to this letter agreement. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Prolong or the Prolong Representatives or (ii) is or becomes available to Prolong on a non-confidential basis from a source other than EPL or any of the EPL Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to EPL or any other party with respect to such information.

          (2) Purpose of Disclosure of Evaluation Material.  Prolong agrees that
              --------------------------------------------
any exchange of information under this letter agreement shall be solely for the purpose of evaluating the Transaction between the parties hereto. It is further agreed that the information to be disclosed to Prolong shall only be that information which is reasonably necessary to the Transaction and that information which is not reasonably necessary for such purposes shall not be disclosed.

          (3) Use of Evaluation Material.  Prolong agrees that it and its
              --------------------------
Representatives shall use the Evaluation Material solely for the purpose of evaluating the Transaction, and that EPL's Evaluation Material will be kept confidential and Prolong and its Representatives will not disclose or use for purposes other than the evaluation of the Transaction any of EPL's Evaluation Material in any manner whatsoever; provided, however, that (i) Prolong may make any disclosure of such information to which EPL gives its prior written consent and (ii) any of such information may be disclosed to the Prolong Representatives who need to know such information for the sole purpose of evaluating the Transaction.

          (4) Non-Disclosure.  In addition, Prolong agrees that, without the
              --------------
prior written consent of EPL, neither Prolong nor any of its Representatives will make a press release or publicly disclose the fact that any Evaluation Material has been made available under this letter agreement, that discussions or negotiations are taking place concerning the Transaction or any of the terms, conditions or facts with respect to the Transaction (including the status of the Transaction); provided, however, that Prolong may make such disclosure if in the written opinion of Prolong's counsel, such disclosure is necessary to avoid a violation of law. In such event, Prolong shall give advance notice to EPL of the intended disclosure.

          (5) Required Disclosure.  If Prolong or any of its Representatives is
              -------------------
requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of EPL's Evaluation Material, Prolong and those Representatives requested or required to make the disclosure shall provide EPL with prompt notice of any such request or requirement so that EPL may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement.

          (6) Termination of the Agreement.  If the Agreement is terminated in
              ----------------------------
accordance with the provisions thereof, or at any time upon the request of EPL for any reason, Prolong will promptly deliver to EPL all Evaluation Material (and all copies thereof) furnished to Prolong or its Representatives by or on behalf of EPL pursuant to this letter agreement. Notwithstanding the return of the Evaluation Material, Prolong and its Representatives will continue to be bound by its obligations of confidentiality and other obligations under this letter agreement for a period of five (5) years from the date of termination of the Agreement.

          (7) No Representation of Accuracy.  Prolong understands and
              -----------------------------
acknowledges that neither EPL nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material made available by it.

Prolong agrees that neither EPL nor any of its Representatives shall have any liability to Prolong or to any of its Representatives relating to or resulting from any inaccuracy or errors in the Evaluation Material or omissions therefrom.

          (8) Waiver.  No failure or delay by either party in exercising any
              ------
right, power or privilege under this letter agreement shall operate as a waiver of such right, power or privilege; nor shall any single or partial exercise of that right, power or privilege preclude any other or future exercise thereof.

          (9) Breach by Representatives.  Prolong shall be responsible for any
              -------------------------
breach of this letter agreement by any of its Representatives. If any provision of this letter agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of the letter agreement shall not in any way be affected or impaired thereby.

          (10) Injunctive Relief.  Prolong agrees that money damages would not
               -----------------
be a sufficient remedy for any breach of this letter agreement by Prolong or any of its Representatives and that EPL shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity. If litigation under this letter agreement is commenced and a court of competent jurisdiction determines that Prolong has breached this letter agreement, then Prolong shall pay to EPL reasonable expenses, including legal fees incurred in connection with such litigation and any appeal therefrom.

          Please confirm your acceptance of this letter agreement by signing and returning one copy of it to the undersigned, whereupon this letter agreement shall become a binding agreement between us.

                              Very truly yours,

                              EPL Pro-Long, Inc.,
                              a California corporation


                              By: /s/ Michael R. Davis
                                  ----------------------
                              Its:      PRESIDENT
                                  ----------------------

Accepted and agreed as of the
 date first written above:


PROLONG INTERNATIONAL CORPORATION


 By: /s/ Elton Alderman
    -------------------
Its:   President
    -------------------

                                   EXHIBIT D
                                   ---------

                         FORM OF TRANSFER RESTRICTION

          This Transfer Restriction applies to each beneficial owner of record of shares of common stock of EPL Pro-Long, Inc. ("EPL") or securities convertible into, exchangeable or exercisable for common stock (collectively, the "EPL Common Stock"). Prolong International Corporation ("PIC") proposes to acquire substantially all of the assets of EPL (the "Acquisition") in exchange for shares of common stock of PIC (the "PIC Common Stock") registered pursuant to a Registration Statement on Form S-4. Immediately following the Acquisition, EPL shall commence liquidation of its assets pursuant to a plan of liquidation whereby each EPL shareholder shall receive its pro rata share of the PIC Common Stock received by EPL in the Acquisition (the "Liquidating Distribution"). Each such shareholder recognizes that the Acquisition and Liquidating Distribution will be of benefit to it.

          In consideration of the execution of the Registration Statement by PIC, and by approving the transaction, each shareholder agrees that it will not, during the "Restricted Period" (as defined below), without the prior written consent of PIC (which consent may be withheld in its sole discretion), directly or indirectly, sell, offer to sell, solicit an offer to sell, contract or grant any option or warrant to sell (including, without limitation, any short sale), register, pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise transfer or dispose of any shares of the capital stock of PIC, options or warrants to acquire shares of the capital stock of PIC, securities exchangeable or exercisable for or convertible into shares of the capital stock of PIC or any rights to purchase or acquire capital stock of PIC or enter into any hedging transaction that is likely to result in a transfer of capital stock of PIC currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by such shareholder, including capital stock which may be deemed to be beneficially owned by such shareholder in accordance with the rules and regulations of the Securities and Exchange Commission, otherwise than (i) as a bona fide gift or gifts, including, without limitation, transfers to beneficiaries or trusts for estate planning purposes, provided the donee or donees thereof agree in writing to be bound by the terms of this restriction and deliver a copy of such donee's assumption to PIC, or (ii) as a distribution to affiliates of such shareholder, if any, provided the distributees thereof agree in writing to be bound by the terms of this restriction and deliver a copy of such distributee's assumption to PIC, or publicly announce such shareholder's intention to do any of the foregoing. As used herein, the term "Restricted Period" shall mean the period commencing on the closing date of the Acquisition and continuing to a date 365 days thereafter.

          Each such shareholder also agrees and consents to the entry of stop transfer instructions with PIC's transfer agent and registrar against the transfer of shares of PIC Common Stock or securities convertible into or exchangeable or exercisable for PIC Common Stock held by such shareholder except in compliance with the foregoing restrictions.

                                   EXHIBIT E
                                   ---------

                         AMENDMENT TO EXCLUSIVE LICENSE
                         ------------------------------

  THIS AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT (this "Amendment") is entered into as of February 5, 1998 by and between EPL Pro-Long, Inc., a California corporation ("EPL" or "Owner") and Prolong Super Lubricants, Inc., a Nevada corporation ("PSL" or "Licensee").

                                   BACKGROUND
                                   ----------

  EPL and PSL entered into an Exclusive License Agreement on November 10, 1993 whereby PSL acquired from EPL an exclusive license to, among other things, manufacture, distribute, market and sell products using the patented "Anti-Friction Metal Treatment" ("AFMT") formula and to utilize the name "ProLong" (and derivatives thereof) in connection with the manufacture and sale of such products. Concurrently herewith, EPL is entering into an Agreement and Plan of Reorganization (the "Agreement and Plan of Reorganization") with PSL's parent corporation, Prolong International Corporation, a Nevada corporation ("PIC"), whereby PIC will acquire substantially all of the assets and assume certain of the liabilities of EPL in exchange for shares of PIC common stock. As a condition for PIC to consummate the transactions contemplated under the Agreement and Plan of Reorganization, EPL and PSL have agreed to enter into this Amendment regarding the payment of royalties to EPL under the Exclusive License Agreement.

                                   AGREEMENT
                                   ---------

  NOW THEREFORE, in consideration of the foregoing, EPL hereby agrees with PIC to amend the Exclusive License Agreement as follows:

  1.      Section 2(h) shall be added to read in its entirety as follows:

         (h) Commencing on the date of execution (the "Execution Date") of that certain Agreement and Plan of Reorganization by and between Owner and Licensee's parent corporation, Prolong International Corporation ("PIC"), all royalties under the Agreement shall cease to accrue and shall not become due and payable by Licensee. Provided, however, in the event that the Closing (as defined in the Agreement and Plan of Reorganization) does not occur prior to December 31, 1998, then all royalty payments that would have accrued from the Execution Date but for this Section 2(h) shall accrue and become immediately due and payable by Licensee to Owner as liquidated damages.

  2. This Amendment may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument.

  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first hereinabove written.



EPL PRO-LONG, INC.                       PROLONG SUPER LUBRICANTS, INC.

/s/ Michael R. Davis                     /s/ Elton Alderman
-------------------------------          --------------------------------------
Michael R. Davis, President              George Elton Alderman, President

                                   EXHIBIT F
                                   ---------

                             CANCELLATION AGREEMENT
                             ----------------------

  THIS CANCELLATION AGREEMENT (this "Agreement") is entered into as of February 5, 1998 by and between EPL Pro-Long, Inc., a California corporation ("EPL") and Michael R. Davis (the "Shareholder").

                                   BACKGROUND
                                   ----------

  The Shareholder currently owns approximately three million seven hundred thousand (3,700,000) shares of common stock, no par value, of EPL (the "EPL Common Stock"). EPL is entering into an Agreement and Plan of Reorganization (the "Agreement and Plan of Reorganization") with Prolong International Corporation, a Nevada corporation ("PIC"), whereby PIC will acquire substantially all of the assets and assume certain of the liabilities of EPL in exchange for shares of PIC common stock. As a condition of and in consideration for PIC to consummate the transactions contemplated under the Agreement and Plan of Reorganization, the Shareholder has agreed to enter into this Agreement to surrender to EPL for cancellation seven hundred thousand (700,000) of his shares of EPL Common Stock.

                                   AGREEMENT
                                   ---------

  NOW THEREFORE, in consideration of the terms, covenants, and conditions hereinafter set forth, EPL hereby agrees with the Shareholder as follows:

  1.     Cancellation of EPL Common Stock.  On the Closing Date, the Shareholder
         --------------------------------
shall surrender to EPL for cancellation seven hundred thousand (700,000) shares of EPL Common Stock held by the Shareholder; provided, however, that if the
                                             --------  -------
Closing does not occur for any reason, this Agreement shall automatically terminate and the Shareholder shall not have any further obligations or liability hereunder.

  2. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument.

  3. All terms not defined herein shall have the meanings ascribed to such terms in the Agreement and Plan of Reorganization.

  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first hereinabove written.


EPL PRO-LONG, INC.                           SHAREHOLDER


/s/ Lois M. Miller                           /s/ Michael R. Davis
---------------------------                  ----------------------------
Lois Miller, Secretary                       Michael R. Davis

                                    ANNEX B
                                    -------

                      PLAN OF LIQUIDATION AND DISSOLUTION

                      PLAN OF LIQUIDATION AND DISSOLUTION
                             OF EPL PRO-LONG, INC.,
                            A CALIFORNIA CORPORATION

     This Plan of Liquidation and Dissolution (the "Plan") of EPL Pro-Long, Inc., a California corporation ("EPL"), is for the purpose of effecting the complete liquidation and dissolution of EPL in accordance with Sections 336 and 368(a)(1)(C) and (a)(2)(G) of the Internal Revenue Code of 1986, as amended (the "Code"), Chapters 19 and 20 of the California Corporations Code (the "CCC"), and in accordance with the terms and provisions of the Agreement and Plan of Reorganization between EPL and Prolong International Corporation ("PIC"), dated as of February 5, 1998 (the "Agreement"), pursuant to the following steps:

     A. The Plan shall be adopted by the vote of the holders of a majority of the outstanding shares of EPL entitled to vote thereon at a duly authorized meeting of EPL's shareholders, and shall become effective upon the Closing Date of the transaction described in and contemplated by the Agreement.

     B. EPL, through its officers and directors, shall take the following action:

          1. Sell substantially all of its assets to PIC solely for common stock of PIC, as set forth in the Agreement, and otherwise sell or liquidate its remaining assets into cash to the extent deemed necessary by the officers and the directors of EPL (subject to Section 2001(g) of the CCC).

          2. Immediately cease doing business as a going concern and continue its activities merely for the purpose of winding up its affairs.

          3. Within 30 days of the date of adoption of the Plan, the officers of EPL shall file with the Internal Revenue Service duly completed and executed original copies of IRS Form 966, Corporate Dissolution or Liquidation, together with any attachments or exhibits required for filing such forms as required by the applicable provisions of the Code.

          4. The officers of EPL shall cause EPL to pay all fixed liabilities of EPL known to the officers through and including the close of EPL's final fiscal year, including but not limited to property, income and other applicable taxes, legal and accounting fees and costs of winding up, distribution and dissolution of EPL.

          5. As soon as is practicable following the payment of EPL's known liabilities in accordance with subparagraph 4, and in all events within six (6) months of the adoption of this Plan in accordance with paragraph A hereof, distribute all of its remaining assets, including its shares of common stock of PIC to its shareholders, on a pro rata basis by one or more liquidating distributions, in full and complete cancellation and redemption of all of the outstanding shares of stock of EPL. The distribution of the assets of EPL shall be made to its shareholders on the following conditions:

              (a) that on demand made by the EPL Board of Directors, each shareholder shall surrender, for cancellation, the certificate or certificates evidencing his or her ownership of common stock of EPL; and

              (b) that the officers of EPL shall file or cause to be filed with the Internal Revenue Service duly completed and executed copies of IRS Form 1099DIV reporting liquidating distributions to the shareholders as required pursuant to the Code.

          6. The officers of EPL shall cause EPL to obtain a tax clearance certificate from the California Franchise Tax Board pursuant to filing California Form 3555.

          7. The officers of EPL shall prepare or cause to be prepared, and shall cause to be filed the final income tax returns of EPL with the California Franchise Tax Board and the IRS, and shall cause EPL to pay any applicable taxes.

          8. The officers of EPL shall close any outstanding bank or brokerage accounts, credit card accounts and charge accounts of EPL and shall pay any outstanding balances on such accounts.

          9. The officers and the directors of EPL shall also file such documents and do any and all acts and things necessary to carry out, perform, implement and consummate the Plan and to wind up corporate affairs and dissolve EPL, including, but not limited to:

              (a) the election of officers and employment of agents and attorneys to liquidate and wind up the affairs of EPL;

              (b) the continued conduct of the business of EPL, insofar as is necessary for the disposal or winding up thereof;

              (c) the performance under contracts of EPL and the collection, payment, compromise and settlement of debts and claims for and against EPL;

              (d) the defense of suits brought against EPL;

              (e) the filing of suits, in the name of EPL, for all sums due or owing to EPL and to recover any of its property;

              (f) the collection of any amounts remaining unpaid on subscriptions to shares and to recover unlawful distributions;

              (g) the execution of bills of sale and deeds of conveyance in the name of EPL; and

              (h) the execution of contracts in the name of EPL and the performance of all acts which may be proper or convenient for purposes of winding up, settling and liquidating the affairs of EPL.

          10. After completion of the items described above in Paragraphs 1 through 9, inclusive, the Directors of EPL shall prepare, execute and verify a Certificate of Dissolution on behalf of EPL pursuant to the provisions of
Section 1905 of the California Corporations Code, and shall file or cause the Certificate to be filed in the Office of the Secretary of State of California.

     C. The directors and officers of EPL shall have the power to adopt all resolutions, execute all documents, and file all necessary papers, and take all other action they may deem necessary or desirable for the purpose of effecting the complete liquidation and dissolution of EPL under Sections 336 and 368(a)(1)(C) and (a)(2)(G) of the Code, and Chapters 19 and 20 of the CCC.

                                    ANNEX C
                                    -------

              FAIRNESS OPINION OF NORTH AMERICAN CAPITAL PARTNERS

April 27, 1998

Board of Directors
EPL Prolong, Inc.
22681 Sweet Meadow
Mission Viejo, CA 92692

Members of the Board:

North American Capital Partners, a California corporation ("NACP") was retained by EPL Prolong, Inc. ("EPL" or the "Company") to render an opinion as to whether the terms of the proposed asset purchase transaction (the "Transaction") between EPL and Prolong International Corporation ("PIC"), is fair, from a financial point of view, to the holders of EPL common stock (the "Opinion). The Opinion of NACP does not address any other aspect of the proposed Transaction and does not constitute a recommendation to any stockholder as to whether such stockholder should consent to the approval of the Transaction.

We understand that EPL and PIC have entered into the Agreement pursuant to which PIC will purchase substantially all of the assets and assume certain of the liabilities of EPL and, in consideration thereof, issue and deliver to EPL at the closing of the Transaction one certificate representing two million nine hundred ninety-three thousand thirty-five (2,993,035) shares of PIC Common Stock, $0.001 par value per share ("New Shares"). The Transaction is intended to qualify as a tax-free reorganization under Sections 368(a)(1)C and (a)(2)(G) of the Internal Revenue Code of 1986, as amended and, accordingly, EPL will be required to consummate a dissolution following consummation of the Transaction. EPL will distribute all of its assets, including the shares of PIC Common Stock issued to EPL pursuant to the Agreement, to its shareholders (the "Dissolution"). As of March 31, 1998, PIC had 25,464,500 shares of common stock issued and outstanding and options outstanding for the purchase of 1,355,378 additional common shares which were issued under a Stock Incentive Plan. Following the Transaction, PIC will have 28,457,535 shares issued and outstanding. The New Shares will thus represent approximately ten and one-half percent (10.5%) of the economic value of PIC immediately following the Transaction. Each of the holders of record of PIC common stock is entitled to one (1) vote per share thereof in the election of PIC's directors and all other matters submitted to each such holder for a vote of stockholders. There are no cumulative voting rights with respect to the election of PIC's directors, and no conversion rights or sinking fund provisions applicable to its capital stock. Further, there are important restrictions on the ability of the EPL shareholders to realize immediately the value of PIC common stock which they will receive in the Dissolution. Upon approval of the Transaction, each EPL shareholder in the Dissolution shall be subject to a transfer restriction whereby all PIC common stock may not be sold, distributed, or otherwise disposed of for a period of 365 days following the date of the Closing without the prior written consent of PIC.

Furthermore, we understand that the Transaction is expected to be considered by the shareholders of EPL at a special meeting to be held after regulatory approval, tax ruling and satisfaction of other closing conditions and to be consummated shortly thereafter. NACP has performed an analysis and evaluation of all relevant information as described below in its determination as to whether the terms of the Transaction are fair, from a financial point of view, to holders of EPL stock.

The scope of our analysis included, but was not limited to, the following: (i) review of the Agreement and Plan of Reorganization, and other related acquisition documents to be entered into by the parties in connection with the Transaction (collectively the "Transaction Agreements"), in substantially final form as provided to us by each company, (ii) discussions with each company's management regarding the company's history, structure, products, markets, competition, and prospects for the future; (iii) examination of all available documentation relating to the companies, their assets, operations, and financial results including PIC's audited financial statements for fiscal years ended December 31, 1995,

1996, & 1997 and its 1997 Form 10k and EPL's unaudited financial statements for the same years; (iv) review of certain estimates of cost savings, synergistic and other combination benefits, (v) review of the pro forma financial impact of the Transaction on each entity, (vi) review and comparison with certain publicly available financial information and stock market data of other similar publicly traded companies, (vii) review and comparison of the financial terms of certain recent acquisitions of similar companies, (viii) review of discounted cash flow analyses provided by the companies, (ix) review and analysis of historical market prices and trading activity for the common shares of PIC, and (x) preparation of such other studies, analyses, inquiries and investigations as we deemed appropriate.

In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us, or reviewed for us, by the companies. With respect to the projected financial results of such business and the projected benefits, we have assumed that they have been reasonably prepared on bases reflecting the best currently available information, estimates, and judgments of the respective senior management's of EPL and PIC as to the anticipated future performance of their respective companies and as to the anticipated projected benefits within the time frames forecast therein. We have not assumed any responsibility for independent verification of such information and have relied upon the assurances of the management of EPL and PIC that they are unaware of any facts that would make the information provided to, or reviewed by, us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of EPL or PIC nor have we been furnished with any such appraisals. We note that the transaction is intended to qualify as a reorganization within the meaning of
Section 368 of the IRC, and we have assumed that it will so qualify. In addition, we have assumed that the Transaction agreements in the form finally entered into will not differ in any material respect from the drafts furnished to us, and that the Transaction will be consummated on the terms set forth in the Transaction Agreements with waiver or amendment or any of the terms thereof. Our Opinion is necessarily based on the economic, market, competitive and other conditions, and governmental policies and practices in the lubrication industry, as in effect on, and the information made available to us as of, the date hereof. No opinion is expressed herein as to the price which the new securities of PIC to be issued to the shareholders of EPL may trade at anytime.

We have acted as a financial advisor to EPL in connection with the Transaction by provision of this Opinion, and will receive a fee for such advisory services, payment of which is not contingent upon consummation of the Transaction.

It is understood that this letter is intended for the benefit and use of the Board of Directors of EPL and is not, subject to provisions within our engagement letter dated April 14, 1998, to be reproduced, disseminated, quoted or referred to at any time, in whole or in part, in any manner without our prior written consent, which shall not be unreasonably withheld. This Opinion does not address either company's underlying decision to effect the Transaction and does not constitute a recommendation to any shareholder as to how any such shareholder should vote on the Transaction.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the financial terms of the Transaction are fair, from a financial point of view, to the shareholders of EPL.

Best regards,
NORTH AMERICAN CAPITAL PARTNERS


/s/ RAYMOND L. CLARK
--------------------
Raymond L. Clark
Managing Director

                                    ANNEX D
                                    -------

             CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

                                    ANNEX D
                                    -------

             CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW
                              DISSENTERS' RIGHTS

SECTION 1300. RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301.  DEMAND FOR PURCHASE.

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302. ENDORSEMENT OF SHARES.

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303.  AGREED PRICE--TIME FOR PAYMENT.

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304. DISSENTER'S ACTION TO ENFORCE PAYMENT

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305. APPRAISERS' REPORT--PAYMENT--COSTS.

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION 1306. DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS.

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311. EXEMPT SHARES.

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                         INDEX TO FINANCIAL STATEMENTS


Prolong International Corporation and Subsidiaries
--------------------------------------------------

     Independent Auditors' Report for the Years Ended December 31,
       1997 and 1996.....................................................   F-2

     Independent Auditors' Report for the Year Ended December 31, 1995      F-3

     Consolidated Balance Sheets as of June 30, 1998 (unaudited),
       December 31, 1997 and December 31, 1996...........................   F-4

     Consolidated Statements of Operations for the Six Months Ended
       June 30, 1998 and June 30, 1997 (unaudited) and for the Years
       Ended December 31, 1997, 1996 and 1995............................   F-6

     Consolidated Statements of Stockholders' Equity for the Six Months
       Ended June 30, 1998 (unaudited) and for the Years Ended
       December 31, 1997, 1996 and 1995..................................   F-7

     Consolidated Statements of Cash Flows for the Six Months Ended
       June 30, 1998 and June 30, 1997 (unaudited) and for the Years
       Ended December 31, 1997, 1996 and 1995............................   F-8

     Notes to Consolidated Financial Statements..........................  F-10

EPL Pro-Long, Inc.
------------------

     Unaudited Balance Sheets as of June 30, 1998
       and April 30, 1998, 1997 and 1996.................................  F-22

     Unaudited Statements of Operations and Retained Deficit for
       the Two Months Ended June 30, 1998 and 1997.......................  F-23

     Unaudited Statements of Operations and Retained Deficit for
       the Years Ended April 30, 1998, 1997, 1996 and 1995...............  F-24

     Unaudited Statements of Cash Flows for the Two Months
       ended June 30, 1998 and 1997......................................  F-25

     Unaudited Statements of Cash Flows for the Years Ended
       April 30, 1998, 1997, 1996 and 1995...............................  F-26

     Notes to Unaudited Financial Statements.............................  F-27

INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders of Prolong International Corporation:


We have audited the accompanying consolidated balance sheets of Prolong International Corporation and subsidiaries (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Prolong International Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

Costa Mesa, California
March 4, 1998

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Prolong International Corporation:


We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of Prolong International Corporation and subsidiary for the year ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Prolong International Corporation and subsidiary for the year ended December 31, 1995, in conformity with generally accepted accounting principles.


                                       /s/  Corbin & Wertz

                                       CORBIN & WERTZ

Irvine, California
February 23, 1996

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                         JUNE 30,                   DECEMBER 31,
                                                          1998                1997               1996
                                                          ----                ----               ----
                                                      (UNAUDITED)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents                                $ 2,377,620          $ 6,180,983         $5,063,585

Accounts receivable, net of allowance for
  doubtful accounts of $421,295, $242,724
  and $94,282 in 1998, 1997 and 1996,
  respectively                                             5,257,834            3,880,571          1,361,878

Subscriptions receivable                                                                             189,500
Inventories                                                3,859,682            1,300,691          1,534,938

Prepaid expenses                                           1,140,904              711,242            180,609

Prepaid television time                                      674,173            1,022,144            367,161

Prepaid income taxes                                         157,513                   --                 --

Advances to employees                                        262,232              227,896              3,675

Deferred tax asset                                                                                    44,289
                                                         -----------          -----------         ----------

    Total current assets                                  13,729,958           13,323,527          8,745,635

PROPERTY AND EQUIPMENT, net                                3,124,399              219,683            117,758

OTHER ASSETS                                                  66,355               82,724            115,462

DEPOSITS                                                     338,613              122,716             44,462
                                                         -----------          -----------         ----------

TOTAL ASSETS                                             $17,259,325          $13,748,650         $9,023,317
                                                         ===========          ===========         ==========

               See notes to consolidated financial statements.

              PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARIES



                See notes to consolidated financial statements.

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARIES

-------------------------------------------------------------------------------------------------------------

                                                               JUNE 30,            DECEMBER 31,
                                                                1998             1997              1996
                                                          ----------------  ---------------  ----------------
                                                            (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                              $ 1,935,296       $ 1,074,098       $  748,870

Accrued expenses                                                1,451,723         1,663,321          703,222

Income taxes payable                                                   --         1,278,684          251,563

Notes payable, current                                             42,555                --               --
Deferred income taxes                                              23,693            23,693
Other current liabilities                                                                             28,812
                                                              -----------        ----------        ----------

    Total current liabilities                                   3,453,267         4,039,796        1,732,467

Notes payable, noncurrent                                       2,374,912                --               --

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value; 50,000,000 shares
 authorized; no shares issued or outstanding
Common stock, $0.001 par value; 150,000,000 shares
 authorized; 25,464,500, 25,464,500 and 25,453,700
 shares issued and outstanding in 1998, 1997
  and 1996, respectively                                           25,465            25,465           25,454
Common stock subscribed                                                                                  156
Additional paid-in capital                                      7,393,451         7,393,451        7,767,855
Retained earnings                                               4,012,230         2,289,938          157,385

Note receivable issued for common stock                                                             (660,000)
                                                               ----------        ----------        ----------

    Total stockholders' equity                                 11,431,146         9,708,854        7,290,850
                                                              -----------        ----------        ----------

TOTAL LIABILITIES AND STOCKHOLDERS'

                See notes to consolidated financial statements.

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARIES

EQUITY                                                        $17,259,325       $13,748,650       $9,023,317
                                                              ===========       ===========       ==========

                See notes to consolidated financial statements.

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
-----------------------------------------------------------------------------------------------------------------
                                                  SIX MONTHS ENDED                         YEAR ENDED
                                                       JUNE 30,                            DECEMBER 31,
                                                1998           1997           1997          1996          1995
                                            -------------  -------------  ------------  ------------  -----------
                                             (UNAUDITED)    (UNAUDITED)
NET REVENUES                                 $19,248,570    $12,771,842    $29,846,795   $15,813,493  $   390,506

COST OF GOODS SOLD                             3,647,214      2,654,283      5,735,238     4,660,926      211,220
                                             -----------    -----------    -----------   -----------  -----------

GROSS PROFIT                                  15,601,356     10,117,559     24,111,557    11,152,567      179,286

OPERATING EXPENSES:
Selling expenses                               9,899,087      7,390,318     17,259,469     8,218,450

General and administrative expenses            2,725,813      1,449,834      3,523,200     2,041,102      595,015
                                             -----------    -----------    -----------   -----------  -----------

  Total operating expenses                    12,624,900      8,840,152     20,782,669    10,259,552      595,015
                                             -----------    -----------    -----------   -----------  -----------

OPERATING INCOME (LOSS)                        2,976,456      1,277,407      3,328,888       893,015     (415,729)

OTHER INCOME (EXPENSE), net:
Interest expense                                 (36,709)        (1,240)        (8,185)      (51,666)

Interest income                                   88,545        111,244        249,214        15,224        1,589

Dividend income                                                                               71,879
                                             -----------   ------------    -----------   -----------  -----------

  Total other income, net                         51,836        110,004        241,029        35,437        1,589
                                             -----------    -----------    -----------   -----------  -----------

INCOME (LOSS) BEFORE PROVISION
  FOR INCOME TAXES                             3,028,292      1,387,411      3,569,917       928,452     (414,140)

                See notes to consolidated financial statements.

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARIES

PROVISION FOR INCOME TAXES                     1,306,000        600,749      1,437,364       207,274        1,600
                                             -----------    -----------    -----------   -----------  -----------

NET INCOME (LOSS)                            $ 1,722,292    $   786,662    $ 2,132,553   $   721,178  $  (415,740)
                                             ===========    ===========    ===========   ===========  ===========

NET INCOME (LOSS) PER SHARE:
Basic                                        $      0.07    $      0.03    $      0.08   $      0.03  $     (0.02)
                                             ===========    ===========    ===========   ===========  ===========
Diluted                                      $      0.07    $      0.03    $      0.08   $      0.03  $     (0.02)
                                             ===========    ===========    ===========   ===========  ===========

WEIGHTED AVERAGE COMMON   SHARES:
Basic                                         25,464,500     25,518,176     25,508,035    23,463,620   17,156,501
Dilutive Options Outstanding                     362,625         76,863        182,739
                                             -----------    -----------    -----------   -----------  -----------
Diluted                                       25,827,125     25,595,039     25,690,774    23,463,620   17,156,501
                                             ===========    ===========    ===========   ===========  ===========

                See notes to consolidated financial statements.

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                                       COMMON STOCK           ADDITIONAL
                                                             COMMON STOCK               SUBSCRIBED             PAID-IN
                                                      --------------------------------------------------
                                                          SHARES      AMOUNT         SHARES      AMOUNT        CAPITAL
BALANCES, December 31, 1994                                500,000    $   500      13,767,500   $ 13,768      $  261,317

Shares issued for cash, net of costs of $48,000          1,700,000      1,700                                    325,300
Shares issued for common stock subscribed               13,767,500     13,768     (13,767,500)   (13,768)
Issuance of shares to effect reverse acquisition           789,535        789                                       (789)
Shares issued for cash, net of costs of $33,000          1,980,000      1,980                                    394,520
Shares subscribed for receivable, net of costs
  of $8,000                                                                           320,000        320          71,680
Shares issued for services                                 445,000        445                                    110,805
Contributed services                                                                                              24,000
Net loss
                                                        ----------    -------     -----------   --------      ----------

BALANCES, December 31, 1995                             19,182,035     19,182         320,000        320       1,186,833

Shares issued for cash                                   4,891,665      4,892                                  5,317,738
Shares issued for services                                 730,000        730                                    394,270
Issuance of shares previously subscribed                   320,000        320        (320,000)      (320)
Shares subscribed                                                                     155,800        156         209,344
Shares issued in exchange for a note receivable            330,000        330                                    659,670
Net income
                                                        ----------    -------     -----------   --------      ----------

BALANCES, December 31, 1996                             25,453,700     25,454         155,800        156       7,767,855

Shares issued for cash                                       5,000          5                                     12,495
Shares issued for services                                 180,000        180                                    229,270
Issuance of shares previously subscribed                   155,800        156        (155,800)      (156)
Cancellation of shares previously issued                  (330,000)      (330)                                  (659,670)
Charge to bring options to fair value                                                                             43,501
Net income
                                                        ----------    -------     -----------   --------      ----------

BALANCES, December 31, 1997                             25,464,500     25,465              --         --       7,393,451

Net income (unaudited)
                                                        ----------    -------     -----------   --------      ----------

BALANCES, June 30, 1998 (unaudited)                     25,464,500    $25,465              --   $  --         $7,393,451
                                                        ==========    =======     ===========   ========      ==========


                                                       (ACCUMULATED
                                                         DEFICIT)                                  TOTAL
                                                         RETAINED             NOTE             STOCKHOLDERS'
                                                         EARNINGS          RECEIVABLE              EQUITY
BALANCES, December 31, 1994                             $ (148,053)        $       --          $   127,532

Shares issued for cash, net of costs of $48,000                                                     327,000
Shares issued for common stock subscribed
Issuance of shares to effect reverse acquisition
Shares issued for cash, net of costs of $33,000                                                     396,500
Shares subscribed for receivable, net of costs
  of $8,000                                                                                          72,000
Shares issued for services                                                                          111,250
Contributed services                                                                                 24,000
Net loss                                                   (415,740)                               (415,740)
                                                         ----------        -----------         ------------

BALANCES, December 31, 1995                                (563,793)                                642,542

Shares issued for cash                                                                            5,322,630
Shares issued for services                                                                          395,000
Issuance of shares previously subscribed
Shares subscribed                                                                                   209,500
Shares issued in exchange for a note receivable                               (660,000)
Net income                                                  721,178                                 721,178
                                                         ----------        -----------         ------------

BALANCES, December 31, 1996                                 157,385           (660,000)           7,290,850

Shares issued for cash                                                                               12,500
Shares issued for services                                                                          229,450
Issuance of shares previously subscribed
Cancellation of shares previously issued                                       660,000
Charge to bring options to fair value                                                                43,501
Net income                                                2,132,553                               2,132,553
                                                         ----------        -----------         ------------

BALANCES, December 31, 1997                               2,289,938                 --            9,708,854

Net income (unaudited)                                    1,722,292                               1,722,292
                                                         ----------        -----------         ------------

BALANCES, June 30, 1998 (unaudited)                      $4,012,230         $  --              $ 11,431,146
                                                         ==========         ==========         ============

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                               SIX MONTHS ENDED               YEAR ENDED
                                                                    JUNE 30,                 DECEMBER 31,
                                                       1998         1997          1997          1996         1995
                                                   ------------  -----------  ------------  ------------  -----------
                                                   (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                  $ 1,722,292    $ 786,662   $ 2,132,553   $   721,178    $(415,740)
Adjustments to reconcile net income (loss) to
  net cash provided by (used in) operating
   activities:
  Depreciation and amortization                         85,283       37,017        82,172        42,874       23,116
  Provision for doubtful accounts                      178,571      (33,039)      148,442        89,504        4,778
  Expense recorded upon subscription of shares                                                               111,250
  Contributed services                                                                                        24,000
  Deferred taxes                                                                   67,982       (44,289)
  Reserve for obsolescence                              45,000      110,771       100,000        (2,432)
  Common stock issued in exchange for services                       18,750       229,450       395,000
  Compensation costs related to options                                            43,501
  Changes in assets and liabilities:
    Accounts receivable                             (1,555,834)    (395,196)   (2,667,135)   (1,418,855)     (30,064)
    Inventories                                     (2,603,991)    (509,150)      134,247    (1,486,298)     (46,208)
    Prepaid expenses                                  (429,662)     (61,891)     (530,633)      162,669     (328,702)
    Prepaid television time                            347,971       60,001      (654,983)     (367,161)
    Deposits                                          (215,897)      25,000       (78,254)      (25,000)
    Accounts payable                                   881,198     (304,902)      325,228       673,252       66,375
    Accrued expenses                                  (211,598)     (76,205)      960,099       692,222
    Income taxes payable                            (1,436,197)    (323,349)    1,027,121       249,963
    Other liabilities                                                                                          1,391
                                                   -----------    ---------   -----------   -----------    ---------

                See notes to consolidated financial statements.

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARIES

     Net cash provided by (used in) operating      (3,232,864)     (18,833)    1,319,790      (317,373)    (589,804)
       activities

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment                   (532,630)     (41,667)     (151,359)      (97,489)
Increase in other assets                                                                        (57,500)     (19,053)
Employee advances                                      (34,336)    (100,000)     (224,221)       (3,313)
                                                   -----------    ---------   -----------   -----------   ----------

      Net cash used in investing activities           (566,966)    (141,667)     (375,580)     (158,302)     (19,053)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on other current liabilities and notes
 payable                                                (3,533)     (28,812)      (28,812)       (5,466)

Proceeds from issuance of common stock                               12,500        12,500     5,322,630      723,500
Proceeds from subscriptions receivable                              189,500       189,500       100,000
                                                   -----------    ---------   -----------   -----------   ----------

      Net cash provided by financing activities         (3,533)     173,188       173,188     5,417,164      723,500
                                                   -----------    ---------   -----------   -----------    ---------




                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
-------------------------------------------------------------------------------------------------------------------
                                                       SIX MONTHS ENDED                            YEAR ENDED
                                                            JUNE 30,                              DECEMBER 31,
                                                       1998           1997         1997         1996        1995
                                                   -------------  ------------  -----------  -----------  ---------
                                                    (UNAUDITED)   (Unaudited)
NET INCREASE (DECREASE) IN CASH AND  CASH
 EQUIVALENTS                                        $(3,803,363)   $   12,688    $1,117,398   $4,941,489   $114,643

CASH AND CASH EQUIVALENTS,
  beginning of period                                 6,180,983     5,063,585     5,063,585      122,096      7,453
                                                    -----------    ----------    ----------   ----------   --------
CASH AND CASH EQUIVALENTS, end of period            $ 2,377,620    $5,076,273    $6,180,983   $5,063,585   $122,096
                                                    ===========    ==========    ==========   ==========   ========
SUPPLEMENTAL DISCLOSURES -
  Cash paid during the period for:
    Income taxes                                    $ 2,742,200    $  278,000    $  366,000   $      800  $    --
                                                    ===========    ==========    ==========   ==========  =========
    Interest                                        $    36,709    $    1,240    $    8,186   $   51,666  $    --
                                                    ===========    ==========    ==========   ==========  =========



SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITIES:


During 1998, the Company completed the following transaction:
 Financed the purchase of the office and warehouse facility with $2,421,000 in long-term notes payable.

During 1997, the Comapny completed the following transactions:
 Issued 180,000 shares of common stock in exchange for services valued at $229,450.
 Issued 155,800 shares of common stock previously committed.
 Canceled 330,000 previously issued shares of common stock and a related note receivable of $660,000.
 Recorded $43,501 to additional paid-in capital to bring options to fair value.

During 1996, the Company completed the following transactions:
 Issued 730,000 shares of common stock in exchange for services valued at $395,000.
 Issued 320,000 shares of common stock previously committed.
 Issued 330,000 shares of common stock in exchange for a note receivable of $660,000.
 Issued subscriptions receivable of $209,500 in exchange for 155,800 shares of common stock subscribed.

 Purchased automotive equipment for $34,278 in exchange for a note payable. During 1995, the Company completed the following transactions:
 Issued 13,767,500 shares of common stock previously subscribed.
  Issued subscriptions receivable of $80,000 net of costs of $8,000, in exchange for 320,000 shares of common stock subscribed.
 Issued 445,000 shares of common stock in exchange for services valued at $111,250.

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARIES


  Recorded compensation expense and contributed capital of $24,000 for services provided by two key employees.


                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

1.  BUSINESS

  Prolong International Corporation (PIC) is a Nevada corporation organized on August 24, 1981 as Giguere Industries Incorporated (Giguere). PIC remained dormant from 1987 to June 21, 1995, when, pursuant to a stockholders' action, it acquired 100% of the outstanding stock of Prolong Super Lubricants, Inc., a Nevada corporation (PSL), then changed its name to Prolong International Corporation. The transaction was treated as a reverse acquisition and was accounted for under the purchase method of accounting; however, there were no material assets acquired or liabilities assumed. In 1997, Prolong Foreign Sales Corporation was formed as a wholly-owned subsidiary of PIC.

  PIC, through PSL, is engaged in the manufacture, sale and worldwide distribution (under license - Notes 5, 11 and 13) of a patented complete line of high-performance lubricants.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation - The accompanying consolidated financial statements include the accounts of PIC and its wholly-owned subsidiaries, PSL and Prolong Foreign Sales Corporation (collectively, the Company or Prolong). All significant intercompany accounts have been eliminated in consolidation.

  Cash and Cash Equivalents - Cash and cash equivalents consist of all highly-liquid, short-term investments with an original maturity of three months or less.

  Accounts Receivable - The Company reviews a potential customer's credit history before extending credit and generally does not require collateral.
  The Company establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends and other information.

  Inventories - Inventories are valued at the lower of cost (determined on the first-in, first-out basis) or market.

  Prepaid Expenses - Prepaid expenses includes $280,337 in advance promotions paid to an entity controlled by officers of the Company. Amounts are expensed when promotional activities occur.

  Capitalized Infomercial Production Costs - The Company capitalizes certain incremental direct costs and payroll-related costs associated with its infomercial production. Capitalized amounts related thereto are expensed over the lesser of six months or the estimated economic life beginning at the time of the first public showing of the infomercial. Amounts expensed in 1997, 1996 and 1995 were $0, $223,748 and $0, respectively.

  Prepaid Television Time - The Company capitalizes the cost of purchasing a time slot for the airing of infomercials. Upon the airing of the infomercial, the related cost is expensed. During 1997, 1996 and 1995, the total amounts expensed for television time were $7,095,400, $5,227,091 and $0, respectively. As of December 31, 1997 and 1996, prepaid television time was $1,022,144 and $367,161, respectively.

  Property and Equipment - Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which are as follows:

     Computer equipment      3 years
     Office equipment        5 years
     Furniture and fixtures  7 years
     Automotive equipment    5 years
     Exhibit equipment       3 years

  When assets are retired or otherwise disposed of, the cost and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations for the period. Renewals and betterments which extend the life of an existing asset are capitalized while normal repairs and maintenance costs are expensed as incurred.

  Other Assets - Other assets are comprised of licensed technology and trademarks, which are being amortized over five years.

  Fair Value of Financial Instruments - Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures About Fair Value of Financial Instruments, requires management to disclose the estimated fair value of certain assets and liabilities defined by SFAS No. 107 as financial instruments. Financial instruments are generally defined by SFAS No. 107 as cash and cash equivalents, evidence of ownership interest in equity, or a contractual obligation that both conveys to one entity a right to receive cash or other financial instruments from another entity and imposes on the other entity the obligation to deliver cash or other financial instruments to the first entity. At December 31, 1997 and 1996, management believes that the carrying amounts of cash and cash equivalents, accounts receivable, subscriptions receivable, notes receivable, accounts payable, other current liabilities, and notes payable approximate fair value because of the short maturity of these financial instruments.

  Accounting For Income Taxes - The Company follows SFAS No. 109, Accounting for Income Taxes, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statements and the tax bases of assets and liabilities using enacted rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARIES


  Revenue Recognition - Revenue is recognized as products are shipped. Revenue from "upsells" is also recognized when the products are shipped.

  Revenue is also recognized under an arrangement whereby customers responding to television infomercials agree to an upsell. For the year ended December 31, 1997, revenues under this arrangement were $593,388. There was no such revenue for the years ended December 31, 1996 and 1995.

  Net Income (Loss) Per Share - The Company has adopted SFAS No. 128, Earnings per Share, which replaces the presentation of "primary" earnings per share with "basic" earnings per share and the presentation of "fully diluted" earnings per share with "diluted" earnings per share. All previously reported earnings per share amounts have been restated based on the provisions of the new standard. Basic earnings per share are based upon the weighted average number of common shares outstanding. Diluted earnings per share amounts are based upon the weighted average number of common and common equivalent shares for each period presented. Common equivalent shares include stock options assuming conversion under the treasury stock method.

  For the year ended December 31, 1997, the diluted weighted average common shares outstanding included 182,739 of dilutive options. There were no dilutive securities for the years ended December 31, 1996 and 1995.

  Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Stock-Based Compensation - In October 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 123, Accounting for Stock-Based Compensation, which requires the determination and disclosure of compensation costs implicit in stock option grants or other stock rights. The Company adopted certain required provisions of this standard for nonemployee transactions during fiscal 1996. Under the employee transaction provisions, companies are encouraged, but not required, to adopt the fair value of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, but are required to disclose in a note to the financial statements pro forma net income and income per share as if the Company had adopted SFAS No. 123. The Company will continue to account for employee stock-based compensation under APB Opinion No. 25.

  Unaudited Interim Financial Statements - The interim financial data as of and for the three months ended March 31, 1998 and 1997 is unaudited; however, in the opinion of management, all adjustments, including normal recurring accruals, considered necessary for a fair presentation of the results for the interim period have been included.

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARIES


3.  INVENTORIES

  Inventories at June 30, 1998 (unaudited) and December 31, 1997 and 1996 consist of the following:

                                       1998              1997            1996
Raw materials                       $1,074,762        $  415,073      $  416,223
Finished goods                       2,497,463           744,595       1,044,776
Promotional items                      287,457           141,023          73,939
                                    ----------        ----------      ----------
                                    $3,859,682        $1,300,691      $1,534,938
                                    ==========        ==========      ==========


4.  PROPERTY AND EQUIPMENT

  Property and equipment at December 31, 1997 and 1996 consists of the following:

                                                1997            1996
Computer equipment                            $135,164        $ 60,823
Office equipment                                24,319          16,669
Furniture and fixtures                          11,649          11,649
Automotive equipment                            35,925          42,626
Exhibit equipment                               19,813
                                              --------        --------

                                               226,870         131,767
Less accumulated depreciation                 (63,443)        (14,009)
                                              --------        --------

                                               163,427         117,758
Building improvements in progress               56,256
                                              --------        --------

                                              $219,683        $117,758
                                              ========        ========


5.  LICENSE AGREEMENT

  The Company entered into a license agreement which requires the Company to pay royalties of 3.5% of sales (as defined) of the Company's products that utilize certain proprietary technology, trademarks and copyrights. The royalty expense under this arrangement for the years ended December 31, 1997, 1996 and 1995 approximated $1,023,869, $553,900 and $0, respectively. The agreement also called for an initial one-time license fee of $106,190, which the Company capitalized and is amortizing over a five-year period. The Company amortized $21,238, $21,238 and $21,240 for the years ended December 31, 1997, 1996 and
  1995, respectively, resulting in accumulated amortization balances of $63,716 and $42,478 as

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARIES

  of December 31, 1997 and 1996, respectively. The agreement shall remain in effect as long as the Company has not committed any breach of the terms and provisions of the agreement (Note 13).

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARIES

6.   ACCRUED EXPENSES

  Accrued expenses consist of the following at December 31:

                                                                 1997            1996
          Accrued royalties payable                            $   630,113      $ 354,889
          Sales taxes payable                                        8,406         93,727
          Payroll and payroll taxes payable                        567,341        235,430
          Accrued commissions payable                              212,338         19,176
          Other                                                    245,123
                                                               -----------      ---------
                                                               $ 1,663,321      $ 703,222
                                                               ===========      =========

7.   LINE OF CREDIT

  In July 1997, the Company entered into a $4,000,000 line of credit arrangement with a bank. Such line is collateralized by receivables and inventories. Borrowings against the line bear interest at either the bank's reference rate or the LIBOR rate plus 2.25%, at the Company's option. The line expires on July 31, 1999, unless renewed, and is subject to an unused commitment fee of .25% per year of the unused balance. The line contains certain financial covenants including a minimum quick ratio and tangible net worth. As of December 31, 1997, there were no borrowings outstanding under this line.


8.   STOCKHOLDERS' EQUITY

  On June 21, 1995, PIC issued 15,967,500 shares of its common stock in exchange for 100% of the common stock of PSL. In addition to these shares, the existing stockholders of PIC at that date held 789,535 shares of common stock.

  During fiscal 1996, the Company issued 4,891,665 shares of restricted unregistered common stock in exchange for $5,322,630, at prices ranging from $.25 to $2.70 per share.

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARIES

  The Company issued 730,000 shares of restricted unregistered common stock for services performed by outside consultants during the year ended December 31, 1996. Consulting expense was recorded at share prices ranging from $.25 to $2.00 per share and is included in selling and general and administrative expenses.

  During 1996, the Company issued 320,000 shares of restricted unregistered common stock which had been subscribed for $80,000 in fiscal 1995. The $80,000 was collected in the first quarter of 1996.

  In September 1996, the Company entered into an agreement whereby it issued 330,000 shares of restricted unregistered common stock in exchange for a note receivable of $660,000. In September 1997, the common stock was surrendered to the Company in exchange for the cancellation of the note.

  In 1996, the Company received subscriptions receivable aggregating $209,500 for the sale of 155,800 shares of restricted unregistered common stock. Subscriptions of $20,000 were collected in fiscal 1996, with the balance of $189,500 being collected in the first quarter of 1997. During 1997, the Company issued these 155,800 shares of restricted unregistered common stock.

  In January 1997, the Company issued 5,000 shares of restricted unregistered common stock in exchange for cash of $12,500 or $2.50 per share.

  During 1997, the Company issued 180,000 shares of restricted unregistered common stock for services performed by outside consultants. Consulting expense was recorded at share prices ranging from $1.00 to $2.00 per share. The charge is recorded as a component of selling, general and administrative expenses.

9.   STOCK OPTIONS

  Effective June 4, 1997, the Company adopted the Prolong International Corporation 1997 Stock Incentive Plan (the Plan). Under the Plan, the Company may grant nonqualified or incentive stock options for the benefit of qualified employees, officers, directors, and consultants and other service providers.
  A total of 2,500,000 shares of the Company's common stock may be issued under the Plan. The term of the option is fixed by the administrator of the Plan, but no option may be exercisable more than 10 years after the date of grant.

  In October 1996, the Company granted an option to an employee to purchase 30,000 shares of the common stock of the Company at an exercise price of $5.38 per share, which represented the market value at the date of grant. This option was canceled in 1997 and reissued under the Plan.

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARIES

  Stock option activity is as follows:

                                                                     WEIGHTED
                                                                      AVERAGE
                                                      SHARES         EXERCISE
                                                       UNDER           PRICE
                                                      OPTION         PER SHARE
     OUTSTANDING, December 31, 1995                          -         $    -
       Granted                                          30,000         $ 5.38
                                                     ---------

     OUTSTANDING, December 31, 1996                     30,000         $ 5.38
       Granted                                       1,358,688         $ 2.10
       Canceled                                        (33,310)        $(5.04)
                                                     ---------

     OUTSTANDING, December 31, 1997                  1,355,378         $ 2.10
                                                     =========

  All but 30,000 of the outstanding options at December 31, 1997 vest over a five-year period. The remaining 30,000 vest in one year. During 1997, the Company issued 256,500 options with a fair value of $582,434 to outside consultants. During 1997, the Company recorded $43,501 in compensation costs related to the partial vesting of these options.

  As of December 31, 1997 and 1996, no options were exercisable.

  The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations toaccount for stock options. Had compensation cost for the stock option been determined based on the fair value at the grant date consistent with the method of SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net income would have been the pro forma amounts indicated below:

                                                       1997             1996
     Net income, as reported                        $ 2,132,553       $ 721,178
     Net income, pro forma                          $ 1,888,150       $ 657,630
     Pro forma earnings per share:
       Basic                                        $      0.07       $    0.03
       Diluted                                      $      0.07       $    0.03

  The fair value of options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield, expected volatility range of 113% to 148%, risk-free interest rate of 6.9% and an expected life of 7 1/2 years.

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARIES

10.  INCOME TAXES

  The provision for income taxes consists of the following for the years ended December 31, 1997, 1996 and 1995:

                                                    1997            1996            1995
         Current:
           Federal                              $ 1,063,979      $  178,816      $      -
           State                                    301,725          72,747         1,600
           Foreign                                    3,678
                                                -----------      ----------      --------

                                                  1,369,382         251,563         1,600

         Deferred:
           Federal                                   52,462         (34,027)
           State                                     15,520         (10,262)
                                                -----------      ----------      --------

                                                     67,982         (44,289)
                                                -----------       ---------      --------

                                                $ 1,437,364       $ 207,274      $  1,600
                                                ===========       =========      ========

  The provision for income taxes differs from the amount that would result from applying the federal statutory rate, as follows:

                                                                         1997             1996            1995
     Federal statutory income tax rate                               $ 1,213,772     $  315,674      $  (140,808)
     State income taxes, net of federal benefit                          209,381         41,241            1,600
     Change in valuation allowance                                                     (112,900)          94,808
     Other                                                                14,211        (36,741)          46,000
                                                                     -----------     ----------      -----------

                                                                     $ 1,437,364     $  207,274      $     1,600
                                                                     ===========     ==========      ===========

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARIES

  Temporary differences which give rise to deferred tax assets and liabilities are as follows at December 31, 1997 and 1996:

                                                          1997         1996
Deferred tax liabilities:
  Prepaid television time                              $(437,886)    $     -
  State taxes                                                         (3,489)

Deferred tax assets:
  Accrued vacation                                        22,374       1,325
  Allowance for doubtful accounts                        103,983      40,824
  Inventory reserve                                       52,322       5,629
  Accrued expenses                                       233,725
  Other                                                    1,789
                                                       ---------     =======

                                                       $ (23,693)    $44,289
                                                       =========     =======

11.  COMMITMENTS AND CONTINGENCIES

  Leases - The Company leased its office facilities, located in three adjacent buildings, under month-to-month operating leases during 1997, 1996 and 1995. Additionally, it leases some office equipment under operating leases. In October 1997, the Company executed a seven-year lease agreement for building and warehouse space of approximately 29,000 square feet located in Irvine, California. The lease agreement calls for monthly lease payments of $22,081, subject to a 4% annual increase, commencing on November 1, 1997. For the months of December 1997 through April 1998, there is no requirement for lease payments, with the lease payments then commencing again in May 1998. The Company recorded an imputed rent expense for one month in the 1997 income statement. The lease also carries an option to purchase the land and building on or before April 30, 1998. Qualified tenant improvements of $100,000 will be paid by the lessor.

  Future minimum rental commitments under noncancelable operating leases are as follows:

     Year ending December 31:
       1998                                          $  200,443
       1999                                             299,149
       2000                                             307,547
       2001                                             315,248
       2002                                             320,932
       Thereafter                                       597,542
                                                     ----------

                                                     $2,040,861
                                                     ==========

  Lease expense was approximately $137,500, $61,900 and $67,500 for the years ended December 31, 1997, 1996 and 1995, respectively.

  Guarantee - The Company is a guarantor on a note wherein a stockholder of the Company is the lender and the company from which the technology is licensed (Note 5) is the promissor. The maximum guarantee is $36,000.

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARIES

  Royalties - The Company is obligated to pay royalties to the producer of a one-half hour, direct-response television commercial (infomercial) at the rate of 1.5% of gross sales (as defined) generated from direct-response television sales made via an 800 telephone number which utilizes the infomercial video footage. For the years ended December 31, 1997, 1996 and 1995, the Company expensed approximately $174,266, $151,400 and $87,084, respectively, under this arrangement.

  In connection with this infomercial, the Company is obligated to pay royalties to another individual at the rate of 1% of gross sales resulting from direct-response sales from the infomercial. The agreement has a term of three years beginning in January 1996. Guaranteed minimum payments are: $40,000 in 1996; $50,000 in 1997; and $60,000 in 1998. The Company expensed approximately $116,177 and $100,900 under this arrangement for the years ended December 31, 1997 and 1996, respectively.

  The Company has an arrangement with an individual whereby it has agreed to pay royalties on all net retail sales according to the following rates: 1.5% from November 1, 1996 through October 31, 1997; 1.25% from November 1, 1997 through October 31, 1998; and 1% from November 1, 1998 through October 31, 1999. For each of the years included in the arrangement, the Company must pay a guaranteed minimum amount of $15,000. Earnings maximums under this arrangement are: $100,000 in year one, $125,000 in year two and $150,000 in year three. Either party has the option to extend this arrangement for an additional four years. For the years ended December 31, 1997 and 1996, the Company expensed approximately $134,753 and $7,800, respectively, under this arrangement.

  Endorsement and Sponsorship Agreements - The Company has entered into endorsement and sponsorship agreements with various automotive and racing personalities for product marketing and promotion purposes. The remaining terms for individual agreements range from one to three years. The Company is committed to aggregate future payments under these agreements as follows:

     Year ending December 31:
      1998                                                        $1,874,000
      1999                                                         1,170,000
      2000                                                           600,000
                                                                  ----------

                                                                  $3,644,000
                                                                  ==========
  Endorsement and sponsorship expense charged to operations related to these agreements was approximately $956,000, $87,500 and $0 for the years ended December 31, 1997, 1996 and 1995, respectively.

  Litigation - The Company is subject to certain litigation which arises in the normal course of business. Management does not believe that the outcome of any of these matters will have a material adverse effect on the Company's financial position or results of operations.


12.  RECENTLY ISSUED ACCOUNTING STANDARDS

  Effective January 1, 1998 the Company adopted SFAS No. 130, Reporting Comprehensive Income,. SFAS No. 130 requires the reporting of comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from nonowner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gain/loss on available-for-sale securities. During the periods presented, the Company had no changes in equity from non-owner sources. Accordingly, a statement of comprehensive

PROLONG INTERNATIONAL CORPORATION AND SUBSIDIARIES

  income has not been provided as comprehensive income applicable to common stockholders equals net income applicable to common stockholders for all periods presented.

  During 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. This statement requires the reporting of financial and descriptive information about reportable operating segments, as well as information about major customers. The Company will adopt the provisions of SFAS No. 131 in the 1998 year-end consolidated financial statements.


13.  SUBSEQUENT EVENTS

  On February 5, 1998, the Company entered into a definitive agreement to purchase the assets of EPL Pro-Long, Inc. (EPL), which includes the patents for lubrication technology currently under license to the Company, for 2,993,035 shares of the Company's common stock and the assumption of certain liabilities. The close of this transaction is pending review by state and federal securities regulators and a majority approval by EPL stockholders.
  The transaction, if consummated, will be accounted for under the purchase method. Unaudited pro forma information as if the transaction had occurred on January 1, 1997 is as follows:

                                                 BEFORE            AFTER
                                              TRANSACTION       TRANSACTION
Net revenues                                  $29,846,795       $29,846,795
Net income                                      2,132,553         2,301,856
Net income per common share:
  Basic                                       $      0.08       $      0.08
  Diluted                                     $      0.08       $      0.08

EPL PRO-LONG, INC.


UNAUDITED FINANCIAL STATEMENTS AS OF AND FOR THE TWO MONTHS ENDED JUNE 30, 1998 AND 1997 AND THE YEARS ENDED APRIL 30, 1998, 1997, 1996 AND 1995





The accompanying financial statements of EPL Pro-Long, Inc. as of and for the two months ended June 30, 1998 and 1997 and the years ended April 30, 1998, 1997, 1996 and 1995 were prepared by the management of EPL Pro-Long, Inc. and are unaudited. In the opinion of EPL Pro-Long, Inc.'s management, such financial statements include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows as of the dates and for the periods presented.

                              EPL PRO-LONG, INC.
                                BALANCE SHEETS
                                  (UNAUDITED)

                                          June 30,                          APRIL 30,
                                            1998             1998             1997             1996
                                       --------------   --------------   --------------   --------------
CURRENT ASSETS:
Cash                                      $     6,120      $    10,633      $    56,708      $         0
Accounts receivable                           204,152          324,152          313,274                0
Inventories                                         0                0                0                0
Prepaid expenses                                4,484            5,284                0                0
                                       --------------   --------------   --------------   --------------

TOTAL CURRENT ASSETS                          214,756          340,069          369,982                0

Property and equipment                              0                0                0                0
Patents, net                                  283,288          290,837          336,135          381,432
                                       --------------   --------------   --------------   --------------

TOTAL ASSETS                              $   498,044      $   630,906      $   706,117      $   381,432
                                       ==============   ==============   ==============   ==============

CURRENT LIABILITIES:
Accounts payable                          $   104,250      $   164,250      $   579,020      $   663,780
Advance from customer                               0                0                0                0
Loan payable-current portion                        0           22,710                0            3,722
Accrued interest payable                            0                0                0          124,044
Other current liabilities                           0                0                0                0
                                       --------------   --------------   --------------   --------------

TOTAL CURRENT LIABILITIES                     104,250          186,960          579,020          791,546

Loan payable                                        0                0          188,603          280,000
                                       --------------   --------------   --------------   --------------
TOTAL LIABILITIES                             104,250          186,960          767,622        1,071,546

Commitments and contingencies

STOCKHOLDERS' EQUITY:
Common stock                                  135,473          135,473          135,473          135,473
Contributed capital                         1,516,553        1,516,553        1,516,553        1,516,553
Retained deficit                           (1,258,232)      (1,208,080)      (1,713,532)      (2,342,141)
                                       --------------   --------------   --------------   --------------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)          393,794          443,946          (61,506)        (690,114)
                                       --------------   --------------   --------------   --------------
TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY                                   $   498,044      $   630,906      $   706,117      $   381,432
                                       ==============   ==============   ==============   ==============

See notes to financial statements.

                              EPL PRO-LONG, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED DEFICIT
                       FOR THE TWO MONTHS ENDED JUNE 30,
                                  (UNAUDITED)

                                                                   1998                1997
                                                                ------------       ------------
Net royalty revenue                                             $          0       $    151,053
Cost of goods sold                                                         0                  0
                                                                ------------       ------------
Gross profit                                                               0            151,053
Selling, general and administrative expenses                          48,948            115,417
                                                                ------------       ------------
Operating profit (loss)                                              (48,948)            35,636

OTHER (INCOME) AND EXPENSE:
Other (income)/expense                                                    86                  0
Interest expense                                                       1,290              4,454
                                                                ------------       ------------
Other (income) and expense                                             1,204              4,454

Income (loss) before provision for income taxes                      (50,152)            31,182
Provision for income taxes                                                 0                  0
                                                                ------------       ------------
Net income (loss)                                                    (50,152)            31,182

Retained deficit at beginning of period                           (1,208,080)        (1,713,532)
                                                                ------------       ------------
Retained deficit at end of period                                ($1,258,232)       ($1,682,350)
                                                                ============       ============


See notes to financial statements.

                              EPL PRO-LONG, INC.
                 STATEMENTS OF OPERATIONS AND RETAINED DEFICIT
                         FOR THE YEARS ENDED APRIL 30,
                                  (UNAUDITED)

                                                         1998                 1997                  1996                 1995
                                                  ------------------   ------------------   -------------------   -----------------
Net royalty revenue                                     $    854,892         $    766,274          $    199,610         $     2,414
Net sales                                                          0                    0                 2,589             252,703
Cost of goods sold                                                 0                  894                35,086              83,151
                                                  ------------------   ------------------   -------------------   -----------------
Gross profit                                                 854,892              765,380               167,113             171,967
Selling, general and administrative expenses                 314,182              184,115               159,146             325,395
                                                  ------------------   ------------------   -------------------   -----------------
Operating profit                                             540,710              581,265                 7,967            (153,428)


OTHER (INCOME) AND EXPENSE:
Other (income)                                                     0              (75,662)             (100,000)             (4,000)

Interest income                                                    0                  (22)                    0                   0
Interest expense                                              32,171               28,340                73,645              96,929
                                                  ------------------   ------------------   -------------------   -----------------
Other (income) and expense                                    32,171              (47,344)              (26,355)             92,929

Income (loss) before provision for income taxes              508,539              628,609                34,322            (246,357)

Provision for income taxes                                     3,087                    0                 2,104                 119
                                                  ------------------   ------------------   -------------------   ------------------

Net income (loss)                                            505,452              628,609                32,218            (246,476)


Retained deficit at beginning of period                   (1,713,532)          (2,342,141)           (2,374,359)         (2,127,883)

                                                  ------------------   ------------------   -------------------   ------------------

Retained deficit at end of period                        ($1,208,080)         ($1,713,532)          ($2,342,141)        ($2,374,359)

                                                  ==================   ==================   ===================   ==================


See notes to financial statements.

                              EPL PRO-LONG, INC.
                           STATEMENTS OF CASH FLOWS
                       FOR THE TWO MONTHS ENDED JUNE 30,
                                  (UNAUDITED)

                                                                               1998              1997
                                                                               ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                            $(50,152)         $ 31,182
                                                                             ---------         --------
Adjustments to reconcile net income (loss) to
      net cash provided by (used in) operating activities:
      Depreciation and amortization                                             7,549             7,551
      Changes in assets and liabilities:
      Accounts receivable                                                     120,000            28,947
      Prepaid expenses                                                            800                --
      Accounts payable                                                        (60,000)          (39,185)
                                                                             ---------         ---------
Net cash provided by operating activities                                      18,197            28,495

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans                                                                --                --
Repayments on loans                                                           (22,710)          (31,547)
                                                                             ---------         ---------
      Net cash (used in) financing activities                                 (22,710)          (31,547)
                                                                             ---------         ---------

NET INCREASE (DECREASE) IN CASH                                                (4,513)           (3,052)
CASH, BEGINNING OF PERIOD                                                      10,633            56,708
CASH, END OF PERIOD                                                          $  6,120          $ 53,656
                                                                             =========         =========
SUPPLEMENTAL DISCLOSURES:
      Cash paid during the period for:
      Income taxes                                                           $      0          $      0
                                                                             =========         =========
      Interest                                                               $  1,290          $  4,454
                                                                             =========         =========


See notes to financial statements.

                              EPL PRO-LONG, INC.
                           STATEMENTS OF CASH FLOWS
                         FOR THE YEARS ENDED APRIL 30,
                                  (UNAUDITED)

                                                              1998            1997            1996            1995
                                                              ----            ----            ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)                                           $ 505,452       $ 628,609       $ 32,218       ($246,476)
Adjustments to reconcile net income (loss) to
    net cash provided by (used in) operating activities:
    Depreciation and amortization                              45,298          45,297         47,631          52,374
    Changes in assets and liabilities:
    Accounts receivable                                       (10,878)       (313,274)        11,223          29,441
    Inventories                                                     0               0         26,944          36,168
    Prepaid expenses                                           (5,284)              0              0          13,071
    Accounts payable                                         (414,770)        (84,761)       (27,755)         23,104
    Accrued expenses                                                0        (124,044)        38,319          85,725
    Advance from customer                                           0               0        (45,410)         45,410
                                                            ----------      ----------      ---------      ----------
    Net cash provided by operating activities                 119,818         151,827         83,170          38,817

CASH FLOWS FROM FINANCING ACTIVITIES:
Return of contributed capital                                       0               0              0          (9,000)
Repayments on loans                                          (165,893)        (95,119)       (83,170)        (33,036)
                                                            ----------      ----------      ---------      ----------
       Net cash (used in) financing activities               (165,893)        (95,119)       (83,170)        (42,036)

NET INCREASE (DECREASE) IN CASH                               (46,075)         56,708              0          (3,219)
CASH, BEGINNING OF PERIOD                                      56,708               0              0           3,219
                                                            ----------      ----------      ---------      ----------
CASH, END OF PERIOD                                         $  10,633       $  56,708       $      0        $      0
                                                            ==========      ==========      =========      ==========

SUPPLEMENTAL DISCLOSURES:
       Cash paid during the period for:
       Income taxes                                         $   3,087       $       0       $  2,104        $    119
                                                            ==========      ==========      =========      ==========
       Interest                                             $  32,171       $  28,340       $ 20,256        $ 11,204
                                                            ==========      ==========      =========      ==========


See notes to financial statements.

                            EPL PRO-LONG, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                _______________

1.   Business and Management's Plans:

     EPL Pro-Long, Inc. (the "Company") was incorporated in the state of California in July 1988. The Company owns a patent for an extreme pressure lubricant additive for use in metal lubrication, commonly referred to as anti-friction metal treatment ("AFMT"). The Company licenses the right to use the AFMT formula and the "Prolong" name exclusively to Prolong Super Lubricants, Inc. Aside from actions taken with respect to its patent ownership, such as receiving royalty payments from Prolong Super Lubricants, Inc., the Company conducts no significant business activities.


2.   Summary of Significant Accounting Policies:

     Cash and Cash Equivalents:
     -------------------------
     Cash and cash equivalents consist of all highly liquid investments with an original maturity of three months or less.

     Inventories:
     -----------
     Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or market.

     Property and Equipment:
     ----------------------
     Property and equipment is stated at cost, less accumulated depreciation. Depreciation is computed using the straight line method over the assets' lives, which range from five to seven years, whichever is shorter. When assets are retired or otherwise disposed of, the cost and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations for the period. Renewals and betterments which extend the life of an existing asset are capitalized while normal repairs and maintenance costs are expensed as incurred.

     Patents:
     -------
     Patents are recorded at cost and are being amortized over a period of fifteen years. The Company assesses the recoverability of the patents on a periodic basis using an undiscounted cash flow analysis on its margins for the sale of the related products.

                              EPL PRO-LONG, INC.

                         NOTES TO FINANCIAL STATEMENTS


2.   Summary of Significant Accounting Policies, continued:

     Advance From Customer:
     ---------------------
     Advance from customer represents a royalty payment received from Prolong Super Lubricants, Inc. prior to its being earned by the Company.

     Accounting For Income Taxes:
     ---------------------------
     The Company follows Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes," which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statements and the tax bases of assets and liabilities using enacted rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

     Revenue Recognition
     -------------------
     Revenue is recognized as products are shipped. Royalties are recognized as products are shipped from Prolong Super Lubricants, Inc. to third party purchasers.

     Accounting Estimates:
     --------------------
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to provide estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


3.   License Agreement:

     The Company entered into a license agreement whereby the Company is entitled to receive royalties of 3.5% of sales (as defined) of products sold by Prolong Super Lubricants, Inc. that utilize certain proprietary technology, trademarks and copyrights. This agreement shall remain in effect as long as a breach of the terms and provisions of the agreement has not been committed.

                              EPL PRO-LONG, INC.

                         NOTES TO FINANCIAL STATEMENTS

3.   License Agreement, continued:


     On February 5, 1998, the Company entered into a definitive agreement to sell its assets and certain liabilities to Prolong Super Lubricants, Inc. in exchange for 2,993,035 shares of common stock of Prolong International Corporation. The close of this transaction is pending the review by state and federal securities regulators and a majority approval of the shareholders of the Company. Pursuant to this agreement, royalty payments have been discontinued beginning on February 5, 1998.

4.   Loans Payable:

     Several loans are payable to various shareholders of the Company. The loans carry various interest rates and are payable as the Company has funds. The largest loan is collateralized by all of the Company's assets.

5.   Income Taxes:


     At April 30, 1998, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $1,200,000 and $270,000, respectively, which begin to expire in 2004. The utilization of net operating loss carryforwards may be limited under the provisions of Internal Revenue Code Section 382.